Exhibit 10.5

Crude Oil Transportation Agreement

BOGOTÁ, D.C., THE 31ST OF AUGUST OF 2013

1

Date of Execution City and Date	August 31, 2013

Contract No.	DC - Crude Oil Transportation Agreement – 018 - 2013

SENDER	PETROLIFERA PETROLEUM COLOMBIA LIMITED
NIT	900.139.306-1

CENIT	Cenit Transporte y Logística de Hidrocarburos S.A.S.
NIT	900.531.210-3

ECONOMIC CONDITIONS

FEE	3,3561 USD / Barrel

CONTRACTED CAPACITY

CRUDE OIL VOLUME (BPDC)	10.000 BPDC
MODALITY	Contracted Capacity Subject to Availability
TERM OF PROVISION OF THE SERVICE	Twelve (12) months

POINTS OF ENTRY AND EXIT

Type of Point	Point Description
Point of Entry	Orito : Main tanks’ entry valve
Exit Point	Tumaco: Main tanks’ entry valve

2

CONTENTS

CLÁUSULA 1.    DEFINITIONS AND INTERPRETATION.    7
CLÁUSULA 2.    PURPOSE AND SCOPE OF THE AGREEMENT    7
CLÁUSULA 3.    SERVICE.    9
CLÁUSULA 4.    TERM    9
CLÁUSULA 5.    PRICE AND TERMS OF PAYMENT OF THE SERVICE.    10
CLÁUSULA 6.    GUARANTEE.    13
CLÁUSULA 7.    REPRESENTATIONS OF THE PARTIES    15
CLÁUSULA 8.    OBLIGATIONS OF THE PARTIES S    16
CLÁUSULA 9.    RESPONSIBILITIES.    18
SECCIÓN 9.01 – RESPONSIBILITY:    18
SECCIÓN 9.02 – EFFECTS OF A JUSTIFIED EVENT:    19
CLÁUSULA 10.    LICENSES, PERMITS AND AUTHORIZATIONS    20
CLÁUSULA 11.    EXCLUSION OF LABOR RELATIONSHIP    20
CLÁUSULA 12.    INDEMNITIES    20
CLÁUSULA 13.    SANCTION FOR THE FAILURE TO COMPLY WITH NOMINATIONS ACCEPTED            22
CLÁUSULA 14.    SUSPENSION OF THE SERVICE    23
CLÁUSULA 15.    RIGHT OF RETENTION.    23
CLÁUSULA 16.    CORPORATE GOVERNANCE CODE AND MONEY LAUNDERING POLICIES:    24
CLÁUSULA 17.    TRANSPARENCY COMMITMENT.    24
CLÁUSULA 18.    VALIDITY    25
SECCIÓN 18.01 – TERM:    25
SECCIÓN 18.02 – EARLY TERMINATION BY CENIT:    25
SECCIÓN 18.03 – EARLY TERMINATION BY THE SENDER:    26
SECCIÓN 20.01 – ASSIGNMENT BY THE SENDER:    26
SECCIÓN 20.02 – ASSIGNMENT BY CENIT:    28
CLÁUSULA 21.    CONFIDENTIALITY    28
CLÁUSULA 22.    DEFAULT.    28
CLÁUSULA 23.    NOTIFICATIONS.    28
SECCIÓN 23.01 – REQUIREMENTS:    29
SECCIÓN 23.02 – EFFECTS OF THE NOTIFICATIONS:    29

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SECCIÓN 23.03 – CHANGE OF THE NOTIFICATION ADDRESS:    29
SECCIÓN 23.04 – NOTIFICATION ADDRESS:    29
CLÁUSULA 24.    LAW APPLICABLE    30
CLÁUSULA 25.    RESOLUTION OF CONTROVERSIES    30
CLÁUSULA 26.    INTEGRITY OF THE AGREEMENT AND AMENDMENTS    30
SECCIÓN 26.01 – INTEGRITY OF THE AGREEMENT:    30
SECCIÓN 26.02 – AMENDMENTS:    31

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TABLE OF ATTACHMENTS

ATTACHMENT A DEFINITIONS33
ATTACHMENT B CENIT’S TRANSPORTER MANUAL35
ATTACHMENT C ENTRY AND EXIT POINTS94
ATTACHMENT D QUALITY OF THE HYDROCARBON TO BE TRANSPORTED95
ATTACHMENT E CENIT’S COMPLIANCE MANUAL97
ATTACHMENT F MODEL OF THE STAND - BY LETTER OF CREDIT158
ATTACHMENT G CENIT’S CORPORATE GOVERNANCE CODE160
ATTACHMENT H ETHICS CODE187

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Contrato de Descargue de Crudo
Attachment G
Cenit’s Corporate Governance Code

CRUDE OIL TRANSPORTATION AGREEMENT

This Crude Oil Transportation Agreement (hereinafter, the “Agreement”) is entered into on the thirty first (31st) of August of 2013 (the “Execution Date”):

1.
CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S.A.S., a Colombian commercial simplified shares’ company, domiciled in the city of Bogotá, incorporated by private document of the 15th of June of 2012 and registered in the commercial record on the same date, with commercial registration number No. 02224959 (hereinafter, “CENIT” or the “Transporter”), legally represented by EUGENIO GÓMEZ HOYOS, identified with the Colombian I. D. Card No. 79.121.780 of Fontibón acting in his capacity as general attorney, according to the power of attorney granted by public deed No. 1910 of the 3rd of July of 2013 of Notary 51 of the city of Bogotá representative duly empowered to enter into this act; and

2.
PETROLIFERA PETROLEUM COLOMBIA LIMITED a company organized and existing according to the laws of Cayman Islands, acting through the Colombian branch of a foreign company established with its main place of business in Bogotá by public deed number 1682 of the 2 of March of 2007 before the 6th Notary of the City of Bogotá, with commercial registration number 01681481 jointly represented for the execution of this Agreement by Duncan Nightingale identified as it appears next to his signature, and Iván Tobón García, identified as it appears next to his signature, authorized for such purposes according to the certificate of existence and incumbency issued by the Chamber of Commerce of Bogotá hereinafter, the “SENDER”, and jointly with CENIT, the “Parties” and, each one of them, a “Party” or the “Party”).

The Parties have agreed to enter into this Agreement which will be governed by the terms and conditions stipulated in the clauses below, after the following

RECITALS:

1.	Whereas, CENIT is the owner of the Private - use Pipeline called Orito – Tumaco (OTA). (hereinafter, the “Pipeline”).

2.	Whereas, the SENDER requires the transportation service for Crude Oil Owned by the SENDER through the Pipeline.

3.	Whereas, the Crude Oil Owned by the SENDER meets the Quality Specifications demanded by CENIT in Attachment D to this Agreement for the provision of the Pipeline transportation service.

4.
Whereas, CENIT agrees to provide the transportation service in the terms and conditions established in this Agreement and the SENDER expressly accepts that said service will be provided under the modality of Contracted Capacity Subject to Availability as established by the Transporter Manual, which is part of this Agreement as Attachment B.

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5.	Whereas, the SENDER knows and accepts in their entirety the terms, conditions and requirements established in CENIT’S Transporter Manual.

Based on the foregoing considerations, the Parties have agreed to enter into this Agreement which will be governed by the following:

C L Á U S E S

Cláusula 1.Definitions and Interpretation.
(a)    The capitalized terms in this Agreement, excepting that it is expressly stated otherwise, shall have the meaning given to them in Attachment A hereto. Likewise, the terms defined in the Transporter Manual that is integral part of this Agreement as Attachment B. may be used in this Agreement. In the event of conflict between the Definitions contained in Attachment A of this Agreement and those set forth in the Transporter Manual, those established in Attachment A shall prevail.
(b)    The headings of the Clauses and of the Sections of this Agreement are included exclusively with purposes of reference and of simple convenience but do not limit, define or describe in any way the scope and the intention of the contents of each one of the respective Clauses or Sections.
(c)    A reference to a “Clause”, “Section” or “Attachment” is a reference to a clause, section or attachment of this Agreement, unless the context clearly determines otherwise.
(d)    The words employed in this Agreement in singular include the plural and the plural includes the singular.
(e)    A reference to a gender includes the references to the other gender.
(f)    When the words “include” or “including” are utilized in this Agreement, it shall be construed that the respective lists are declarative and not excusive.
(g)    All the references to this Agreement mean this Agreement, including all the Attachments thereof. The words “in this”, “of this”, “to this” and “under this” as well as other similar expressions, refer to this Agreement as a whole and not to an Article, Attachment, Section or another subdivision in particular.

Cláusula 2.    Purpose and Scope of the Agreement

Sección 2.01    – Purpose:
(a)    CENIT agrees, within the terms and conditions established in this Agreement and its attachments, to transport through the Pipeline, from the Point of Entry agreed and detailed in Attachment C to this Agreement (hereinafter, the “Point of Entry”) and up to the Exit Point agreed and detailed in Attachment C to this Agreement (hereinafter, the “Exit Point”), Crude Oils owned by

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the SENDER delivered by it at the Point of Entry (hereinafter, the “Service”) for up to the Contracted Capacity established in Sección 2.023 of this Agreement.
(b)    The scope of the obligations for CENIT in this Agreement is limited to the receipt, custody, transportation, transfer, indispensable operational storage for the transportation as well as the delivery to the SENDER or whoever it designates, of a volume of Crude Oil with a quality different from the one delivered by the SENDER as a result of the blend of the different Crude Oils received by CENIT in the Pipeline, once the Volumetric Compensation by Quality procedure has been completed according to the provisions of the Transporter Manual.
Sección 2.02    – Adjustments by Quality Specifications:
(a)    The Effective Capacity of the Pipeline can have variations as a function of the quality of the Crude Oil delivered by the SENDER.
(b)    In the event that a SENDER nominates for transportation Crude Oil of such a quality that together with all the Crude Oils nominated it can generate a reduction of the Effective Capacity of the Pipeline, or may affect or mean a disadvantage of the other Crude Oils delivered to the Pipeline, CENIT shall consider this effect and will reflect it in a lower capacity to be assigned to the SENDER by the change of Quality Specifications.
(c)    In the event that the SENDER delivers for transportation Crude Oil of a quality different from the one determined in the Nomination and accepted by CENIT for transportation and which affects the Effective Capacity of the Pipeline, the SENDER accepts to transport a lower equivalent quantity due to the change of quality of the Crude Oil delivered.
Sección 2.03    – Contracted Capacity:
(a)    During the Term for the Provision of the Service, the SENDER will have a Contracted Capacity Subject to Availability for the transportation of Crude Oil Owned by the SENDER of up to 10.000 BPDC (hereinafter, the “Contracted Capacity”). The SENDER acknowledges that the Contracted Capacity is subject to the existence of Available Capacity in the Pipeline.
(b)    If the SENDER so requires, CENIT may, ay its own discretion and subject to the existence of Available Capacity in the Pipeline, accept requests of the SENDER in excess of the Contracted Capacity (hereinafter, the “Additional Capacity”). In such case, the request will be accepted in equal conditions versus third parties. CENIT’S lack of acceptance of a nomination for Additional Capacity made by the SENDER will not be considered as a breach of the Agreement and it will not generate any liability whatsoever for CENIT.
Sección 2.04    – Disposal of the Contracted Capacity:
(a)    CENIT may utilize and dispose of the Contracted Capacity that, being nominated by the SENDER and assigned by CENIT as per the Nomination Process, is not effectively utilized by the SENDER and without prejudice to the provisions of clause 22 of the Transporter Manual.

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(b)    The utilization by CENIT of the Contracted Capacity Subject to Availability as per the provisions of sub - section (a) above will not generate any right of compensation or other in favor of the SENDER.

Cláusula 3.    Service.

Sección 3.01    – Description of the Service:
(a)    The Service that CENIT agrees to provide by virtue of this Agreement comprises only and exclusively: (i) to receive the Crude Oil Owned by the SENDER at the Point of Entry that meets the Quality Specifications, (ii) custody, make the indispensable operational storage for the transportation, to transport and to make the transfer of the Crude Oil Owned by the SENDER, and (iii) deliver to the SENDER at the Exit Point the Crude Oil resulting from the blend of the different Crude Oils received by CENIT in the Pipeline according to the provisions of the Transporter Manual.
(b)    The Service does not include the provision of the offloading service in docking areas, treatment of Crude Oils, storage in export ports or pumping stations, loading, or the provision of port services. It is the responsibility of the SENDER to have the infrastructure required to perform the aforementioned activities or to hire the respective services; CENIT does not assume under this Agreement any responsibility whatsoever for the lack or failure of the services that the SENDER must have.
Sección 3.02    – Nominations of the SENDER:
(a)    The SENDER commits to deliver to CENIT, in the terms and conditions established in the Transporter Manual, the information about the projections of the volumes to be nominated as well as the update thereof.
(b)    The SENDER agrees to make the Nominations in compliance with the Nomination Process established in the Transporter Manual. CENIT shall not be obliged to honor extemporaneous Nominations of the SENDER according to the provisions of the Attachment B.

Cláusula 4.    Term
Sección 4.01    – Term for the Provision of the Service:
(a)    The Service, for up to the Contracted Capacity, will be provided for twelve (12) months as from the Execution Date (hereinafter, the “Term for the Provision of the Service).
(b)    Without prejudice to the provisions of Sección 4.01(a) above, the Term for the Provision of the Service will end in the cases of early termination of the Agreement as peer the provisions of Cláusula 18.

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Sección 4.02    – Extension:
(a)    The Term for the Provision of the Service may be extended only by express agreement between the Parties, through the execution of a document before the date of termination of the Agreement, after the definition of the special conditions applicable to the eventual extension.
(b)    Unless the Parties agree otherwise, in the document that must be signed according to sub - section (a) above, the terms and conditions established in this Agreement will be applied to the provision of the Service during any of its extensions.

Cláusula 5.    Price and Terms of payment of the Service.
Sección 5.01    – Value of the Agreement:

The amount of this Agreement is undetermined. Its final value will correspond to the total value of the product of the addition of all the invoices issued by CENIT for the payment of the Fee and it will be established once it is ended and the final liquidation thereof is made according to the provisions of Cláusula 19 of the Agreement.
Sección 5.02    – Modality of Payment of the Service:
(a)    The Agreement is made under the Use and Pay modality, so the SENDER will pay the Fee agreed for the Barrels effectively received to be transported by CENIT within the Contracted Capacity, as per the terms and conditions established in this Agreement.
(b)    Under no circumstances may the SENDER be exonerated or released from its responsibility to pay the Fee during the Term for the Provision of the Service as per the provisions of this Agreement.
Sección 5.03    – Fee:
(a)    The SENDER agrees, irrevocably and unconditionally, by the execution of this Agreement to the payment of the following fees approved by the Ministry of Mines and Energy for each Barrel effectively received to be transported in the Pipeline (hereinafter, the “Fee”):

(i)	Orito – Tumaco Pipeline – OTA : US$ 3,3561 / Barrel
(b)    The Fee must be paid by the SENDER according to the provisions of Sección 5.04 of this Agreement. The calculation of the amount payable by the Service will be made based on the volumes nominated by the SENDER and accepted by CENIT for one Month of Operation.
Sección 5.04    – Payment and Invoicing:
(a)    Modality, Frequency and Term for the Payment: The SENDER irrevocably and unconditionally agrees to: (i) pay the Fee for the Service under the modality of Use and Pay

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established in this Agreement, on a monthly basis, within thirty (30) days after the date in which CENIT issues the invoice for the provision of the Service.
(b)    Currency of Payment: The payments will be made in Colombian pesos using the arithmetic average of the Representative Market Rate certified by the Financial Superintendence or the entity that takes its place, of the days of the month that corresponds to the Service invoice.
(c)    Place of Payment: The SENDER must make the payment by bank deposit or transfer into any of the bank accounts that CENIT, as the holder, informs to the SENDER in each invoice.
(d)    Invoicing: CENIT will send to the SENDER no later than on the twentieth (20th) day of each Calendar Month, the invoice with the amount that the SENDER must pay for the Service based on the nomination made by the SENDER and accepted by CENIT for the respective Month of Operation.
Sección 5.05    – Transportation Tax:
(a)    The SENDER shall be responsible for the transportation tax as per the provisions of the regulations in force. The calculation of the amount payable as transportation tax on the SENDER’S charge will be made based on the “Net Standard Volume” (“NSV”) without compensation reported in the Volumetric Compensation by Quality of the Pipeline and certified by the independent inspector at the Point of Entry of the Pipeline.
(b)    The process for the payment of the transportation tax will be performed by CENIT in its capacity as Transporter. However, the amount determined according to the legal procedure in force will be assumed by the owner of the Crude Oil in its capacity as SENDER and paid to CENIT.
(c)    The transportation tax will be invoiced on a quarterly basis, independent from the invoices for the Service, no later than twenty (20) Days after the closing of the Volumetric Compensation by Quality of the last month of the quarter, by the issuance of an invoice or equivalent document in Colombian pesos charged to the SENDER, based on the NSV to which the Volumetric Compensation by Quality has not been applied.
(d)    The SENDER irrevocably agrees to pay the invoice or equivalent document in Colombian Pesos within fifteen (15) Days after the filing of the invoices or bills by CENIT. The objections to the invoice will not interrupt the term for the payment of the invoice. The delays in the payment thereof will generate late payment interest.
(e)    For information purposes, CENIT will send to the SENDER the information of the estimate of the amount of the transportation tax every month, on the last day of the month after the closing of the Volumetric Compensation by Quality at the latest.
(f)    The adjustments in the invoicing or equivalent document related to the Transportation tax, will be made when: (i) there are adjustments in the amount charged to the

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SENDER, derived from the calculation received by the Ministry of Mines and Energy; or (ii) there are adjustments due to objections to the invoices, as per the procedure set forth by the Parties. Those adjustments will be acknowledged and offset by CENIT against the amounts of the liquidation of the immediately subsequent quarter.
Sección 5.06    – Adjustments of the Invoicing of the Service:
(a)    CENIT will make adjustments to the invoicing based on the “Gross Standard Volume”, reported in the CVC of each Pipeline and certified by the independent inspector at the Pipeline’s Point of Entry.
(b)    CENIT will make adjustments to the invoicing based on the volumes invoiced and on the volumes actually transported. If as a result of the adjustment mentioned in this item it is established that the SENDER paid in excess for the Service, CENIT will compensate the SENDER generating a credit note for the excess amounts paid in favor of the SENDER to be credited in the invoicing issued for the services provided under this Agreement or under other agreements between the SENDER and CENIT. In case that the Term for the Provision of the Service under this Agreement has ended or if there are no other contractual relationships between CENIT and the SENDER, CENIT will pay back the excess amount charged within thirty (30) business Days after the acknowledgement by CENIT. If, on the contrary, as a result of the adjustment the subject matter of this Section it is established that the SENDER paid an amount lower than the one that would correspond for the volumes actually offloaded, CENIT will issue the respective adjustment invoice, which will be paid within thirty (30) Days after the date of issuance thereof, using the arithmetic average of the Representative Market Rate certified by the Financial Superintendence or the entity that takes its place of the month in which such invoice is issued.
Sección 5.07    – Objections:

If the SENDER does not agree with any invoice presented by CENIT, it will so inform to the latter in writing, without prejudice of making the payment within the term established in this Clause. The Parties will act in a prompt and joint manner to determine the reason of the difference within a term of fifteen (15) business Days after the communication of the SENDER, which must be submitted by the SENDER with all the vouchers or evidences to support the objection:
(a)    If the Parties establish that the SENDER paid in excess, and provided that the Term for the Provision of the Service has not ended, CENIT will acknowledge it to the SENDER generating a credit note for the Service in favor of the SENDER to be credited in the invoicing issued for the services provided under this Agreement or under other agreements between the SENDER and CENIT. In case that the Term for the Provision of the Service under this Agreement has ended or if there are no other contractual relationships between CENIT and the SENDER, CENIT will pay back the excess amount charged within thirty (30) business Days after the acknowledgement by CENIT.
(b)    If the Parties determine that the SENDER paid an amount lower than the one determined in the bill or invoice, the SENDER will pay to CENIT within thirty (30) Days after the expiration of the term mentioned in the heading of Sección 5.07 of this Contract all the amounts owed to CENIT, and in this case no interest will accrue in favor of CENIT.

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(c)    In case that CENIT does not accept the objection presented by the SENDER, and once the term established in the heading of Sección 5.07 of this Agreement has lapsed, it will so inform to the SENDER in writing, giving the explanations required and attaching all pertinent supporting data, within the next fifteen (15) business Days.
Sección 5.08    – Common Invoicing Issues:
(a)    Late Payment: the delay in the payment of any invoice, as per the provisions of this clause, will generate the payment, on the charge of the SENDER, of late payment interests at the maximum rate legally allowed for commercial late payment interest calculated from the date in which the relevant invoice had to be paid and until the actual payment thereof. The interest will be calculated and paid in Colombian pesos using the average Representative Market Rate of the Days in which the late payment interest accrues.
(b)    The invoices for the payment of late payment interest as per the preceding item must be paid by the SENDER no later than thirty (30) Days after the date of issuance by CENIT in the terms of this Section.
(c)    Source of Payment: The amounts deposited by the SENDER in any of CENIT’S bank accounts must come from the SENDER’S own accounts who, in a written document at the beginning of the Agreement will certify the origin of its funds. The foregoing in agreement with CENIT’S Compliance Manual.
(d)    CENIT, to facilitate and streamline the verification of the invoices by the SENDER, will send, by electronic mail, in PDF format, to the electronic address determined by the SENDER in this Agreement, a copy of the respective invoices and of the credit notes, as the case may be.
(e)    For all the purposes of this Agreement, it shall be construed that an invoice has been presented by CENIT to the SENDER on the date in which the same has been sent by electronic mail or fax to the electronic address or to the fax number set forth in this Agreement. Simultaneously, or on the next day, CENIT will send the originals of the invoices with the respective supporting data to the offices of the SENDER. The SENDER agrees to receive the invoice once it is filed by CENIT.

Cláusula 6.    Guarantee.

Sección 6.01    – Amount and Term of the Guarantee:

In order to guaranty the compliance with each and all of the obligations of the SENDER under this Agreement, including the payment of the invoices issued by CENIT as well as the late payment interest generated by the default of the SENDER for the failure to comply with its payment obligations, and without prejudice to the other rights and prerogatives of CENIT under this Agreement, the SENDER agrees to establish in favor of CENIT as insured and Beneficiary and to deliver to CENIT, a Guarantee within ten (10) Days after the Execution Date for an amount equivalent to three (3) months of Service, amount that is obtained from multiplying the Fee by the

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Contracted Capacity by ninety (90) Days, with a validity of at least twelve (12) months (hereinafter, the “Guarantee”), under any of the following modalities:
(a)    A surety covering the payment of the Services, governed by CENIT’S general clauses set forth in Attachment I to this Agreement, issued by an insurance company legally established in Colombia, duly authorized by the Financial Superintendence to operate in the country. If this is the modality of Guarantee chosen by the SENDER, within the term established in this Section for its delivery, the SENDER must deliver to CENIT the certificate issued by the insurance company evidencing the payment of one hundred per cent (100%) of the respective premium; or
(b)    An irrevocable Stand - By Letter of Credit payable upon demand issued by (i) a banking establishment authorized to operate in Colombia with credit rating of at least A+ for your long – term debt in pesos, or (ii) a foreign financial entity that has representation or a confirming and paying bank in Colombia, with long – term debt risk rating in dollars not worse than that of the external sovereign debt of Colombia issued according to the International Standby Practices (ISP98) of the International Chamber of Commerce, for which it may use the form contained in Attachment G to this Agreement.

Sección 6.02    – Enforceability of the Guarantee:

(a)     CENIT may enforce the Guarantee, in whole on in part and on demand, when faced with a breach of the obligations of the SENDER under Agreement.

(b)     For the case of the insurance policy, the Guarantee may be made effective when the SENDER breaches any of the payment obligations assumed with CENIT, because of the Agreement, against the presentation of one of the following documents to the insurance company: (i) the claim filed by CENIT with the insurance company; or (ii) in the event of a dispute between the parties, a copy of the decision that settles it and certification of CENIT stating that the SENDER has not complied with any obligation derived from the Agreement or it has not complied with the obligation determined by the competent judge within the term set forth by it.

Sección 6.03    – Term of the Guarantee and Renewals:

(a)    Notwithstanding the fact that the Guarantee is issued in the terms of Sección 6.01 of this Agreement, the SENDER must have at all times and maintain in force the Guarantee during the term of this Agreement plus ninety (90) Days. The SENDER must renew the Guarantee for the Term for the Provision of the Service, as per the rules established in the preceding items as correspond to a surety or to “Stand - by” letters of credit, at least thirty (30) Days before the end of the initial term or its extension, as the case may be. Likewise, for purposes of the renewal of the Guarantee for the Term for the Provision of the Service, it may change the modality, namely, switching from surety to Stand - By Letter of Credit or vice versa.

(b)    It will be a condition indispensable for the provision of the Service to establish and maintain the Guarantee for the Term for the Provision of the Service. In consequence, CENIT may suspender the provision of the Service or terminate the Agreement in an early manner when the

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Guarantee for the Term for the Provision of the Service is not in force or when it is not renewed for at least thirty (30) Days before the initial term thereof or of its extension, as the case may be, and that will not release the SENDER from its payment obligations and other obligations derived from this Agreement.

Sección 6.04     – Conditions of the Guarantee:
(a)    In the case of local financial institutions, the Guarantee must expressly state that the issuer waives the benefit of excussion contemplated in article 2.383 of the Civil Code. In the case of Guarantees issued by foreign financial institutions, it must express that it is on demand and irrevocable and the benefit of excussion or similar ones must be waived.
(b)    The surety will not expire due to the lack of payment of the premium or because of unilateral revocation and its text must state it.
(c)    If the insurance company or entity that grants the Guarantee establishes any percentage as deductible and makes it effective in the case of a loss, the amount to be cancelled will be assumed by the SENDER.
(d)    The sender will be responsible for the SENDER deductions made by the company granting the guaranty in a way that CENIT receives the total amount charged within the insured values.

Cláusula 7.    Representations of the Parties

Sección 7.01    – Representations of the SENDER:

The SENDER represents, in favor and to the benefit of CENIT, that:
(a)    It is a company with presence established in the Republic of Colombia, according to the Colombian legislation.
(b)    Is fully qualified according to the laws of the Republic of Colombia, its corporate by – laws and other provisions of a corporate nature to enter into this Agreement and comply with the obligations acquired by virtue of it, and the execution and performance thereof have been authorized according to all the corporate requirements and other corresponding actions.
(c)    The execution and performance of the Agreement is not a breach or default of the terms or provisions of any agreement or contract in which it is party, its by – laws, or any law, regulation or court order.
(d)    This Agreement is a valid and binding obligation of the SENDER and is enforceable according to the terms and conditions thereof, excepting for the general rights of the creditors under reorganization or business liquidation proceedings.
(e)    Knows and accepts the Transporter Manual of the Pipeline in all of its terms, which

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is integral part of this Agreement as Attachment B.
(f)    It is not a person or entity that has been forbidden to enter into transactions or negotiations for persons of the United States of America, under any of the programs of sanction of the United States of America by the Office of Foreign Assets Control (“OFAC”) of the Treasury Department of the United States of America; or that has been included or is included in future within the sanctions imposed, among other, under the U. N. Security Council, the European Union or Switzerland.
Sección 7.02    – Representations of CENIT:

CENIT represents, in favor and to the benefit of the SENDER, that:
(a)    It is a simplified shares’ company incorporated in the Republic of Colombia, according to the Colombian legislation, dedicated, among other things, to the construction, operation and maintenance of the Pipelines.
(b)    Is fully qualified according to the laws of the Republic of Colombia, its corporate by – laws and other provisions of a corporate nature to enter into this Agreement and comply with the obligations acquired by virtue of it, and the execution and performance thereof have been authorized according to all the corporate requirements and other corresponding actions.
(c)    The execution and performance of the Agreement is not a breach or default of the terms or provisions of any agreement or contract in which it is party, its by – laws, or any law, regulation or judicial order.
(d)    This Agreement is a valid and binding obligation of CENIT and is enforceable according to the terms and conditions thereof, excepting for the general rights of the creditors under reorganization or business liquidation proceedings.
(e)    It is not a person or entity that has been forbidden to enter into transactions or negotiations for persons of the United States of America, under any of the programs of sanction of the United States of America by the Office of Foreign Assets Control (“OFAC”) of the Treasury Department of the United States of America; or that has been included or is included in future within the sanctions imposed, among other, under the U. N. Security Council, the European Union or Switzerland.

Cláusula 8.    Obligations of the Parties

Sección 8.01    – CENIT’S Obligations:

Besides the obligations established in the Transporter Manual and those established in the Law, CENIT is particularly obligated to:
(a)    Inform, within the terms contemplated in the Transporter Manual, when there is Available Capacity, so the SENDER can nominate and transport the Contracted Capacity.

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(b)    Receive at the Point of Entry the Crude Oil Owned by the SENDER, up to the volume that corresponds to the Contracted Capacity. CENIT will not have the obligation to receive Crude Oil: (i) when the same does not comply with the Quality Specifications agreed in this Agreement; (ii) when the SENDER does not have Nomination accepted in the Pipeline’s Transportation Program, or (iii) when there are no agreements in force of the SENDER or facilities that allow the delivery of the Crude Oil at the Exit Point.
(c)    Maintain the custody of the Crude Oil delivered from the Point of Entry up to the moment in which it is delivered to the SENDER at the Exit Point. Notwithstanding the foregoing, in the event that the SENDER does not receive the Crude Oil in the Exit Point under the terms set forth in the Transporter Manual, CENIT’S responsibility to maintain in custody the Crude Oil will cease.
(d)    Transport and transfer through the Pipeline the Crude Oils delivered by the SENDER, from the Point of Entry up to the Exit Point according to the Transporter Manual. CENIT will not be obligated to transport the Crude Oils of the SENDER in a segregated manner.
(e)    To store the Crude Oil since it is delivered at the Point of Entry and until it is delivered to the SENDER at the Exit Point, exclusively to facilitate its transportation pursuant to this Agreement, which does not include the storage for export or the segregated storage of the Crude Oil.
(f)    To deliver to the SENDER or whomever it designates as consignee at the Exit Point, the Crude Oil resulting from the blend of the different Crude Oils received by CENIT in the Pipeline as determined in the Transporter Manual.
(g)    To carry out all other obligations arising from the nature of the Agreement.

Sección 8.02    – Obligations of the SENDER:

Besides the obligations established in the Transporter Manual and those established in the Law, the SENDER is particularly obligated to:
(a)    To do the Nomination of the Crude Oils to be transported, according to the procedure established in the Transporter Manual.
(b)    To deliver the volume required for the filling of line as determined by item 19 of the Transporter Manual.
(c)    To deliver at the Point of Entry the Crude Oils Owned that have been included in the Transportation Program, as a result of the Nomination Process with the Quality Specifications and the requirements set forth in this Agreement.
(d)    To receive at the Exit Point the Crude Oils transported, pursuant to the provisions of the Transporter Manual and to the procedures established by CENIT, or in case that it

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designated a consignee different from the SENDER, it must take all the measures necessary for said consignee to receive the Crude Oil according to the provisions of the Transporter Manual and the procedures established by CENIT, and the SENDER is in all cases responsible for the receipt of the Crude Oil. In case that it does not receive the Crude Oil at the Exit Point, the provisions established in the Transporter Manual will apply.
(e)    To evidence before CENIT, before the Nomination, that the SENDER or the consignee designated by it, have Contracted Capacity for the evacuation of the Crude Oil Owned by any of the pipelines as from the Exit Point of the Pipeline that allows the evacuation of the Crude Oil to be delivered for transportation.
(f)    To enter into the agreements with other Transporters or with port operators as required to ensure the delivery of the Crude Oils at the Exit Point, without affecting the operation of the Pipeline.
(g)    To make the payment of the Fee agreed and the other items as the case may be, in the terms and conditions established in this Agreement.
(h)    To make the payment of the transportation tax, in the conditions established in this Agreement and in the law.
(i)    To perform all other obligations arising from the nature of the Agreement.

Cláusula 9.    Responsibilities.

Each Party will be responsible for the losses or damages caused to the other because of the failure to comply with its obligations under this Agreement, in the terms established in this clause.

Sección 9.01	– Responsibility:

Besides the responsibilities established in the Transporter Manual, the Parties will be answerable as follows:
(a)    None of the Parties will be responsible with the other, in no case and under no circumstance, for any indirect, special or consequential damage.
(b)    In the event of Non – Identifiable Losses higher than those established in the Transporter Manual or the legal provision that amends them, attributable to CENIT, CENIT will repair the damage suffered by the SENDER. For such purposes, the Parties represent, accept and understand that excepting loss or damage, or the Non – Identifiable Loss that exceeds the percentages established in the Transporter Manual, is caused by willful misconduct or gross negligence of CENIT, CENIT will only be answerable: (i) regarding direct damages, for up to seventy five per cent (75%) of the Declared Value of the Barrels of Crude Oil lost, and (ii) as loss of profit, up to twenty five per cent (25%) of the amount that CENIT has to indemnify according to the

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provisions of sub - section (i) above. All of the foregoing provided that the damage is duly proven.
(c)    In case of losses or damages derived from the non – transportation by CENIT no transportation of the capacity Nominated by the SENDER and accepted by CENIT, it will pay as indemnification for direct loss and loss of profit, up to a maximum sum of money equivalent to one hundred per cent (100%) of the Fee multiplied by the number of Barrels not transported. The foregoing limitation will not apply in the cases of willful misconduct or gross negligence of CENIT.
(d)    In the cases of losses or damages derived from causes other than those established in sub - sections (a) and (b) above for causes imputable to CENIT, it will be answerable only for direct loss and loss of profit for a sum of money of up to 100% of the Fee multiplied by the number of barrels nominated by the SENDER for the Month of Operation in which the damage or loss occurred. The foregoing limitation will not apply in the cases of willful misconduct or gross negligence of CENIT.
(e)    The compliance with the legal obligations that correspond to each one of the Parties, including, but not limited to those related to the personnel, the compliance of environmental provisions, those related to the legality of the intellectual property rights, of the tax provisions or other similar ones, is on the charge and the sole responsibility of the Party to which said obligation corresponds and its breach will only affect that Party.
(f)    The fact that any of the Parties does not makes the other comply with any of the provisions of this Agreement at any time, will not be considered as a waiver of the compliance of said provision, unless it is notified by the other Party in writing. No waiver to argue a violation of this Agreement will be deemed as a waiver to argue any other violation.
(g)    The Parties represent that they know the public order and security situation of the areas in which the agreement will be implemented, in whole or in part, and each Party assumes its sole and exclusive responsibility for the risks derived from such conditions and, therefore, they cannot bring any claim or action whatsoever against the other Party for damages, losses, injuries, suffered by that other Party in its assets or property, its personnel, agents, contractors, subcontractors (including employees or factors) because of the public order and safety conditions.

Sección 9.02	– Effects of a Justified Event:

In the case of occurrence of a Justified Event that suspends or affects tin whole or in part the provision of the Service:
(a)    CENIT must give notice of the occurrence thereof to the SENDER in writing, within twenty four (24) hours after the time in which it learns of the occurrence of the Justified Event, committing to send a report within the next five (5) business Days.
(b)    CENIT must do all reasonable things required to reestablish the Service and the compliance with the obligations of the Agreement as soon as possible. Likewise, it must use all Reasonable Efforts to minimize or mitigate any delay or additional costs that could occur and keep the SENDER informed of the progress.

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(c)    In case that the Justified Event suspends the provision of the Service by CENIT and subsists for a period of more than three (3) months, continued and uninterrupted as from the occurrence of the event (hereinafter, the “Term of Suspension due to Unjustified Event”), the SENDER shall be entitled to terminate this Agreement without any indemnification in its favor.

Cláusula 10.    Licenses, Permits and Authorizations

The Parties agree to have or obtain and keep in force all the licenses, permits and authorizations required for the compliance with the purpose of the Agreement. Each Party will be individually answerable for all the risks, fines, sanctions or damages that accrue because of the lack of any license, permit or authorization that it has the obligation to obtain and in that sense it will indemnify and hold harmless and defend the other party for that fact before the authorities, judges and third parties.

Cláusula 11.    Exclusion of Labor Relationship
(a)    This Agreement establishes a relationship that is exclusively commercial between the Parties, associated to the provision of the Service, so this Agreement does not configure labor or subordination relationship, or intermediation whatsoever between the Parties, or between any one of them and the personnel that, by virtue of the Agreement, each Party designates for the compliance thereof.
(b)    Each Party and its subcontractors, and the workers of both of them, will not have labor subordination to the other Party, and will not be intermediaries thereof and will have full technical, administrative and management autonomy, in respect of their obligations under this Agreement. Therefore, each Party will assume all risks, utilizing their own means and hiring the personnel required for the performance of this Agreement and, in the execution and timely performance thereof it will strictly comply with its labor obligations as the true and only employer of its workers, as the case may be. Each Party agrees to hold the other Party harmless from any claim it receives because of the breach of the aforementioned provisions. Hence, the execution of this Agreement does not constitute the establishment of a franchise, joint venture, or company, and it does not create a relationship of employee or commercial agent between the Parties.
(c)    None of the Parties is authorized to act on behalf or representing the other, unless expressly authorized in writing.

Cláusula 12.    Indemnities

(a)    Indemnity of each Party: Without prejudice to the provisions of Cláusula 8 of this Agreement, both the SENDER and CENIT, in an independent manner, will be answerable one to another for any and all direct and foreseeable damages that are attributable to their sole responsibility or to that of their employees or factors throughout the term of the Agreement or as a consequence thereof, and commit to protect and fully release the other Party and its managers, employees and agents, from all and / or any claims, lawsuits or actions, responsibility, costs,

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expenses, damage or loss derived from acts that are attributable to its sole responsibility or to that of its employees or factors.
(b)    Procedure: In case that any of the Parties seeks to be held harmless because of the indemnification obligations set forth in this Clause, the claimant Party interested in it must notify the other Party (hereinafter, the “Debtor Party”) in a timely manner of the existence of the process, claim or loss.
(c)    In case of judicial requirements, the claimant Party must answer the lawsuit in a timely manner and implead the Debtor Party, as the case may be, unless the Parties by mutual consent reach a direct agreement. The Debtor Party cannot argue or file a remedy regarding the existence of an arbitration clause in this Agreement.
(d)    In the case of administrative proceedings, the claimant Party must file on time the relevant remedies before the government.
(e)        The Parties may agree at any time that the Debtor Party assumes directly the judicial or administrative defense of the claimant Party. In such event, the claimant Party will give all the cooperation and assistance to the Debtor Party in the adoption of measures and actions necessary or convenient in the course of the proceedings, including the granting of powers of attorney.
(f)        The Parties agree that neither the claimant Party nor the Debtor Party may conciliate, settle or in any way consent or commit in any issue of the proceeding regarding which the claimant Party seeks to be indemnified or defended by the Debtor Party, without the prior consent of the other Party, unless the settlement, conciliation or consent includes the unconditional release of the Claimant Party or of the Debtor Party, as the case may be, from any responsibility derived from the procedure. The aforementioned consent cannot be unreasonably refused or delayed by the party from whom it was asked that such consent would be given.
(g)    The claimant Party and the Debtor Party must maintain a close and permanent coordination regarding the situation and the state of any action or means of defense that the claimant Party had filed or started. If by agreement of the Parties, the Debtor Party assumed the defense in a direct manner, it must maintain the claimant Party informed of the state and progress of the proceedings. Likewise, the claimant Party must inform the Debtor Party of the state and progress of the procedure.
(h)    Once the procedure has concluded, as the case may be, the Debtor Party will have the obligation to pay the claimant Party within a term of no more than sixty (60) Days, counted from the date in which the Debtor Party receives the written communication of the claimant Party regarding the conclusion of the procedure, the amount established in the resolution, judgment, arbitration award or act that ends the proceedings, including all interest, late payment interest and penalties applicable, as determined in the respective act.
(i)    In case that the decision of the Debtor Party is not to start or bring actions or means of defense of, is such is the case, not to make the defense and respective clarifications, the Debtor

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Party will proceed to pay to the claimant Party the amount that corresponds according to the notification of the claim of third parties received, being, as of the date of payment, fully released from any liability for said procedure or requirement.
(j)    The strategy of defense must see that the claimant Party is not affected because of attachments or other damages. In case that these pre – emptive measures, attachment or similar measures affecting the operations of the claimant Party are decreed, the Debtor Party will carry out the legal activities required in order to lift or suspend such measures, and it must act with due diligence and swiftness.
(k)    Regarding any claim of the claimant Party, according to the provisions of this Agreement, the Debtor Party must make the respective payment:

(i)	Within sixty (60) Days after the date in which the claim was made, in case that it refers to an issue regarding which there is no controversy whatsoever between the Parties; or

(ii)	Within sixty (60) Days after the date of the form act that decides about, or the agreement reached regarding the claim, in case that there is controversy among the Parties in respect thereof.
(l)    The Parties agree to cooperate to the fullest extent possible respect any claim of third parties by virtue of this Agreement.
(m)    If after the date in which the respective judicial or administrative proceedings have ended there is a controversy between the Parties regarding the indemnity obligation, the same will be solved using the mechanisms established in Cláusula 25 of this Agreement.
(n)    Impleader: Based on this clause, and if deemed as necessary, any of the Parties may implead the other Party in any type of proceedings brought against it.
(o)    Special Indemnity of the SENDER: The SENDER shall release and hold CENIT harmless for any damage or loss suffered by CENIT as a consequence of the lack of receipt of the Crude Oil at the Exit Point.

Cláusula 13.    Sanction for the Failure to Comply with Nominations Accepted
(a)        Each one of the Nominations made by the SENDER and accepted by CENIT is a commitment to comply with the delivery of the volumes of Crude Oil nominated that are part of the Transportation Program for the Month of Operation.
(b)    Excepting in force majeure events, fortuitous events or acts of a third party that prevent the SENDER from complying with its obligations hereunder, and according to what was established by clause 22 of the Transporter Manual, in the event that the volumes delivered by the SENDER for transportation are lower than ninety five per cent (95%) of the volumes nominated and accepted for transportation, CENIT may charge to the SENDER, as sanction, five per cent (5%)

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additional to the amount of the fee for each Barrel not delivered for transportation (hereinafter, the “Sanction Fee”). The sanction will correspond to the calculation resulting from the multiplication of the Sanction Fee times the number of Barrels that, having been nominated by the SENDER and accepted by CENIT for transportation, have not been effectively delivered at the Point of Entry; the foregoing without prejudice to the responsibility of the SENDER regarding possible impacts on other senders; otherwise, if the delivery of the SENDER is greater than one hundred and five per cent (105%) of its Scheduled Capacity, the Transporter may charge Sanction Fee for each Barrel Delivered in excess in respect of the Scheduled Capacity; the sanction shall correspond to the calculation resulting from the multiplication of the Sanction Fee times the number of Barrels Delivered in Excess for transportation by the SENDER. Said sanction shall be applicable to all senders.
(c)    The Sanction Rate established in letter b) above may be applicable to CENIT in favor of the SENDER when, in the presence of a negligent behavior thereof and provided that it is not due to a Justified Event, CENIT refuses to receive an amount of crude oil that the SENDER is in capacity to deliver for transportation, that exceeds of 5% of the volumes nominated by the SENDER and accepted by CENIT to be transported in the Pipeline, The sanction will correspond to the calculation resulting from multiplying the Sanction Rate by the number of Barrels that, having been nominated by the SENDER and accepted by CENIT for transportation, CENIT refused to receive for the provision of the Service, in excess of five per cent (5%) of the total volumes nominated by the SENDER and accepted by CENIT for the provision of the Service in a given Month of Operation. The sanction established in this item is not and does not configure any obligation for the Parties to include or extend this provision regarding other agreements, contracts or conventions in force or to be entered into by the Parties, and it does not constitute a rule of interpretation of, or regarding, other contracts, agreements or conventions entered into or to be entered into by CENIT and the SENDER.

Cláusula 14.    Suspension of the Service

(a)     CENIT will have the right to suspend the Service, when faced with events that represent the breach of any of the obligations of the SENDER. For such purposes, a communication sent by CENIT to the SENDER notifying of the default, explaining the reasons thereof and contributing the relevant evidences or supporting data will suffice. CENIT grants to the SENDER a term of fifteen (15) Days to cure the breach (the “Grace Period”). If upon the expiration of the Grace Period the SENDER has not cured the default, CENIT may suspend the Service and in no case the SENDER will be entitled to any indemnification whatsoever. The restart of the provision of the Services shall be subject to the prior written approval of CENIT.

(b)     The suspension of the Service does not release or exonerate the SENDER from its obligation to pay the Fee for the barrels actually transported.

Cláusula 15.    Right of Retention.

(a)    Without prejudice to any other right or prerogative, CENIT shall be entitled, at its sole discretion, to retain the Crude Oil that the SENDER has delivered to CENIT, according to the

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provisions of article 1.033 of the Commerce Code, provided that the SENDER is in breach of its payment obligations derived from this Agreement or provided that it is in breach of its obligation to establish and maintain the Guarantee, and anyway until it complies with its obligations. Anyway, if such retention is made, the costs and other expenses incurred by CENIT because of this will be the sole responsibility of the SENDER.

(b)    For the purposes of the retention and sale of the Crude Oil of the SENDER, after thirty (30) Days as from the date in which the SENDER failed to comply with its obligation to pay or to establish or maintain the Guarantee, without having cured the default, CENIT shall have the right to send a Provisional Notice to the Sender and retain and request the deposit of the Crude Oil under its custody.

(c)    Once the period of time mentioned above has passed, CENIT may request the sale of the Crude Oil retained as per the regulations applicable.

Cláusula 16.    Corporate Governance Code and Money Laundering Policies:

The SENDER commits to:
(a)    Respect and abide by the Corporate Governance Code and CENIT’S Ethics’ Code attached hereto in Attachment I and en el Attachment J to this Agreement.
(b)    To try to establish and maintain, to the extent possible, good relationships with the state authorities and the communities settled in the region and in the area in which the Agreement is to be performed.
(c)    To report to CENIT or to whoever discharges its duties, the incidents or issues that may affect its image and / or that of CENIT, within three (3) Business Days after the occurrence thereof, in order to handled them in a consensual manner.

Cláusula 17.    Transparency Commitment.

The Parties commit to:
(a)    Maintain appropriate conducts and controls to guaranty an ethic performance in agreement with the regulations in force.
(b)    Refrain from making (directly or indirectly, or through employees, representatives, affiliates or contractors), payments, loans, gifts, gratuities, commissions to employees, directors, managers, contractors or suppliers of CENIT, public servants, members of bodies elected by popular vote, or political parties, in order to induce such persons to do something or to make a decision or to use their influence in order to contribute in obtaining or keeping businesses in relation to the Agreement.
(c)    To refrain from generating inaccurate records or data, or from disseminating information that affects the image of the other Party when it is based on assumptions that have

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not been proven.
(d)    To prevent any situation that could generate a conflict of interest.
(e)    To communicate in a mutual and reciprocal manner any departure from the line of conduct set forth in this clause.

The SENDER declares that it knows and accepts CENIT’S Ethics’ Code attached hereto in Attachment J to this Agreement. In case that CENIT determines that the SENDER has incurred in conducts that breach this clause, it may terminate this Agreement.

Cláusula 18.    Validity

Sección 18.01	– Term:

This Agreement will be in force on the Date of Execution and will remain in force until its liquidation, salvo unless it is terminated according to Sección 18.02 of this Agreement.

Sección 18.02	– Early Termination by CENIT:

CENIT may terminate this Agreement in an early manner in case that the SENDER seriously breaches the obligations derived from it. For the early termination to proceed due to a serious breach, CENIT will give notice of default to the SENDER in a written communication sent to the address registered in this Agreement in which it will inform of the fact that generated the breach. For the purposes of this clause, it is consider as a serious breach:
(a)    Excepting in force majeure or fortuitous events, or acts of a third party that affect the sender, to deliver less than ninety five per cent (95%) of the Crude Oil nominated by the SENDER and accepted by CENIT in a Nomination Month, three (3) times during one same Calendar Year, provided that such situation affected the Scheduled Capacity and the compliance with the obligations of CENIT with other senders and / or Third parties. Each event of default in the terms herein established will be notified to the SENDER in writing as soon as possible within thirty (30) Days after the end of the Month of Operation in which the default occurred.
(b)    To be overdue for more than thirty (30) Days in the payment of the invoices issued by CENIT pursuant to this Agreement, more than three (3) times during one same Calendar Year.
(c)    The unauthorized assignment of the Agreement by the SENDER.
(d)    The dissolution and liquidation of the SENDER.

Sole Paragraph: The SENDER acknowledges that, without prejudice to what has been established in this article, ant breach of the Agreement will give CENIT the right to apply the sums of money established in the Transporter Manual, to use the Guarantee, demand the penalty clause, as well as to request the indemnification of the damages caused to it by the respective breach.

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Sección 18.03	– Early Termination by the SENDER:
(a)    The dissolution and liquidation of CENIT.
(b)    If at any time during the Term for the Provision of the Service, CENIT does not provide the Service for a period that exceeds of three (3) continuous and uninterrupted because of a Justified Event.
Cláusula 19.    Liquidation.
(a)    Once the performance of the Agreement has concluded or the Term for the Provision of the Service has expired, the Parties will use their best efforts to proceed to the liquidation of the Agreement.
(b)    The Parties will proceed with the liquidation of the Agreement by mutual consent in a term of one hundred and twenty (120) Days after the date of expiration of the Term for the Provision of the Service. For these purposes, CENIT will send to the SENDER a proposal of liquidation of the Agreement on which the SENDER will make the observations or suggestions it considers pertinent.
(c)    Las Parties will see that the liquidation minutes expressly state:

(i)	The declaration about the compliance with the obligations on the charge of each one of the Parties because of the performance of the Agreement;

(ii)	The agreements, conciliations and settlements made by the Parties to end the divergences presented and to be able to be mutually declared clear.
(d)    Once the Agreement has been liquidated by mutual consent, each Party will pay the other Party the fees or the sums of money that for any other reason it owes and results from the final liquidation thereof, once the respective deductions have been made.
(e)    The exercise of liquidation del Agreement the subject of this Clause will not prevent the Parties from resorting to the mechanism for the resolution of controversies established in Cláusula 25 of this Agreement when they consider it pertinent. Likewise, in the event that the Parties are not able to complete the liquidation of the Agreement and if there are payment obligations pending at the time of its termination, the Party that so considers may resort to such mechanism for its enforceability and the exercise of the liquidation will not be considered as a requirement to proceed with the exercise of the relevant actions.
Cláusula 20.    Assignment.

Sección 20.01	– Assignment by the SENDER:

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(a)    The SENDER cannot assign, in whole or in part, its contractual position in this Agreement, or the rights and obligations contained in it, without the prior written consent of CENIT.
(b)    In the event in which the assignment is authorized by CENIT, the assignee must assume all the rights and obligations in the same terms established in this Agreement.
(c)    The assignment can be authorized by CENIT when the SENDER evidences, in a sufficient manner, to CENIT that:

(i)
The assignee is a legal entity duly incorporated and the term thereof is not lower than the term of the Agreement and 3 more years, for which it must deliver the documents that evidence: (1) the legal existence of the legal entity that corresponds to the assignee SENDER, (2) the capacity of the assignee SENDER to assume the rights and obligations of the Agreement, and (3) the legal capacity of the person that will represent the assignee SENDER in the execution of the assignment agreement;

(ii)
The assignee has an adequate financial capacity to cover the obligations derived from the Agreement, for which it must lodge with CENIT a certificate signed by the legal representative (or whomever takes its place)) and the statutory auditor (and if there is not statutory auditor, by a certified public accountant) whereby the assignee SENDER represents that, as of the 31st of December of the year immediately before the assignment, it equity is equivalent to or higher than three (3) times the amount resulting from multiplying (1) the Contracted Capacity, times (2) the Fee, times (3) the number of Days of Service remaining for the termination of the Agreement.

In case that the assignee SENDER does not have this equity, it can furnish a certificate issued by the legal representative (or whomever takes its place)) and the statutory auditor (and if there is not statutory auditor, by a certified public accountant) of an Affiliate of the assignee SENDER, expressing the existence of that equity at the aforementioned date;

(iii)	The assignee is the owner of the Crude Oil;

(iv)
The assignee grants the Guarantee in the terms and conditions established in this Agreement for the Term for the Provision of the Service pending of performance at the time of the assignment and ninety (90) Days more.

(v)
The assignee is not a person or entity that has been forbidden to enter into transactions or negotiations for persons of the United States of America, under any of the programs of sanction of the United States of America by the Office of Foreign Assets Control (“OFAC”) of the Treasury Department of the United States of America; or that has been included or

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is included in future within the sanctions imposed, among other, under the U. N. Security Council, the European Union or Switzerland.

Sole Paragraph: In any case, CENIT reserves the right to authorize or not the total or partial assignment of the Agreement, and it does not have to give any reason thereof to the SENDER. However, in case that the assignee SENDER does not comply with all the conditions established in Sección 20.01 of this Agreement, CENIT may authorize said assignment conditioned to the assignor SENDER being joint and severally liable with the assignee SENDER for all the obligations of this Agreement assigned under the term of the Agreement.

Sección 20.02	– Assignment by CENIT:

CENIT may assign in whole or in part the Agreement, as well as any right or obligation contained in it, where the SENDER’S authorization will not be necessary.

Cláusula 21.    Confidentiality
(a)    The Parties agree to mutually furnish all the technical, commercial, legal and other information that they may require for the performance of this Agreement.
(b)    The Parties mill maintain, and agree that their shareholders, employees, board members, representatives, administrators, Affiliates and the shareholders, employees, board members, representatives, administrators thereof, will maintain in strict confidentiality all the information that they may have or obtain with this Agreement, in the understanding that the foregoing will not apply to: (i) information that is available or that is disclosed to the general public, provided that it has not been disclosed by any of the Parties or any of their shareholders, employees, board members, representatives, administrators, Affiliates and the shareholders, employees, board members, representatives, administrators thereof, with the consent of the other Party; or (ii) information the divulgation of which is required by a law or regulation applicable, ruling or arbitration award.
(c)    The confidentiality obligation agreed in this Clausula 21 will be in force (i) during the entire term of validity of this Agreement and two (2) more years, or (ii) in case of early termination thereof, up to two (2) more years as from the date in which the Agreement is terminated in the terms of Sección 18.02.

Cláusula 22.    Default.

The Parties expressly waive the formalities of the requirement to be declared in default in case of delay or omission in the compliance of the obligations contracted under this Agreement, and therefore, to be judicially reconvened to be in default. For these purposes, the Parties expressly accept that the written communication that the complied Party addresses to the Party in default will suffice.

Cláusula 23.    Notifications.

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Sección 23.01	– Requirements:

The communications and invoices between the SENDER and CENIT that are sent because of this Agreement will require, for their validity, to be in writing and that according to the will of the Party that issues them, are:
(a)    Personally delivered; or
(b)    Transmitted by fax, electronic mail or any other means through which its sending and receipt can be proven.

Sección 23.02	– Effects of the Notifications:

All the communications will be considered as received and will have effects:
(a)    On the date of receipt, if personally delivered, or
(b)    Twenty four (24) hours after the transmission date, if transmitted by fax, electronic mail or any other means through which its sending and receipt can be proven, provided that the confirmation is received within the next three (3) Days.

Sección 23.03	– Change of the Notification Address:

Each Party may change their address for the purposes herein established, giving prior written communication to the other Party fifteen (15) Days before the date planned fro the change.

Sección 23.04	– Notification Address:

All the notifications and communications that the parties must make because of the execution of this Agreement, will be to the following addresses:
(a)    CENIT:

Address	Carrera 9 No. 76 – 49, 4th Floor, Bogotá D.C.
Phone	(571) 3198800 Extension 18642
Fax	571 3198799
E - mail	juan.huertas@cenit-transporte.com
(b)    THE SENDER

Address	Calle 113 No. 7 – 80, 17th Floor
Phone	6585757
Fax	2139327
E - mail	cmarin@grantierra.com/ juanbuitrago@grantierra.com

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Cláusula 24.    Law Applicable

This Agreement will be governed by the laws of the Republic of Colombia.

Cláusula 25.    Resolution of Controversies

Any difference or conflict arising from or related to this Agreement will be solved by an arbitration tribunal. The tribunal will be made up by three (3) arbitrators appointed by the Parties by mutual consent and, in the absence of agreement, by the Arbitration and Conciliation Center of the Chamber of Commerce of Bogotá by draw from the A List of Arbitrators of said Center. The Tribunal will meet in the aforementioned arbitration center according to the legal provisions. Regarding the arbitrators’ and secretary fees, those determined by the Arbitration and Conciliation Center of the Chamber of Commerce of Bogotá will be applied. The decision will be in law.

Cláusula 26.    Integrity of the Agreement and Amendments

Sección 26.01	– Integrity of the Agreement:
(a)    This Agreement contains the integral and total terms accepted and agreed by the Parties to govern the legal business of transportation agreed by them, in respect of the Contracted Capacity and the Service.
(b)    If any provision of the Agreement is forbidden, becomes null, acknowledged as inefficacious or cannot be enforceable according to the legislation in force, all other provisions will survive with full binding and mandatory effects for the Parties, unless the forbidden, null, inefficacious or unenforceable provision is essential in a way that the interpretation or compliance thereof is not possible. In such cases, the Parties agree to negotiate in good faith a valid clause the purpose of which is the same of the same of the null, invalid or unenforceable provision or provisions.
(c)    The special conditions of the deal between the Parties are those established in this Agreement, and therefore they supplement the provisions of the Transporter Manual.
(d)    The following documents are integral part of the Agreement:

ATTACHMENT A DEFINITIONS
ATTACHMENT B CENIT’S TRANSPORTER MANUAL
ATTACHMENT C ENTRY AND EXIT POINTS
ATTACHMENT D QUALITY OF THE HYDROCARBON TO BE TRANSPORTED
ATTACHMENT E CENIT’S COMPLIANCE MANUAL
ATTACHMENT F MODEL OF THE STAND - BY LETTER OF CREDIT
ATTACHMENT G CENIT’S CORPORATE GOVERNANCE CODE
ATTACHMENT H ETHICS CODE

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(e)    Likewise, all the norms and procedures that CENIT has established for the performance of the activities the subject of this Agreement are integral part of this Agreement.

Sección 26.02	– Amendments:

Only the amendments to this Agreement that are evidenced in a document signed by both Parties will be valid. The Transporter Manual may be mended by CENIT according to the regulations in force, and its changes are binding once informed to the SENDER.

[SPACE INTENTIONALLY LEFT BLANK]

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Contrato de Descargue de Crudo
Attachment G
Cenit’s Corporate Governance Code

In witness thereof, it is signed in two (2) identical counterparts, in the city of Bogotá D. C., on the thirty first (31st) Day of the Month of August of 2013.

CENIT    THE SENDER

/s/ Eugenio Gómez Hoyos EUGENIO GÓMEZ HOYOS C.C. No. 79.121.780 of Fontibón General Attorney	/s/ Duncan Nightingale DUNCAN NIGHTINGALE C.C. No. 391.739 of Bogotá Legal Representative
/s/ Iván Tobón García IVÁN TOBÓN GARCÍA C.C. No. 79.751.294 of Bogotá Legal Representative

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Crude Oil Transportation Agreement
Attachment A
Definitions

Attachment A
Definitions

The Definitions contained in this Attachment A will be applied to the Agreement and to any addendum signed as well as to any other Attachment or communication crossed between the Parties. Likewise, the Definitions in the Transporter Manual are part of the Agreement.

Affiliate: Means, in respect of any person, any other person, directly or indirectly Controlled by said person, Controller of said person or subject to the common Control of said person.

Barrels per Calendar Day (BPDC): Means the unit of measurement of the flow related to the average value of a given period.

Cenit: has the meaning determined in the preamble of this Agreement.

Contracted Capacity: Has the meaning determined in Sección 2.01 of this Agreement.

Corporate Governance Code: It is the Corporate Governance Code of CENIT attached hereto as Attachment I to this Agreement.

Agreement: It is this Crude Oil Transportation Agreement.

Control: Means the capacity of one person to submit to its will the decisions of other person or persons. It is assumed if the subordination assumptions of article 261 del Colombian Commerce Code are present.

Crude Oil Owned: Means the Crude Oil produced by the SENDER or its Affiliates and / or the Crude Oil acquired in any other way by the SENDER or its Affiliates.

Quality Specifications: Means the Quality Specifications that the Crude Oil must have for its transportation through the Pipeline which are described in Attachment D to the Agreement.

Execution Date: Haas the meaning given to said term in the preamble of this Agreement.

Guarantee: Has the meaning determined in Sección 6.01 of this Agreement.

Transporter Manual: Is the document the purpose of which is to establish the general conditions for the transportation of Crude Oil owned by the senders through the Pipeline, which constitutes Attachment B to this Agreement and which is integral part thereof.

NSV: Has the meaning determined in Sección 5.05(a) of this Agreement.

Pipeline: Means the set of facilities and assets that make up the private – use system for the transportation and haulage of Crude Oil between Orito and Tumaco for the attention and beneficiation of the production of Crude Oil, according to the higher description set forth in Clause 3 of the Transporter Manual.

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Party or Parties: Means CENIT or the SENDER, or both, according to the context in which the term is used.

Debtor Party: Has the meaning determined in Cláusula 12(b) of this Agreement.

Grace Period: Has the meaning determined in Cláusula 14 of this Agreement.

Term for the Provision of the Service: Has the meaning determined in Sección 4.01 of this Agreement.

Term of Suspension due to Unjustified Event: Has the meaning determined in Sección 9.02(b) of this Agreement.

Nomination Process: Is the Nomination Process established in the Transporter Manual that the SENDER agrees to comply by virtue of the Agreement.

Point of Entry: Will be the Points of Entry described in Attachment C of this Agreement.

Exit Point: Will be the Exit Points described in Attachment C of this Agreement.

Sender: Means PETROLIFERA PETROLEUM COLOMBIA LIMITED as it has been identified at the beginning of the Agreement.

Service: Has the meaning determined in Sección 2.01 of this Agreement.

Fee: Has the meaning determined in Sección 5.03 of this Agreement.

Sanction Rate: Has the meaning determined in Cláusula 13(b) of this Agreement.

Representative Market Rate: Means the Foreign Exchange Representative Market Rate, economic indicator that discloses the daily level of the official foreign exchange rate in the Colombian spot foreign currency market, which corresponds to the arithmetic average of the weighed average U. S. Dollar sale and purchase rates of the interbank operations and transfers carried out by the intermediaries of the foreign exchange market that have been authorized by the Foreign Exchange Statute, and which is certified by the Financial Superintendence of Colombia.

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Attachment B
CENIT’S Transporter Manual

CENIT TRANSPORTE Y LOGISTICA DE HIDROCARBUROS S. A. S.

TRANSPORTER’S MANUAL

C E N I T

APRIL 1, 2013

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TABLE OF CONTENTS

CLAUSE 1 -    PURPOSE    38
CLAUSE 2 -    DEFINITIONS    38
CLAUSE 3 -    GENERAL DESCRIPTION OF THE PIPELINES    46
CLAUSE 4 -    OBLIGATIONS OF THE PARTIES    46
CLAUSE 5 -    TRANSPORTATION FEES    47
CLAUSE 6 -    SPECIAL SERVICES    47
CLAUSE 7 -    [ BLANK ]    48
CLAUSE 8 -    PROJECTIONS, NOMINATION AND TRANSPORTATION PROGRAM    48
CLAUSE 9 -    UNDER OR EXCESS BALANCE    53
CLAUSE 10 -    PRIORITIES IN THE NOMINATION PROCESS    54
CLAUSE 11 -    NOMINATIONS’ REJECTION    55
CLAUSE 12 -    HYDROCARBON’S QUALITY REQUIREMENT    56
CLAUSE 13 -    DETERMINATION OF QUANTITIES AND QUALITY    57
CLAUSE 14 -    VOLUMETRIC COMPENSATION FOR QUALITY    60
CLAUSE 15 -    PIPELINE TRANSPORTATION BULLETIN – BTO    62
CLAUSE 16 -    SPECIAL TRANSPORTATION CONDITIONS    64
CLAUSE 17 -    RULES FOR THE TRANSPORTATION OF SEGREGATED HYDROCARBON    65
CLAUSE 18 -    RISKS AND LIABILITY    66
CLAUSE 19 -    PIPELINE FILL OR LINE FILL    67
CLAUSE 20 -    MANAGEMENT OF THE LOSSES IN THE PIPELINE    68
CLAUSE 22 -    SANCTIONS TO THE OPERATIONAL AGENTS FOR THE NONCOMPLIANCE WITH THE TRANSPORTATION PROGRAM    69
CLAUSE 23 -    HYDROCARBON AFFECTED BY LITIGATION    70
CLAUSE 24 -    INVESTMENTS IN THE PIPELINE    70
CLAUSE 25 -    SOLE RISK OFFERS    71
CLAUSE 26 -    PROCEDURES FOR THE COORDINATION OF OPERATIONS, COMMUNICATIONS AND ATTENTION OF EMERGENCIES    73
CLAUSE 27 -    RESOLUTION OF CONTROVERSIES    74
CLAUSE 28 -    EFFECTIVE DATE    75
CLAUSE 30 -    LEGAL REGIME APPLICABLE    75

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ATTACHMENT 1        76
ATTACHMENT 2        81
ATTACHMENT 3        93

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CLAUSE 1 -	PURPOSE

1.1	According to their nature and pursuant to the provisions of the Petroleum Code, the Pipelines are of private use.

1.2	The purpose of this Transporter’s Manual (hereinafter the “Transporter’s Manual”, or the “Manual”) is to establish the general conditions for the transportation of Hydrocarbons through the Pipelines.

CLAUSE 2 -	DEFINITIONS

The terms herein included shall have the meaning assigned to them in this Manual. The same will be applicable indistinctly for the singular and the plural, and the terms defined in masculine, feminine or neutral will include all genders

2.1	ANH – Is the National Hydrocarbons’ Agency

2.2
Operational Agent or Agent – Means any individual or legal entity, public or private among which the technical and / or commercial relationships in the provision of the service of Transportation of Crude Oil Through Pipelines occur.

2.3	Water and Sediment – Means any material that coexists with the crude without being part thereof.

2.4
Fiscal Year or Calendar Year – Means the term that starts at 00: 00: 01 of the first (1st) day of January of each year and ends on the thirty first (31st) of December of the same year at 24: 00 hours, always referring to Colombian time.

2.5
API – Means (i) the acronym of the “American Petroleum Institute or, in Spanish, the “Instituto Americano de Petróleo”, or (ii) a unit for the measurement of density internationally known as one of the properties of sale of hydrocarbons. It is defined as API = 141.5 / SD – 131.5, where SG is defined as Specific Gravity.

2.6	ASTM – is the acronym of the “American Society for Testing Materials” or, in Spanish, the “Sociedad Americana para Prueba de Materiales”.

2.7
Provisional Notice – Means the notification that the Transporter will give to the Sender about the damages or additional costs derived from the failure to comply with the Sender’s obligations, or about its intention to withdraw and dispose of the Crude Oil of the Sender to pay sums in favor of the Transporter and on the charge of the Sender and / or to prevent operational issues in the Pipeline.

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2.8	Balance for the Sender – Means the Volumetric Balance for each one of the Senders that use the Pipeline.

2.9
Volumetric Balance – means the balance of the Operations to be made by the Transporter at the end of each Month of Operation, in order to establish the different quantities of Crude Oil that are handled in the Pipeline and to make the Determination and distribution of the losses of Crude Oil.

2.10
Barrel – It means the volume equal to forty two (42) gallons of the United States of America. Each gallon is equivalent to three liters and seven thousand eight hundred and fifty three ten – thousandths of a liter (3.7853).

2.11
Gross Barrel – Means the volume of hydrocarbon, including dissolved water, suspended water and suspended sediment, but excluding free water and bottom sediments, calculated at standard conditions (60 ºF and 14.7 lbf / in2, or 15 ºC and 1.01325 bars).

2.12	Net Barrel – Means the volume of hydrocarbon, excluding total water and total sediments, calculated at standard conditions (60 ºF and 14.7 lbf / in2, or 15 ºC and 1.01325 bars).

2.13	Barrels Per Calendar Day (BPDC) – Is the unit of measurement of the volume of flow related to the average value of a given period.

2.14	Barrels Per Operational Day (BPDO) – Is the unit of measurement of the volume of flow related to the days actually operated.

2.15
Pipeline Transportation Bulletin – BTO – Is the website in which the Transporter makes available to the Agents and other parties interested, the information set forth in Resolutions 18i – 1258 and 12 – 4386 of 2010, issued by the Ministry of Mines and Energy, whereby the transportation of Crude Oil through the Pipeline is regulated as well as the Methodology for the determination of Fees, respectively, as amended or replaced from time to time.

2.16
Hydrocarbon Quality – Means the set of physical – chemical characteristics that have a volume of Hydrocarbon that can be transported through the pipeline in normal conditions. These characteristics refer, among other things, to viscosity, API gravity, Specific Gravity, percentage in weight of sulfur, fluidity point, acidity, steam pressure, percentage in water volume, percentage in weight of sediments and contents of salt.

2.17	Contracted Capacity – Means the Pipeline’s capacity committed under Transportation Agreements.

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2.18	Firm Contracted Capacity – Refers to the Contracted Capacity that CENIT commits to guarantee, in a firm manner, to the Sender, calculated in bpdc.

2.19	Contracted Capacity Subject to Availability – Means the Contracted Capacity that CENIT commits with a Sender calculated in bpdc, subject to the existence of Firm Contracted Capacity.

2.20
Design Capacity or Transporting Capacity – Means the Crude Oil transportation capacity set forth for the Pipeline based on the properties of the Crude Oil and the specification of equipment and pipes used for the Pipeline’s design calculations. If the design of the Pipeline is amended to increase that Capacity, it will be the new Design Capacity

2.21	Available Capacity – It means, for a determined period, the difference between the effective capacity and the addition of (i) the Contracted Capacity, and (ii) the Right of First Refusal.

2.22
Firm Available Capacity – Means the Effective Capacity not used and that therefore CENIT can offer for the transportation of Hydrocarbons, This capacity comprises, in consequence, the volumes that correspond to: (i) Available Capacity; (ii) Right of First Refusal not used by the ANH, and (iii) Contracted Capacity not used by the Senders.

2.23
Effective Capacity or Effective Transportation Capacity: Means the maximum average transportation capacity that may be effectively available for the transportation of Crude Oil in a given period. It is calculated as the Nominal Capacity times the Service Factor.

2.24
Nominal Capacity – Means the maximum transportation capacity between a pumping station and a terminal of the Pipeline, or between two pumping stations, calculated considering the equipment installed in the Pipeline and the quality planned of the crude oil for a given period. It is expressed in BPDO.

2.25
Scheduled Capacity – Means the portion of the Pipeline’s Effective Transportation Capacity assigned to each Sender or Third Party that requests the transportation service, according to the provisions of this Manual.

2.26	Remaining Capacity – It is, for one Month of Operation, the difference between the Effective Capacity and the Scheduled Capacity.

2.27	CENIT – Means Cenit Transporte y Logística de Hidrocarburos S. A. S.

2.28
Volumetric Compensation for Quality or CVC – Means the procedure whereby the Senders are compensated for the gain or loss of the quality of the hydrocarbon, determined by the difference between the Crude Oil delivered by

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the Sender at the Point of Entry and the Crude Oil withdrawn by it at the Exit Point.

2.29
Monetary Conditions – Are the tables or formulas to figure out the surcharges and bonuses by Quality of the Hydrocarbon and the deductions for commercial items that will be applied on the Transportation Fee per Segment.

2.30	Connection – means the installation that allows the Delivery of Crude Oil to the Pipeline and the Withdrawal of Crude Oil from the Pipeline.

2.31	Transportation Agreement – Means the written agreement between the Transporter and a Sender, the purpose of which is or comprises the transportation of Crude Oil through the Pipeline.

2.32	Operations’ Coordination – Means the set of activities done by the Transporter to control the development of the Transportation Program and to see to its compliance.

2.33	Distillation Cuts – It shall have the meaning assigned to the term in Annex 2 of this Transporter’s Manual.

2.34
Crude Oil of Hydrocarbon – Means the natural blend of hydrocarbons as per the definition of Article 1 of the Petroleum Code, that exists in underground deposits and that remains in a liquid state at atmospheric pressure after passing through the surface separation facilities, as well as the products necessary to make its transportation viable, such as Diluents.

2.35
Crude Oil to be Transported – Refers to the Crude Oil that is delivered to the Pipeline for its Transportation. This category includes Controlled Crude Oils segregated or separated from the other ones, as well as those blended, and in both cases the same can be mixed with any other substance for the purposes of its transportation.

2.36
Controlled Crude Oil – Means the Crude Oil treated, dehydrated, de – gassed, drained, rested, stabilized and measured in the control facilities and approved by the Ministry of Mines and Energy or whoever takes its place.

2.37	Crude Blend or Blend – Means the combination of different Crude Oils before and / or after being delivered in the pipeline to be transported.

2.38	Segregated Crude Oil – Means the crude oil that, by agreement of the Transporter and a Sender, is decided to be transported through the Pipeline without blending it with other Crude Oil.

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2.39
Right of First Refusal – Means the Right of First Refusal that the National Government has by virtue of the provisions of Articles 45 and 196 of the Petroleum Code for the transportation of all of its Oils.

2.40	Day – Means the twenty – four (24) hour period that starts at 00: 00: 01 of one day and ends at 24: 00 hours of the same day, always referring to Colombian time. The days will be calendar.

2.41	Diluent – means the natural or refined product that is mixed with the heavy Crude oil to facilitate the transportation through the Pipeline.

2.42	Delivery – Means the act whereby the custody of a volume of Crude Oils of the sender is transferred to the Transported to be transported through the Pipeline.

2.43
Reasonable Effort – It means the reasonable and timely measures that a Transporter would have taken, according to the operational requirements of a Pipeline, to prevent a serious damage or its aggravation.

2.44	Station or Initial Pumping Plant – Means the initial Station of the Pipeline.

2.45	Final Station or Terminal – Means the final station of the Pipeline.

2.46
Justified Event – Means any event or circumstance that is beyond the Transporter’s control, such as: Act of God, force majeure, fortuitous event, act of a third party or of the victim, defects inherent to the Crude Oil.

2.47
Service Factor – It means the percentage effectively utilizable of the Nominal Capacity, due to the Pipeline’s temporary operational and maintenance restrictions, as well as those of its connected and ancillary installations, calculated for a determined period, in which the effects of the non – availability of the mechanical equipment, the line maintenance programs and the number of days of the period considered must be taken into account.

2.48	Pollution Front – It means the product resulting from the interface between two crude oils of a different capacity that are transported segregated through the Pipeline, one next to the other.

2.49
Specific Gravity (SG): It means the relationship between the mass of a given volume of the liquid at 15 ºC (or another standard temperature, such as 60 ºF) and the mass of an equal volume of pure water at the same temperature. When results are reported, the standard reference temperature must be specified, for example 15 / 15 ºC.

2.50	Line Fill, Pipeline Fill or System Fill – Means the volume of crude oil necessary to fill the Pipeline and the non – pumpable bottoms of the storage tanks.

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2.51	Transporter Manual or Manual: Means this document that constitutes CENIT’S Transporter Manual.

2.52	Calendar Month – Means the period of time that starts at 00: 00: 01 of the first Day of a Gregorian month and ends at 24: 00 hours of the last Day of the same Gregorian month.

2.53	Nomination Month – Means the Calendar Month in which the Nomination Process takes place, and which is made two (2) Calendar Months before the Month of Operation.

2.54	Month of Operation – Means the Calendar Month during which the Transporter executes the Transportation Program.

2.55	Entry Node – Means the set of installations located in a given geographic area where the sender deliver the Crude Oil and in which a Segment is started.

2.56	Exit Node – Means the set of facilities located in a given geographic area, where the Sender withdraws the Crude Oil from the Pipeline and in which a Segment ends.

2.57
Nomination – Is the formal request of the transportation service of each Sender or Third Party for the Month of Operation, which specifies the transportation volume required, the Entry Point, the Exit Point, the Quality of the Hydrocarbon and the ownership of the Crude Oils the transportation of which is requested.

2.58
Pipeline – Means all physical facilities necessary for the transportation of Crude Oil from the Initial Pumping Station to the Final Station including, among other things, the pipes, the pumping units, the measurement stations, the control systems and the tanks used for the operation of the Pipeline.

2.59	Operator – Means the Transporter, or the individual or legal entity appointed by it, who executes the Pipeline’s operation works.

2.60	Party – Means the Transporter and / or the Sender, or its Assignees, as the case may be.

2.61
Identifiable Losses – Means the losses of crude oil that can be located in a specific point of the pipeline and that are attributable to determined events, such as breakdowns, spillages, thefts or Justified Events.

2.62	Non – Identifiable Losses – Means the normal losses inherent to the transportation operation through the pipeline, which correspond, among other things, to:

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▪	Non – detected illicit extractions

▪	Failures in the factors of the meters

▪	Volumetric Contraction

▪	Leaks / passes on the valves

▪	Evaporation

▪	Escapes

▪	Uncertainties typical of the measurement systems ad associated instrumentation

▪	Uncertainties typical of the laboratory analyses associated to the liquidation of volumes

▪	Propagation of uncertainties typical of the procedures established at an international level for the liquidation of volumes by static and dynamic measurement

▪	Management losses inherent to the Pipeline

2.63	Transportation Plan – It is the projection of the volumes that are going to be transported through the Pipeline and of the Available Capacity in the medium and long – term.

2.64
Prudent Practices of the Industry – Means the practices generally applied by an experienced and prudent pipeline transporter in the United States of America, as amended to adequately reflect the context of the operations in Colombia, when it is necessary due to weather conditions, topography, public order issues, socio – environmental issues or because of the known state of the infrastructure.

2.65
Transportation Program or Program – It means the Pipeline’s operations program for one Month of Operation, made by the Transporter, based on the transport nomination cycle. It specifies the use of the Effective Capacity, the volumes of Crude Oil that come in at the Entry Points and the volumes of Crude Oil that come out at the Exit Points.

2.66	Offer – will have the meaning assigned in Section 24.1 of this Manual.

2.67	Sole Risk Offer – It shall have the meaning allocated in Section 25.1 of this Manual.

2.68
Point of Entry – Means the exact point of the Pipeline in which the Transporter assumes the custody of the Crude Oil delivered by the Sender at the Entry Node. It must be specified in the Transportation Agreement.

2.69	Fluidity Point – means the temperature at which a Crude Oil stops flowing.

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2.70
Exit Point – It is the exact point of the Pipeline in which the Sender withdraws the Crude Oil delivered by the Transporter through the Exit Node and the Transporter’s custody of the Crude ceases. It must be specified in the Transportation Contract.

2.71
Sender – means the individual or legal entity to which the Transporter provides the Hydrocarbons’ Transportation Service through the Pipeline. It shall be construed that the Sender acts as owner of the Crude Oil to be transported unless otherwise specified. The senders include the ANH and the Owner. The Third Parties and the ANH become Senders when they enter into a Transportation Agreement with the Transporter.

2.72	Withdrawal – means the act through which the Transporter returns to the Sender or to whoever it designates, at the Exit Point, a volume of Hydrocarbons, at which point the custody thereof ceases.

2.73	Under - Withdrawal – means the volume of crude oil that a Sender has not withdrawn according to the Transportation Program.

2.74	Over - Withdrawal – means the volume of crude oil that has been withdrawn by a Sender in excess to the provisions of the Transportation Program.

2.75
Transportation Fee – It means the sole monetary value per Gross Barrel that is charged by the Transporter to the Senders for the Pipeline Transportation Service. The surcharges, bonuses and deductions the subject matter of the Monetary Conditions will be applied on this fee.

2.76
Sanction Fee – Means an additional charge to the Crude Oil Transportation Fee that corresponds to a sanction for the Sender’s failure to comply with the Delivery Program and which will be calculated as expressly stated in CENIT’S Transporter Manual.

2.77
Third Party – Means the person that has the ownership title or the possession of Crude Oil and that requests the Transporter to provide a transportation service through the Pipeline, conditioned to the existence of Firm Available Capacity.

2.78	Transporter – It is CENIT, the owner of each one of the pipelines.

2.79	Segment – Means the part of the Pipeline comprised between an Entry Node and an Exit Node, and which must have a Transportation Fee.

2.80
Use or Pay – It is the modality whereby it commits to pay a part of a Firm Contracted Capacity and by virtue of which the Sender has the obligation to pay a Fee for the volume committed, whether or not it uses said capacity in an effective manner.

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2.81
Use and Pay - It is the modality whereby it commits to a part of a Firm Contracted Capacity and by virtue of which the Sender has the obligation to pay a Fee only for the volumes actually used within said capacity.

2.82
Declared Value – (i) for the Vasconia type Crude Oil, it will be the average of the daily closing quotes for the Vasconia Crude Oil, according to Argus’ publication during the Operation Month; (ii) for the Castilla type Crude Oil, it will be the average of the daily closing quotes for the Castilla Crude Oil, according to Argus’ publication during the Operation Month (in all cases the arithmetic average rounded to four decimal figures will be used); and (iii) for Crude Oil other than the one mentioned in items (i) and (ii) above, that does not have a quotation in Argus or in another similar publication, it will be determined utilizing the Specific Gravity (SG) average determined as a function of the API Gravity and sulfur contents (%S) of the Crude Oil to be assessed, according to the quality and quantity report of the Month of Operation, of the Crude the price of which is to be determined, according to the following formula:

Price per Barrel in Dollars = b0 + (b1 * SG) + (b2 + %S)

Where:
b0 = Petroleum base price
b1 = coefficient of the price adjustment for SG
b2 = coefficient of the price adjustment for sulfur contents (%S)

The values for b0, b1 and b2 utilized in this formula will be those obtained in the crude oil valuation process in the Volumetric Compensation for Quality of the Month of Operation in reference, according to the routine procedures established by the Transporter.

2.83	Volume to be Transported – Means the Gross Barrels delivered by the Sender to the Transporter at the Point of Entry.

CLAUSE 3 -	GENERAL DESCRIPTION OF THE PIPELINES

Attachment 1 to this Transporter’s Manual contains a General Description of each one of the Pipelines that are subject to this Transporter’s Manual. Attachment 1 is an integral part of this Transporter’s Manual.

CLAUSE 4 -	OBLIGATIONS OF THE PARTIES

4.1	Senders’ Obligations: Are general obligations of the Sender those contained in the legislation applicable and in Resolution No. 18 – 1258 of the 14th of July

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of 2010 issued by the Ministry of Mines and Energy, as amended, added or replaced from time to time and, in particular, those contained in this Transporter’s Manual and the Transportation Contract entered into with the Transporter.

4.2
Transporter’s Obligations: Are general obligations of the Transporter those contained in the legislation applicable and in Resolution No. 18 – 1258 of the 14th of July of 2010 issued by the Ministry of Mines and Energy, as amended, added or replaced from time to time and, in particular, those contained in this Transporter’s Manual and the Transportation Contract entered into with the Sender.

CLAUSE 5 -	TRANSPORTATION FEES

5.1	Transportation Fee: The Transportation Fee will correspond to the one established according to the methodology for the establishment of fees defined by the Ministry of Mines and Energy.

5.2
Monetary Conditions: Without prejudice to the foregoing, the Transporter may agree with the Senders the Monetary Conditions about the Transportation Fee, in consideration of the commercial and technical concepts listed below, including but not limited to:

▪	Commercial Conditions

▪	Contracted Capacity

▪	Contracted Term

▪	Type of Contract

▪	Terms of Payment

▪	Crude oil quality

5.3
Transportation Tax: The taxes will be payable by and the responsibility of the Party legally obligated to do so. The transportation tax will be the responsibility of the Sender and it is not included in the Transportation Fee.

CLAUSE 6 -	SPECIAL SERVICES

6.1
Increase of the Effective Transportation Capacity: In the event that the Transporter may technically generate increases in the Effective Transportation Capacity for the transportation of Hydrocarbons through the use of friction reduction agents or other operational adjustments, the Senders or Third Parties may use said capacity under the agreements and commercial conditions established by the Parties. The costs derived from the implementation of these alternatives are not part of the transportation fee and therefore will be on the

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Sender’s Charge and cannot be construed as an additional charge for the Transportation Service.

6.2
Transportation of Segregated Crude Oil: In the event that any Sender requires Segregated Crude Oil, the Transporter may agree this option if it is technically and commercially viable, in which case the Sender may use this alternative under the technical and commercial agreements and conditions established with the Transporter. The sender understands and accepts that the costs derived from the implementation of this alternative are additional to the Transportation Fee agreed, will be on its charge and at any time can be construed as an additional fee for the transportation service.

CLAUSE 7 -	[ BLANK ]

CLAUSE 8 -	PROJECTIONS, NOMINATION AND TRANSPORTATION PROGRAM

8.1	Projections

8.1.1
Transportation Plan: In the month of June of each year, the Transporter will prepare the Transportation Plan for the five (5) next calendar years, expressed in Barrels per Calendar Day (BPDC). For the first year, the volumes provided will be the monthly average volumes, and for the subsequent years these will be the annual monthly averages. As a result of this Transportation Plan, the Available Capacity for the transportation of Third Parties’ Crude Oil will be figured out for each one of those periods. This information and the Effective Transportation Capacity will be available for consultation in the BTO.

8.1.2	Procedure: The procedure to be followed is as follows:

(i)
The first business Day if each June or before, all the Senders will forward to the Transporter the information about the projections of volumes to be nominated fro the five next Calendar Years and for the next Calendar Year; this information will be specified on a monthly basis, and it will include the following:

(a)	The Sender’s best estimation of the volume that will be transported in bpdc, supposing uniform flow rates, expressed separately for each hydrocarbon to be delivered.

(b)	The Hydrocarbon’s Quality characteristics;

(c)	The Points of Entry expressed in a separate manner for each hydrocarbon; and

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(d)	The Exit points, expressed in a separate manner for each hydrocarbon.

(ii)
Within the first fifteen (15) Days of the months of September, December and March of each Calendar Year, the Sender will forward to the Transporter the update of the projections of volumes to be nominated in average per day for the remaining Calendar Months of the current Calendar Year and average per day for the next two Calendar Years

8.2	Nomination Scheme and Transportation Programs

8.2.1	Nomination Process: In order to comply with and enforce the Transportation Programs, the following process is established:

(i)	Nomination of the ANH and Senders with Firm Contracted Capacity:

(a)
Publication in the BTO: On the third (3rd) day of the Month of Nomination, at the latest, CENIT will publish in the BTO the Effective Transportation Capacity for the Month of Operation and tentative for the next five (5) months, taking into account the tentative projections of transportation that they have, the Nominal Capacity, the scheduled stoppages of the different systems and its Service Factor.

(b)
Nomination: No later than the fifth (5th) day of the Nomination Month, the ANH or whoever it designates will make the Nomination of the royalties owned by the Nation from the fields served by the Pipeline under the Right of First Refusal. In that same term, the Senders with Firm Contracted Capacity will make the nomination of their firm transportation requirements for the Month of Operation and tentative for the five (5) next Calendar Months.

The Sender must specify: Name of the hydrocarbon, volume to be transported requested, Quality of the Hydrocarbon, -entry Point and Exit Point, as well as other specific information required or requested by the Transporter.

(c)
Nomination Adjustments: If the Nomination of the Royalties is higher than the Right of First Refusal, the Nomination will be adjusted to the volume that corresponds to said Right of First Refusal. The volumes in excess of the Right of First Refusal may be transported subject to the existence of Form Capacity Available. Are considered

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as Crude Oils of royalties those directly nominated by the ANH in its capacity as Sender or to whoever they appoint, excepting when the same are sold to other Sender or to a Third Party, in which case those volumes will not have such Right of First Refusal.
The Senders with Firm Contracted Capacity will have their Nomination adjusted according to the volumes to be transported up to the volume of their Firm Contracted Capacity. The excess volumes may be transported subject to the existence of Firm Available Capacity.

(d)
Acceptance or Rejection: No later than the ninth (9th) day of the Month of Nomination, the Transporter will inform to the ANH and to the other senders with Firm Contracted Capacity of their acceptance or rejection of the Nominations and the final volume accepted, taking into account the priorities and the Contracted Capacity.

(ii)	Publication of the Firm Available Capacity and Nomination of Third Parties and additional of the Senders:

(a)
Publication in the BTO: No later than the tenth (10th) Day, and based on the Nominations accepted according to the procedure established in 8.2.1 (i), the Transporter will figure out the Firm Available Capacity, which will be published in the BTO as a prior requirement of the Nominations of Third Parties and additional of the Senders, that have interest and hire the Transportation Service.

(b)
Nomination of Third Parties and additional of Senders: No later than the twelfth (12th) day of the Nomination Month, (A) the Third Parties will make the Nominations of their Transportation service requirements up to the Firm Capacity Available that the Transporter has published in the BTO, and (B) the Senders with Firm Contracted Capacity and / or with Contracted Capacity subject to Availability, may present their Nominations for up to the Firm Available Capacity published in the BTO for the Month of Operation. In any case, the nomination will be for up to a maximum of the Firm Capacity Available, and they must specify: name of the Hydrocarbon, volume to be transported requested, Hydrocarbon Quality, Entry Point and Exit Point , as well as any other specific information that the Transporter may require or request.

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In addition, all the Third Parties and Senders that make Nominations during this stage must send the tentative transportation needs for the next five (5) calendar Months.

(c)
Apportioning and Adjustment of the Nomination: For the purposes of the priority in the attention of the Nominations received to allocate Firm Capacity Available, it will be construed that all the Nominations made by Senders and Third Parties up to the date indicated by the Transporter will have the same level of precedence and, in case that the same exceed the Firm Capacity Available, will be pro rata of the applications received in this stage ad up to the Firm Capacity Available.

The Nominations made after this date will be considered as late Nominations so the same will be taken into account, provided that once the Firm Capacity Available has been apportioned there is Remaining Capacity.

(iii)
Closing of the Nomination Process: On the sixteenth (16th) day of the Nomination Month, at the latest, the Transporter will close the Nomination Process and it will publish the Nominations approved for all Senders and Third Parties, as well as the Pipeline’s Scheduled Capacity.

(iv)	Publication of the Remaining Capacity and Nomination of Remaining Third Parties:

(a)
Publication in the BTO: On the sixteenth (16th) day of the Nomination Month, at the latest, the Transporter will publish the Remaining Capacity, if such is the case, together with all nominations approved for all Senders and Third Parties and the Pipeline’s Schedule Capacity, as per item (iii) above.

(b)
Nominations of Third Parties and Senders: As from the sixteenth (16th) day of the Nomination Month and up to the fifth (5th) Day of the next Calendar Month, the Third Parties and Senders can make the Nominations of their Transportation service requirements for up to the Remaining Capacity published in the BTO for the Operation Month. In any case, the nomination will be for up to Remaining Capacity, and the following must be specified: name of the Hydrocarbon must be mentioned, volume requested to be transported, Quality of the Hydrocarbon, Entry Point and Exit Point, as well as any other specific information that the Transporter requests or Requires.

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(c)
Precedence in the Allocation of the Remaining Capacity: For the purposes of the priority in the attention of the Nominations received to allocate the Remaining Capacity, the same will be allocated by order of Nominations until the Remaining Capacity id Exhausted.

(d)
The Transporter may allocate the Remaining Capacity provided that it is an alternative that is technically and operationally viable and that will be published on the twelfth (12th) Day of the Calendar Month after the Nomination Month.

(v)	Annual Calendar: CENIT will publish, annually, a detailed calendar of the Nomination process described above, adjusted to business days.

8.2.2	Transportation Program

(i)
Final Schedule: The Transporter will make a final transportation schedule for the month of operation and a tentative one for the five (5) next calendar months, and it will send it to the Senders and Third parties with scheduled capacity no later than the fifteenth (15th) Day of the Nomination Month. This publication will be made in CENIT’S BTO.

(ii)	Amendments: This schedule can be amended by the Transporter, among other reasons, due to:

(a)	Justified events that affect the effective transportation capacity;

(b)	Upon request of the Transporter, accepted by the affected Senders;

(c)	Upon request of a sender, accepted by the Transporter;

(d)	For other circumstances that are not the responsibility of the Transporter;

(e)	For reasons attributable to the Transporter, without prejudice to the liability derived from the breach of its obligations.

8.3
Variations in Deliveries or Withdrawals: The Sender or Third Party will notify to the Transporter, as soon as possible, if it determines that: (i) its Deliveries during one Month of Operation in an Entry Point will be lower than ninety five per cent (95%) of the Scheduled Capacity, or (ii) its Withdrawals in any Exit Point will be lower than ninety five per cent (95%) of the Scheduled Capacity. With the receipt of the information, the Transporter will analyze the impact of the transportation commitments acquired and it will make decisions at its own

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discretion to mitigate the impact, without prejudice to the responsibility derived from the breach of its obligations.

8.4
Extemporaneous Nominations: If the Third Party or Sender fails to comply with the terms determined to nominate according to the procedures contained in this Clause, the Transporter is not obligated to accept these Nominations. The Transporter can only accept extemporaneous Nominations provided that the Pipeline has Firm Capacity Available or Remaining Capacity, as the case may be.

8.5
Final Operation Report: Upon the end of each Month of Operation, the Transporter will write a report that will be sent to the Senders no later than the tenth (10th) business day of the Calendar Month after the Month of Operation, stating the volumes in Gross Barrels and Net Barrels Delivered and Withdrawn and the Qualities of the Hydrocarbon at each Entry Point and Exit Point.

CLAUSE 9 -	UNDER OR EXCESS BALANCE

The following balance procedure is established for each Sender:

9.1	Each Sender will schedule its withdrawals according to the schedule of Deliveries defined by the Transporter.

9.2
In case that a Sender fails to comply or is not complying with its Deliveries’ program during the Operation Month, the Transporter may adjust the respective Sender’s Withdrawals’ program to comply with item 9.1 of this Clause at all times. Anyway, if the Sender does not comply with its Withdrawal program, the Transporter will have the power to suspend the program of Deliveries, without prejudice to the power to charge to the Sender all the costs associated to that breach, including, but not limited to, those related to the storage or disposal of the Hydrocarbon, which will be informed in a Provisional Notice.

9.3	In any case, the Transporter may agree with the nonperforming Sender the option to hire additional storage services, which cannot affect in any way the other Senders of the Pipeline.

9.4
In case if under or excess Withdrawals, it is hereby established that if a Sender Withdraws in Excess or does not Withdraw its Hydrocarbons at the Exit Points, according to the schedule in force, the Transporter will be able, on its part, to start the following procedure:

9.4.1	The Transporter will offer the Under – Withdrawal or a part thereof to the other Senders.

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9.4.2	CENIT will use its best efforts to maintain the program, without prejudice to the liability of the Sender that did not make the withdrawal.

9.4.3	The balance of the Excess Withdrawals will be reflected in the Volumetric Compensation for Quality.

9.4.4
The sender that has not withdrawn will assume all risks derived from the process of disposal or evacuation of the Under – Withdrawals. Likewise, it will be the sole responsible for the costs accrued in the evacuation procedures that must be implemented by the Transporter, which will be informed in Provisional Notices. The sender shall hold the Transporter harmless in the terms established in Clause 18 of this Manual.

9.5
The transporter will make a monthly balance showing, for each Sender, the situation of Excess Deliveries and Withdrawals or Under – Withdrawals. This balance will be the result of the Volumetric Compensation for Quality (CVC) process.

CLAUSE 10 -	PRIORITIES IN THE NOMINATION PROCESS

10.1	Normal Operational Conditions: For the purposes of the Nomination process, the priorities set forth in this clause will be followed:

10.1.1	First Level – Crude from royalties of the Nation that comes from the fields served by the Pipeline, the Volume of which will be of up t twenty per cent (20%) of the Pipeline’s Design Capacity.

10.1.2	Second Level – Nominations of Senders with Transportation Contracts with Firm Contracted Capacity

10.1.3
Third Level – comprises the (i) Nominations of Senders with Transportation Agreements with Capacity Subject to Availability, (ii) Nominations of Third Parties, and (iii) Nominations of Senders additional to their Firm Contracted Capacity.

10.2
Conditions due to the Reduction of the Effective Capacity: Without prejudice to the responsibility that can correspond to the Transporter, if for whatever reason the Effective Capacity is reduced, the following rules will apply:

10.2.1	For the purposes of determining or recalculating the Scheduled Capacity, the Transporter will accept, first of all, the Nominations of the first level Agents referred in item 10.1.1 of this Manual.

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10.2.2
If the Effective Capacity is not enough to see to the Nominations the subject matter of the preceding item, the Transporter will assign to these Agents the Scheduled Capacity pro rata according to the nominated volumes.

10.2.3
If once the Transporter has defined or recalculated the Scheduled Capacity the subject matter of item 1.2.2 there is Firm Available Capacity, the Transporter will assign the Scheduled Capacity for the Agents the subject matter of item 10.1.2 hereof.

10.2.4
If the Firm Available Capacity is not enough to accept the Nominations the subject matter of the preceding item, the Transporter will assign to these Agents the Scheduled Capacity, pro rata to the nominated volumes.

10.2.5
If once the Transporter has defined or recalculated the Scheduled Capacity the subject matter of items 10.2.1 and 10.2.3, there is Firm Available Capacity, the Transporter will assign the Scheduled Capacity in favor of the Agents the subject matter of item 10.1.3 of this manual.

10.2.6
If the Firm Available Capacity is not enough to accept the Nominations the subject matter of the preceding item, the Transporter will assign to these Agents the Scheduled Capacity, pro rata to the volumes nominated in that stage.

CLAUSE 11 -	NOMINATIONS’ REJECTION

Taking into account that the Pipeline is part of an integrated Hydrocarbons’ transportation system, in which CENIT’S systems are afferent of other systems, the following rules for the acceptance or rejection of nominations will apply:

11.1	Because of the Sender: The Transporter may reject any Nomination that comes from a Sender or from a Third Party that:

11.1.1	Is in serious breach of its Obligations within the Transport Agreement, this Manual or the rules applicable, affecting the Transporter’s operations for the following reasons, among other:

11.1.2	The delivery of Hydrocarbons outside the Hydrocarbon’s Quality Specifications indicated in Attachment 3 to this Manual.

11.1.3	Does not deliver the Hydrocarbons or does not deliver enough hydrocarbons for the Line Fill in the proportion that corresponds to it.

11.1.4	Fails to comply with withdrawals according to the Transportation Program.

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11.1.5	Evidences that it does not have the capacity for the transportation of Crude Oil in the supplementary systems downstream the Exit Point.

11.1.6	The Sender or Third Party is being wound up.

11.1.7	The Crude Oil to be transported is affected by litigation or a preemptive measure.

11.1.8	The Third Party refuses to enter into the respective Transportation Contract or to grant the guarantees requested by CENIT.

11.2
Due to a Justified Event: The Transporter may reject an application for a Justified Event without considering it as breach if its obligations as Transporter, provided that it meets the conditions set forth in Clause 18 of this Manual.

CLAUSE 12 -	HYDROCARBON’S QUALITY REQUIREMENT

12.1
The Transporter will publish in the BTO the Minimum Quality Specifications of the Hydrocarbon that it considers as acceptable for its Transportation Service, but the Parties may agree to transport Crude Oil outside the quality specifications.

12.2
Excepting otherwise agreed by the Parties, the minimum Hydrocarbons’ Quality values that must be complied with by the Senders to be accepted for their transportation in the Pipeline are those indicated in Attachment 3 to this Manual.

12.3	Hydrocarbon’s Quality Certificate

12.3.1
Periodic Certificates – The Sender will give to the Transporter a certificate with the Hydrocarbon’s characteristics and Quality specifications. The certificate must be issued by an independent inspection company or by a laboratory duly accredited and delivered by the Sender to the Transporter according to the following rules:

(i)
In Transportation Agreements under the Firm Contracted Capacity modality with a term of more than one (1) year, the Sender must submit the Certificate at the first Delivery of Crude Oil to the Transporter and the Sender has the obligation to submit, on an annual basis, a new certificate on the date agreed with the Transporter;

(ii)
In Transportation Contracts under the Firm Contracted Capacity modality with a term of one (1) year or less, the Sender must deliver the Certificate at the time of the first Delivery of Crude to the Transporter.

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(iii)	In Transportation Contracts under the modality of Contracted Capacity subject to Availability, the Sender must submit a certificate once the Nomination has been accepted.

(iv)
When the Sender submits for the first time Crude oils of qualities other than those delivered under a Transportation Agreement, the certificate will be submitted with the first Delivery of Crude Oil to the Transporter.

12.3.2
Additional Certificates: In addition, the Sender will have the obligation to provide to the Transporter a reviewed certificate whenever the Quality of the Hydrocarbon to be Delivered changes in a substantial manner.

12.3.3
Characteristics of the Hydrocarbon: The minimum characteristics of the Hydrocarbon that must be included in the Certificate are: SSU and cSt Viscosity at 86 ºF, 100 ºF and 140 ºF, API Gravity at 60 ºF, sulfur contents, salt contents, BSW, Acidity, fluidity point and distillation. The Transporter may demand, at its own discretion, additional characteristics.

12.4	Extra Costs

12.4.1
The Transporter and the Sender may agree the delivery of Hydrocarbons f characteristics other than those demanded or agreed, in which case all the costs and expenses necessary to bring the hydrocarbon to transportation specs acceptable for the Transporter must be paid by the Sender, if applicable.

12.4.2	The Agreement to make this scheme operational must be evidenced in writing.

CLAUSE 13 -	DETERMINATION OF QUANTITIES AND QUALITY

13.1	Measurement Equipment and regulations applicable

13.1.1
The quantity and quality measurements and the samples of Hydrocarbons Delivered or Withdrawn will be done by the Transporter or by whomever it appoints through the static or dynamic measurement systems that are installed at the Entry Node and at the Exit Node. Each measurement system installed can include, among other things:

13.1.2
Calibration unit (Prover) installed and calibrated according to the “water – draw” method (water distillation) as per the specifications of the API MPMS – 4 Manual “Petroleum Measurement Standard”, Chapter 4 “Proving Systems” in its most recent edition.

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13.1.3
Positive displacement or Coriolis – type Turbine meters, installed according to the API MPMS – 4 Manual “Petroleum Measurement Standard”, Chapter 6 “Metering Assemblies Standards” in its most recent edition. The factors of the meters will be derived by calibration, utilizing the same standards, taking into account the correction by temperature and pressure.

13.1.4
A device for the ongoing taking of samples as per the specifications of the PI MPMS – 4 Manual “Petroleum Measurement Standard”, Chapter 8 “Sampling” in its most recent edition. The methods to be utilized to determine the characteristics of the samples are as follows:

▪	Water (by distillation) ASTM D 4006

▪	Water by Karl Fisher ASTM D 4377

▪	Salt Contents ASTM D 3230

▪	Sediments (by extraction) ASTM D 473

▪	API Density 1298

▪	Sulphur ASTM D 4294

13.1.5
Also, a BS&W equipment may be available, by the centrifuge method, following, for that case, the ASRM D 4007 test method. The density of the Samples will be determined in the event of damage of the densitometer or to validate or calibrate the samples of the densitometer.

13.1.6	A densitometer for the permanent measurement of density.

13.1.7	A flow – measuring electronic system adjusted to the requirements of API MPMS Chapter 21.2, in its last edition.

13.1.8	The volumetric correction factor that must be applied will be the one that appears in the last edition of tables 23 and 24 of the ASTM 1250 method.

13.1.9	The liquidation of the measurements, dynamic or static, will be made according to the API standard in force, chapter 12 or 14, as corresponds.

13.1.10
The Transporter will give back to the Sender, measured in the Exit Nodes specified by the Sender, a volume of Crude Oil equivalent to the volume delivered by the Sender and measured in the Entry Nodes, with the following adjustments:

13.1.11
Deduction by Identifiable Losses and No – Identifiable Losses. The Identifiable Losses and No – Identifiable Losses will be distributed among the Senders according to the provisions of Clause 20 of this Manual.

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13.1.12	Increases or Reductions that it is necessary to make as a result of making the Volumetric Compensation adjustments.

13.2	Accounting by losses: The volume of all the losses of Crude Oil that occur in the pipeline will be figured out by the Transporter according to the Prudent Practices of the Industry.

13.3	Process of Determination of Quantities and Quality at the Entry and Exit Points:

13.3.1
The quantity measurements and the quality sampling of the Deliveries and Withdrawals (including the calibration of the instruments) will be the responsibility of the Transporter and will be made according to the standards ad the prevailing practices accepted by the API and the ASTM. The equipment installed for the measurement and sampling will be determined by the Transporter.

13.3.2
The Transporter will ensure that there are adequate measuring and calibration procedures in place in the Entry Nodes as well as in the Exit nodes. The calibration of the measuring systems will be made according to the Prudent Practices of the Industry. The calibration factor of the meters will be effective only as from the date of the last calibration, excepting in case of manifest error, in which case the last valid calibration factor will be applied.

13.3.3
The Transporter has the responsibility to rake Crude Oil samples that are representative according to the API Standards and with the adequate volume per each Delivery and each Withdrawal made. The frequency of said sampling will be occasionally determined by the Transporter based on the continuity of the quality of the Crude oil, among other factors. The samples will be utilized for the following purposes: (i) to determine the quality of each Delivery or Withholding, and (ii) as counter – sample that the Transporter will preserve for a period of no more than thirty (30) days for the transfer of custody at the Point of Entry and / or Exit Point of the Pipelines other than the export ports. In these, the preservation period will be governed by the provisions of the Technical Rules of Operation of he respective port and it will be considered up to ninety (90) days. The counter – sample will be preserved for the case in which there is any claim regarding a specific Delivery or Withdrawal.

13.3.4
The volumes of Crude Oil that the Transporter commits to transport will be determined using the Pipeline’s measurement systems, following the API and ASTM standards. The Transporter will assure the filling of the official forms that it has for each measurement modality, which will contain the following information, at least: the date, the reading of the meters or the measures of the storage tank or tanks, before the start and after the end of the Deliveries

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and Withdrawals, the API Gravity, densities, temperatures, pressures, sediment and water percentages and any other characteristic necessary for its identification. The forms mentioned above are documents that will be used to make the calculation of the amount of the transportation and the volumetric compensation adjustment, and will be useful as evidencing documents for any other purpose.

13.3.5
At any moment before the start of any Delivery or Withdrawal and in intervals with a frequency not greater than twice (2) a month, the Sender can inspect, through an independent inspector, and with the Transporter’s approval, the accuracy of the results and of the measurement and the sampling made to determine the quantity and quality of the Hydrocarbon. The cost of said inspection is on the Sender’s account. For this purpose, the respective Sender must notify the name and the position of the independent inspector to the Transporter at least five (5) business days before the relevant measurement of the Crude oil.

13.3.6
The Calibration of the measurement equipment must be made when the operational circumstances so require, by written request received from a particular sender and according to the calibration and verification program established by the Transporter. Every time this procedure is made, the factors of the meters will be updated. Before the calibration of the Meters, the Transporter will notify the Senders about the dates in which said calibration will take place, so the same may, if they deem it as necessary, attend the calibration. The meters’ calibration factor will be effective only as from the date of the last calibration, and minutes will be signed by the parties that took part in the calibration or, if this is not possible, it will be documented in a letter of the Transporter to the Senders.

13.3.7
According to the API recommendations, the provers will be re – calibrated at least once every five years (as from the date of the last calibration) or immediately after any alteration n the measuring section.

13.3.8
The volumes of Hydrocarbons that the Transporter accepts and schedules for transportation will be determined by meters installed in the Entry and / or Exit Nodes. Notwithstanding the foregoing, the Transporter may utilize alternate methods included in the API Standards. If a static measurement of tanks is used, these must have their volume approved by the Ministry of Mines and Energy or competent entity. The measurement of tanks will be determined following the standards in force for such purposes.

CLAUSE 14 -	VOLUMETRIC COMPENSATION FOR QUALITY

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14.1	The Rules for the Volumetric Compensation for Quality is an integral part of this Manual as Attachment 2 (QUALITY COMPENSATION MECHANISMS FOR THE BLEND OF CRUDE OILS).

14.2
The adjustments in the volume of the hydrocarbon pursuant to the Volumetric Compensation for Quality will not affect the amount payable for the Transportation Service, which will be figured out on the gross volumes actually delivered less the losses that are not in the charge of the Sender under the Manual or under the respective Transportation Contract.

14.3	With a monthly periodicity, in the third week of the Calendar Month after the Month of Operation, the Volumetric Compensation for Quality will be made.

14.4	Principles of the Volumetric Compensation for Quality

14.4.1
Each one of the senders will deliver to the Transporter, at a Point of Entry, a volume of hydrocarbons which, and only for Volumetric Compensation for Quality (CVC) purposes, will be assessed according with it particular quality. This quality will be determined by an independent quantity and quality inspector.

14.4.2
Considering that because of the transportation the Hydrocarbons Delivered in the Pipeline get mixed, each Sender will receive at the Exit Point a volume of Hydrocarbon with a quality other than that of its Hydrocarbon delivered, excepting when it has requested and it has accepted the transportation of the Hydrocarbon in a segregated manner. The quality of this segregated hydrocarbon will also be determined by an independent quantity and quality inspector. This Hydrocarbon will be assessed only for purposes of Volumetric Compensation by Quality and it will consider the quality compensation because of the interfaces that occur when the same are transported with other Crude Oils.

14.4.3	The Transporter will apply the mechanism of Volumetric Compensation for Quality for the Pipeline, which will have the following main characteristics:

14.4.4
The Senders who Delivered to the Transporter Hydrocarbons with a quality higher than that of the blended Hydrocarbon Withdrawn at the Pipeline’s Exit Point, will have the right to a volume compensation equivalent to the one that have to be assumed by the Senders who delivered Hydrocarbon of a lower quality than the one Withdrawn by them at the Exit Point.

14.4.5
The Volumetric Compensation for Quality will be internal between the Senders in a way that the final volumetric balances are equal to zero and the Transporter will not charge or pay any volume for this and it will only be the mediator,

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regulator, liquidator and responsible for the volumetric distribution of the compensations.

14.4.6	The Volumetric Compensation for Quality is not part of the Transportation Fee and therefore it cannot be compensated and it will have no variation whatsoever for this reason.

14.4.7
In each month of operation the Transporter will make a balance of the volumes and qualities existing at the beginning of the month, Delivered to the Pipeline, lost, withdrawn, and existing at the end of the Month, both for the total Hydrocarbons and for the individual hydrocarbons of each sender.

14.5
Indemnity: The Sender will indemnify, release and hold the Transporter harmless for any cost, action, claim, procedures brought by third parties, losses and all the damages and obligations incurred inherent in the mix of hydrocarbons in the transportation process and of the Volumetric Compensation for Quality.

14.6
Amendments: In any case, the Volumetric Compensation for Quality mechanism herein included, in the respective annexes and other documents related to the CVC may be amended by the Transporter, with the prior agreement of the Senders.

14.7
The Senders of a given Hydrocarbon may agree with the Transporter that the CVC is not applied to said hydrocarbon. The foregoing will be applicable provided that the Hydrocarbon of other Senders that do not take part in said agreement is not affected, and that there is full consensus between the senders that take part in the mix.

14.8
By agreement of all the Senders and the Transporter, it will be possible to opt for not implementing the CVC process for the crude oils transported through the pipeline. In this case the transporter may implement any other mechanism validated with the Senders to make the volumetric balances.

CLAUSE 15 -	PIPELINE TRANSPORTATION BULLETIN – BTO

The Transporter will implement the Pipeline Transportation Bulletin – BTO that will contain, as a minimum, the following information:

15.1	Public Access Data:

15.1.1	General Description of the Pipeline

15.1.2	Transportation Fees in force for each Segment

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15.1.3	Tables of values or formulas for the calculation of the Monetary Conditions in force

15.1.4	Pipeline’s Design Capacity and Nominal Capacity

15.1.5	Monthly available capacity estimated for the next six (6) months, and annual for the next five (5) years

15.1.6	Sections of this Manual that correspond to the connection requests, Nomination process and minimum Hydrocarbon’s Quality requirements.

15.2	Information of Exclusive Access for the Senders and Third Parties:

15.2.1	This Manual

15.2.2	Discussion about amendments of the Manual

15.2.3	General information of the timetable of the Pipeline’s scheduled maintenance and of other scheduled activities that affect the Effective Capacity during the next six (6) months.

15.2.4	List of the Expansion projects and changes in the Pipeline’s infrastructure.

15.2.5	Effective Capacity, confirmed for the Operation Month and estimated for the next five (5) months, and the corresponding Firm Available Capacity for each Segment.

15.2.6	Transportation Program for the Month of Operation and tentative for the next five (5) months.

15.2.7	Description of the mechanism established by the Transporter and set forth in the nomination process to assign, in an equitable manner, the Firm Capacity Available.

15.2.8	The last volumetric balance made for the Pipeline

15.2.9
Daily statistics for the last Month of Operation and monthly ones since the date of enforceability of Resolution 18 – 1258 of 2010 of the Ministry of Mines and Energy, about the information on Effective Capacity and Volumetric Balances.

15.2.10	The annual Transportation Fees and the Monetary Conditions for each stretch from the date of validity of Resolution 18 – 1258 of 2010 of the Ministry of Mines and Energy.

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15.3	The transporter will not have the obligation to publish the information of a reserved nature.

15.4
The Transporter will give to the Senders and Third Parties interested in transporting Hydrocarbons through the Pipeline that so request it, within ten (10) days after the request and with the prior verification of the Transporter of their capacity as Sender or Third Party, a password for the access to the exclusive information the subject of item 15.3 of this Clause. The access with the password must be enabled for as long as the applicant maintains its capacity as Sender or as Third Party.

15.5
The Transporter will inform of the updates, amendments or additions of relevant information in the BTO through an electronic Mail or direct communication, to the Hydrocarbons’ Office of the Ministry of Mines and Energy and to all those that have the access to the exclusive data enabled as per the preceding item.

CLAUSE 16 -	SPECIAL TRANSPORTATION CONDITIONS

The transportation of hydrocarbons will be subject to the following conditions:

16.1	The Hydrocarbon must be Delivered by the Sender at a Point of Entry, and Withdrawn at an Exit Point.

16.2
The transportation of Hydrocarbons will be subject to the compliance with the conditions set forth in the Transportation Agreement, this Manual, its amendments, additions or updates, including its attachments and all applicable provisions.

16.3
The Transporter reserves the right to receive or not the hydrocarbon that does not meet the minimum values specified; in case of receiving it, the Sender will pay to the Transporter the costs incurred for the analysis and eventual treatment of this Hydrocarbon to bring it to the specifications required or to implement the scheme required for its transportation.

16.4
The transporter reserves the right to require, reject or approve the injection, anywhere in the Pipeline, of products such as corrosion inhibitors, fluidity point depressors, friction reducers or any other additive in the Hydrocarbon that is to be transported. The Sender will pay to the Transporter the costs incurred in the analysis and the eventual treatment of this hydrocarbon to bring it to the specifications required or to implement the scheme required for its transportation.

16.5	The transporter reserves the right to transport Hydrocarbons Delivered by the Senders that exceed the limits determined by the Transporter for organic

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chloride, sand, dust, dirt, gums, impurities, other objectionable substances or other compounds with physical or chemical characteristics that, to the sole discretion of the Transporter, may harm the Pipeline, or may interfere with the Transportation and the Delivery. The Sender will pay the Transporter the costs incurred in the analysis and eventual treatment of this Hydrocarbon to bring it to the specifications required or to implement the scheme required for its transportation.

16.6
The Transporter, acting in a reasonable manner and in good faith, will have the right to suggest any change of the minimum Quality specifications of the Hydrocarbon from time to time, according to the Operational Practices, that may be necessary or adequate, including, but not limited to, to prevent material damages or the material degradation of the Effective Capacity of the Pipeline, to prevent personal damages or damages to the property or to the environment. Any change of specification must be subject to an express written agreement of the Parties.

16.7
The Hydrocarbon delivered by each Sender and transported through the Pipeline may vary in its quality due to the blend with other types of hydrocarbons. Excepting for the events in which Segregated Crude Oil is transported, the Transporter will not have any obligation whatsoever to give back, at the Exit Point, Hydrocarbons of the same Quality of the Hydrocarbons Delivered for its transportation at the Point of Entry. The Blend Crude Oils transported will have the adjustments regarding Volumetric Compensation for Quality applied to them.

16.8
In the transportation of Blend Crude Oils and of Segregated Crude Oil, pollution fronts are generated. All the Senders of the Pipeline must accept as withdrawn volume part of the pollution fronts generated in the transportation through Pipeline.

16.9
The Transporter commits to hand back to the Sender, and the latter agrees, on its part, to Withdraw at an Exit Point, the equivalent volume of Hydrocarbon, once the mechanism of the Volumetric Compensation for Quality has been applied.

CLAUSE 17 -	RULES FOR THE TRANSPORTATION OF SEGREGATED HYDROCARBON

17.1
Upon request of a Sender, the Transporter may opt for accepting the transportation of Segregated hydrocarbon, provided that it is an alternative that is technically and economically viable. The transportation of segregated Hydrocarbon cannot change the scheme established in Clause 10 and it will be made following the provisions of this manual.

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17.2
As a consequence of the foregoing, the Transporter will inform the Senders of its availability to start the transportation of segregated Hydrocarbon. The transportation of segregated Hydrocarbon will be subject to the Nomination process established in this Manual.

17.3	The additional charges for the transportation of the segregated hydrocarbon will be on the charge of the Sender or Third Party that requests this service.

17.4	In the transportation of Segregated Crude through the Pipeline, the Sender accepts and acknowledges that there will be a minimum front of Pollution Fronts.

CLAUSE 18 -	RISKS AND LIABILITY

18.1
Crude Oil’s Custody: The Transporter will exercise the custody over the Hydrocarbon as from the moment in which the Sender, or whoever it designates, delivers it at the Point of Entry, and until the Exit Point.

18.2
Transporter’s Liability: The Transporter will be liable for the damages or losses caused to the Senders, generated by, derived from or related to the fault or breach, on the Transporter’s part, of the Obligations contained in this Manual, its attachments, the Transportation Contract and the legislation applicable, unless it proves that the damage or loss occurred as a consequence of a Justified Event and that it also adopted a Reasonable Effort.

The Transporter will not be responsible for the damages or impairment that the Hydrocarbon Delivered by a Sender can sustain, such as contamination with foreign matters, contamination by the contact of the different types of hydrocarbons, if the damage or deterioration is due to Justified Events. Id in any of those events one or more Senders are involved, all the Hydrocarbons affected will be apportioned between the Senders as a proportion of the Title of each one of the Hydrocarbons involved, without prejudice to the subsequent indemnifications, as the case may be. The Transporter will prepare the information of the volume of Hydrocarbon affected and the proportion that corresponds to each Sender.

The Transporter will not be responsible for the consequences that the default of the Deliveries and Withdrawals of the Sender generates on the Transportation Program, or for the commitments of the operators and / or transporters of the transportation systems connected to the Pipeline.

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18.3
Without prejudice to the provisions that can be agreed in the respective Transportation Agreement, in the events of defective or late provision of the service, Identifiable Losses or damage of the Crude Oil that must be assumed by the Transporter, the following limitation of liability will be taken into account.

18.3.1	As direct damages, the Transporter will pay an indemnification equivalent to seventy five per cent (75%) of the Declared Value of the Crude Oil for each Barrel lost or damaged.

18.3.2	As loss of profit, CENIT will pay an indemnification equivalent to twenty five per cent (25%) of the amount of the indemnification determined according to the preceding item.

18.4
Sender’s Liability: The Sender will be responsible and it will hold the Transporter harmless for the damages or losses that it causes, generated by, derived from or related to the fault or the total or partial breach of the Sender, by action or omission, of the obligations contained in this Manual, its attachments, the Transportation Contract and the legislation applicable.

CLAUSE 19 -	PIPELINE FILL OR LINE FILL

19.1
For the operation of the Pipeline, the Transporter will demand from each sender, including the ANH, to Deliver to the Transporter the amount of Hydrocarbons required for the Pipeline’s line Fill. The transporter will inform to each Sender the volume that it must deliver for the Line Fill, taking into account, among other, the variables related to Contracted Capacity, Effective Transportation Capacity, Number of Senders and Quality of the Hydrocarbon.

19.2
The Transporter will determine, in its own judgment, the Day in which each Sender will Deliver its proportional share of the Pipeline’s line Fill, and will inform them the corresponding volume that each one of them has the obligation to deliver, stating the date of Delivery.

19.3
The Hydrocarbon delivered by the Senders for the Pipeline’s line Fill cannot be withdrawn from the Pipeline without the prior authorization of the Transporter. Without prejudice to the foregoing, the Sender will not lose the ownership of the Hydrocarbon that remains in the Pipeline.

19.4
When faced with situations that mean losses in the Pipeline, the Transporter can, at any time, when it deems it appropriate, ask the Senders to restore the Pipeline’s line Fill in the conditions in which this Clause refers.

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19.5
When segregated Crude Oil is transported, it shall be construed that the ownership of the Pipeline’s line Fill varies according to the volumes of Segregated Crude Oil present in the Pipeline at any given time. Without prejudice to the foregoing, the Sender will not lose the ownership of the Hydrocarbon that remains in the Pipeline.

CLAUSE 20 -	MANAGEMENT OF THE LOSSES IN THE PIPELINE

The identification and handling of the losses in the pipeline will be made as follows:

20.1	All the Identifiable Losses id Crude Oil that are attributable to the Transporter will be assumed by the Transporter

20.2
all the Identifiable Losses of Crude Oil that are not attributable to the Transporter will be assumed by the Sender or Senders. For the Blend Crude Oils, the losses will be allocated among the Senders and the Third Parties pro rata of their share in that Blend; for the Segregated Crude Oils, the losses will be allocated directly to the owner of the Segregated Crude Oil.

20.3	The basis for the liquidation of the Identifiable losses will be the report made by the Transported according to the Prudent Practices of the Industry.

20.4	The Non – Identifiable Losses will be calculated on a monthly basis by the Transported in a way that the monthly calculation reflects the real losses occurred during each Operation Month.

20.5
If the calculation of the Non – Identifiable Losses is equal to or lower than zero point five per cent (0.5%) of the Deliveries of the Operation Month, the same will be on the Senders’ charge, unless otherwise agreed.

20.6	The Non – Identifiable Losses higher than zero point five per cent (0.5%) of the Deliveries of the Operation Month, will be on the Transporter’s charge, unless otherwise agreed.

20.7
This calculation will be made through balances that the Transporter must make at the beginning of each Calendar Month regarding the preceding Calendar Month, which will reflect the deliveries and the withdrawals, the movement of inventories and the Identifiable Losses, if such is the case, to compute them on a monthly basis.

20.8	Whenever there are Identifiable Losses and Non – Identifiable Losses in one operation month, the Transporter will investigate the possible causes on order

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to take the corrective actions in an immediate manner, and it must be informed to the Senders.

20.9
The procedure for the calculation of the losses in the Pipeline will be governed by the provisions of this clause and the Volumetric Compensation for Quality (CVC) Mechanism established in Annex 2 to this Manual.

CLAUSE 21 -	CLAIMS

21.1
Any claim that a Sender or a Third Party may have regarding the Hydrocarbon’s Transportation service through the Pipeline, or regarding the quality or quantity, must be lodged, in writing, no later that thirty (30) Days after the occurrence of the event that originated the claim, with the relevant supports. The claims for the loading of tanker ships in ports are excepted, as these are governed by the respective port rules and, in general, have a longer term of up to ninety (90) Days.

21.2
Any claim will be processed according to the procedures defined by the Transporter for the attention of complaints and claims, in a timely and diligent manner, having a maximum term of fifteen (15) Days to answer them, tern that is counted from the date in which the Transporter receives the Claim,

CLAUSE 22 -	SANCTIONS TO THE OPERATIONAL AGENTS FOR THE NONCOMPLIANCE WITH THE TRANSPORTATION PROGRAM

22.1
Each one of the Nominations made by the Senders and Third Parties will be considered as their commitment to comply with the Deliveries and Withdrawals’ Program, with amounts and flow rates as uniform as possible.

22.2
The Sender has the obligation to pay to the Transporter, as sanction, five per cent (5%) additional to the Transportation Fee (hereinafter the “Sanction Fee”) for each Barrel Not Delivered regarding the Scheduled Capacity, in the event that the Volumes Delivered for transportation are lower than ninety five per cent (95%) of the volumes that correspond to the Scheduled Capacity.

The sanction will correspond to the calculation that results from multiplying the Sanction Fee by the number of Barrels scheduled that have not been effectively Delivered for transportation by the Sender. Said sanction will only be applicable to the Transportation Contracts under the modalities of Use and Pay and Contracted Capacity subject to Availability.

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22.3	If the Sender’s delivery at a Point of Entry is greater than 105% of its Scheduled Capacity, the Transporter can charge a Sanction Fee for each Barrel Delivered in excess of the Scheduled Capacity.

The Sanction will correspond to the calculation resulting from multiplying the number of Barrels Delivered in Excess for transportation by the Sender. Said sanction is applicable to all the Senders only.

22.4	For the second and all the successive faults that occur in a twelve (12) – month period as from the occurrence of the last fault, the Sanction Fee will be of Ten per cent (10%).

22.5	The application of the Sanction Fee does not release the Sender from its responsibility regarding possible impacts to other Senders as per the provisions of this Manual.

CLAUSE 23 -	HYDROCARBON AFFECTED BY LITIGATION

23.1
Any Sender has the obligation to give written notice before the Delivery to the Transporter, if the hydrocarbon the subject of its transportation request is affected by any claim, lien or litigation, legal or extra – legal.

23.2
The Transporter reserves the right to accept or reject any Hydrocarbon that is affected in the terms established above. Without prejudice to the aforementioned power, the Transporter will coordinate with the Sender possible action plans in order to guaranty the rights acquired by the Senders regarding the Contracted Capacity.

23.3
In case of accepting its transportation, the Transporter can demand from the Sender the submission of a guarantee to the Transporter’s satisfaction, to cover the losses that may be caused to the Transporter, other Senders and Third Parties because of the Transportation.

CLAUSE 24 -	INVESTMENTS IN THE PIPELINE

24.1
Whoever is interested or needs the execution of works for the construction, adaptation, expansion, connection and / or adhesion of assets and facilities required by or because the transportation of Crude Oil through the Pipeline, it must request it (hereinafter the “Offer”) to the Transported in a reasoned manner and with indication of the needs and specifications that such works must comply with.

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The Transporter will indicate whether or not the Offer complies with and / or is in agreement with the safety and environmental requirements, technical, commercial, legal and engineering issues typical of the Pipeline, as well as the Prudent Practices of the Industry.

24.2	The Offer that is submitted to the Transporter in the foregoing terms must:

24.2.1
Include all relevant details, including but not limited to (i) the additional infrastructure necessary and the amendments that would be made over the one already existing; (ii) the estimate costs, (iii) the schedule of construction of the works and start of the services associated to these works, and (v) basic engineering, and

24.2.2
Be addressed to the Transporter through the Legal Representative of the interested person, for consideration and analysis of the Transporter during a term that will not exceed of sixty (60) days as from the Day after the delivery of the Offer with all the information required.

24.3
If according to the analysis made by the Transporter it is found that to pursue the Offer requires a capital contribution on its part, the Transporter will decide, within the term set forth in the preceding item, whether or not it pursues the Offer. The Transporter can also determine the scope of their participation in the Offer.

24.4
If the new infrastructure modifies the Effective Capacity, the Senders or Third Parties that participate in the Offer and the Transporter will agree the terms to contract, in whole or in part, the new capacity.

24.5	No one can make constructions, connections or adaptations of the Pipeline without the prior written consent, duly signed by its representative, of the Transporter.

CLAUSE 25 -	SOLE RISK OFFERS

25.1
Opportunity and Conditions: The Offers made to be carried out to the Senders’ or Third Parties’ Sole Risk (hereinafter the “Sole Risk Offer”) can only be executed once the proceedings set forth in the preceding clause have been exhausted, with the decision made that the Transporter will not participate, initially, in the Offer.

The Sole Risk Offer must cover the same aspects than the one presented according to the provisions of the prior clause. Anyway, all the Sole Risk Offers

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must comply with the technical specifications regarding measurement, quality determination and safety applicable, as well as the provisions of this Manual, and they must have the respective licenses, and permits required by the competent authorities, and they must abode by the provisions that govern the acquisition of the lands and other rules applicable.

25.2
Filing of the Sole Risk Offer: The interested party will request the authorization of the sole Risk Offer, attaching all the documents required for its study. The Transporter will verify the compliance with the regulations applicable and it may request clarifications or expansions of the information. The reasoned answer approving or rejecting the request of the Sole Risk Offer must be given within three (3) months since the date of receipt thereof, but this term will not include the times necessary to submit and make the clarifications or expansions requested by the Transporter.

25.3
Participation of the Transporter: At any time of the approval, design, construction and commissioning of a sole Risk Offer, the Transporter may express its intention to take part in it. The proportion and conditions in which the Transporter will take part will be determined by mutual consent by the Parties.

25.4
Conditions for the Execution: The Transporter may refuse the authorization of the Sole Risk Offer giving reasons, for safety, technical, operational or capacity issues, because they affect the integrity of the Pipeline or the operation of other Senders or by order of a competent authority. The transporter will not be obligated to provide the new transportation service before the execution of the Sole Risk Offer complies with the requirements established in the Manual, the engineering standards applicable, the Transporter’s provisions and requirements and the provisions applicable. In case of systems associated to the pipeline, the Sender cannot amend the facilities or its manner of operation without the authorization of the Transporter.

The Transporter reserves the right to perform the construction, administration, operation and total or partial maintenance of the Sole Risk proposals and it will define the scope of its participation. The costs that these have will be against the Sender or Third party that presents the Sole Risk Offer. The Sender and the Transporter may freely agree the funding and payment thereof.

25.5
Indemnity: The Senders or third parties that take part in the performance of the Sole Risk Offer will indemnify, release and hold the Transporter harmless in the terms of the Risk and Liability Clause.

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25.6
Insurance: The Transporter and the Senders interested in the Sole Risk Offer will obtain the insurance necessary for the cover of the risks derived from the Sole Risk Offer, in terms that are reasonably satisfactory for the Transporter.

25.7
Ownership, financing and operation of the Sole Risk Offer: For the investments that amend existing infrastructure of the Pipeline and tat the operation of which affect the functioning thereof, the ownership of the infrastructure will be of the Transporter or Owner. In this case, the Transporter and the Sender or Third Party that executes the Sole Risk Offer will agree the mechanism of amortization.

All the resources required to carry out the execution of a Sole Risk Offer must be procured, obtained and guaranteed by the Senders or third parties that have taken part in the Sole Risk Proposal and under no circumstances the Transporter or the Owners or the other Senders may be affected by the financing instruments that the Senders or Third Parties of the proposal adopt by or because of the same.

If the new infrastructure amends the Effective Capacity, the Transporter and the Senders or Third Parties that take part in the Sole Risk Offer will agree the terms to contract this new capacity.

25.8
Access to the Infrastructure: The Transporter will facilitate to the Senders or Third Parties that will execute or that have executed the Sole Risk Offer, the access to the infrastructure owned by it. Without prejudice to the foregoing, the Senders or Third Parties that will execute a Sole Risk Offer must assure to the Transporter that the Effective Capacity of the Pipeline will not be affected by the execution of the sole – risk proposals. Anyway, if as a consequence of the execution of the Sole Risk Offer another Sender is affected, the Transporter must indemnify it.

25.9
Information: The Senders and Third Parties that take part in the sole risk offer will furnish the Transporter with all the information arising from the design, construction, implementing, adaptation, expansion, connection, adhesion of assets and facilities, and from the start of the services associated to the Sole Risk Proposal.

CLAUSE 26 -	PROCEDURES FOR THE COORDINATION OF OPERATIONS, COMMUNICATIONS AND ATTENTION OF EMERGENCIES

26.1	The communications and other aspects associated to the coordination of the activities listed in this Manual will be carried out by the Transporter’s operational

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area. These communications can be channeled through the Transporter’s Field Representatives, and they can be processed directly by the operational coordination personnel in the Transporter’s offices.

26.2
According to the parties’ requirements, if it is deemed necessary, meetings will be held in which the Transporter and the Senders take part, in order to review the compliance with the Transportation Program being performed and to review the Transportation Plan. In these meetings, the aspects that impact the Transporter’s operation will be reviewed, and aspects of interest for the Senders will be disclosed.

26.3
The Transporter has a Contingencies Plan that compiles the structure and the procedures required to see to any type of emergencies that may affect the integrity of the persons, the environment or the infrastructure. To face the emergencies, the Transporter applies the Incidents’ Command System Model, which contemplates the different horizontal and vertical communication flows required to guaranty a notification and preparation of an effective response to the event.

26.4
In the attention of emergencies, the Transporter’s operations and maintenance personnel takes part, as well as the corporate support personnel that contribute to the management of the communications and the logistic support required by the attention group.

26.5
Likewise, the Transporter has agreements with the different authorities and emergency attention bodies at the local, regional and national levels, as supplement of its internal attention equipment. This is supplemented with the agreements established with the companies of the sector to give mutual support and succor in the attention of events in order to mitigate the impacts of the emergency.

CLAUSE 27 -	RESOLUTION OF CONTROVERSIES

27.1
In the event of occurrence of any conflict or disagreement related to this Manual or the transportation service, it will be firstly solved in a direct manner by an authorized representative of each one of the Parties, within sixty (60) Days after the notification sent by the Party that considers that there is a disagreement and actually received by the other Party.

27.2
If after the aforementioned sixty (60) - day period the disagreement continues in whole or in part, the Parties will resort to any alternative mechanism for the resolution of conflicts contained in the Colombian legal system or that has been established in the respective Transportation Agreement.

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CLAUSE 28 -	EFFECTIVE DATE

This Manual’s effective date is the First of April of year 2013.

CLAUSE 29 -	ADDITION AND AMENDMENT

The Transporter may make additions or amendments to this Manual according to the provisions of Resolution 18 – 1258 of the 14th of July of 2010 of the Ministry of Mines and Energy, as amended added or replaced from time to time.

CLAUSE 30 -	LEGAL REGIME APPLICABLE

This Manual is governed, in all of its parts, by the applicable provisions of the Republic of Colombia.

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ATTACHMENT 1

GENERAL DESCRIPTION OF THE PIPELINES

1.    CENIT LLANOS SYSTEM
1.1.    CASTILLA – APIAY PIPELINE
·    Diameter: 16”.
·    Length: 43,65 Km.
·    Design capacity: 95 KBPDC.

·
Description: The pipeline starts in the village of Caño Grande, municipality of Castilla La Nueva (Meta) and it ends at the Apiay Plant in the village of Peralonso, municipality of Villavicencio (Meta).

1.2.    APIAY – MONTERREY 20” PIPELINE
·    Diameter: 20”. ·    Length: 120 Km. ·    Design capacity: 230 KBPDC.

·
Description: The pipeline starts at the Apiay Station (Villavicencio), passes through the municipalities of Villavicencio, Cumaral, Paratebueno and Maya in the Department of Meta, and through the municipalities of Villanueva and Monterrey in the Department of Casanare, in the latter we find the Monterrey Station, terminus of the system. This pipeline does not have intermediate stations, it transports the crude oils produced in the fields of Castilla, Chichimene, Suria and Apiay. It has 10 selection valves between the initial station and the end station.

1.3.    MONTERREY – ALTOS DEL PORVENIR PIPELINE
·    Diameter: 20”.
·    Length: 7,5 Km.
·    Design capacity: 320 KBPDC.

·
Description: The purpose of stretch of pipeline, is to take the crude oils transported through the Apiay – Monterrey and Rubiales – Monterrey lines (ODL), which are joined at the discharge of the Monterrey Station until the storage tanks located at Altos del Porvenir. The entire line goes upwards along the hillside. The Monterrey Station is found at a height of 550 m. a. s. l. and Altos del Porvenir at 1.232 m. a. s. l.

1.4.    PIPELINE ARAGUANEY – MONTERREY
·    Diameter: 14” Y 12”.
·    Length: 100,95 Km.
·    Design capacity: 62 KBPDC.
·    Nominal Capacity: 62 KBPDC.

·
Description: It starts at the Araguaney Station located 18 Km off El Yopal and goes to the El Porvenir Station located 12 Km off the municipality of Monterrey (Casanare) and it passes through the municipalities of El Yopal, Aguazul, Tauramena and Monterrey, all of them in the Department of Casanare. It shares the right of way with: Floreña – Yopal Gas Pipeline and Cusiana Field Flow Lines. At km 99+800 of this system, it has the option of injection of the tanker trucks’ offloading place of the Monterrey Plant. It handles Blended crude oils and Floreña segregated ones.

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1.5.    MONTERREY – EL PORVENIR PIPELINE (RECEIPT OF ARAGUANEY)
·    Diameter: 12”.
·    Length: 4,16 Km.
·    Design capacity: 62 KBPDC.

·
Description: It transports the volumes from the Araguaney and goes to the Ocensa’s El Porvenir Station, this system has the option to inject the offloading place of Monterrey at the point of Km 99 + 800 meters. This entire stretch of pipeline goes upwards through the hillside. The Monterrey Station is located at 550 m. a. s. l. and Ocensa’s El Porvenir Station is located at 1.132 m. a. s. l. It handles Blend and Floreña crude oils in a segregated manner.

1.6.    SANTIAGO – EL PORVENIR PIPELINE
·    Diameter: 10”.
·    Length: 78,2 Km. ·
Design capacity: 20 KBPDC.

·
Description: This pipeline starts at the Santiago Station, municipality of Maní (Casanare), it has re – pumping at the Monterrey Station to be able to take the crude oils upwards and goes to the Ocensa’s El Porvenir Station. It handles Blend crude oils from the fields of the area of Maní and the delivery of the crude oils from the Jaguar - Santiago 20" pipeline.

1.7.    MONTERREY – EL PORVENIR (OFFLOADING PLACE) PIPELINE
·    Diameter: 12”.
·    Length: 4,16 Km.
·    Design capacity: 60 KBPDC.
·    Description: System dedicated to transportation that goes to the El Porvenir Station, the crude oils delivered by the tanker trucks that are offloaded at Monterrey (sic), it has option of deliveries from the Apiay pipeline and ODL, it handles crude oils with Blend quality. The entire pipeline goes upwards through the hillside; the Offloading place at Monterrey is located at 550 m. a. s. l. and the El Porvenir Station at 1.132 m. a. s. l.
2.    CENIT’S EASTERN SYSTEM: CAÑO LIMON – COVEÑAS PIPELINE

·	Caño Limón – Banadía Stretch, 18” x 78,46 Km.

·	Banadía - Ayacucho Stretch 18”/20“/24” x 392,64 Km.

·	Ayacucho - Coveñas Stretch 24” x 299,46 Km.

·	Design capacity 220 KBPDC.

·
Description: The Caño Limón - Coveñas pipeline has a total length of 770.6 km, it has re – pumping stations at Banadía, Samoré, Toledo and Orú. It has injection facilities at the offloading places of Banadía, Gibraltar and Ayacucho, in the later it delivers crude oil destined to the Barrancabermeja Refinery, and it Blend – type crude oils are injected for the export market. With the start of Bicentenario the connection will be made at Banadía increasing the utilization of the system.

3.    CENIT’S NORTHERN SYSTEM
3.1.    COVEÑAS – CARTAGENA PIPELINE
·    Diameter: 18”.
·    Length: 123 Km.

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·    Design capacity: 114,5 KBPDC.

·
Description: System that starts at the Coveñas Terminal located in the municipality of Coveñas, Department of Sucre. The topography that it passes is relatively flat. It arrives in Cartagena’s Refinery in the zone of Mamonal, Department of Bolívar, where it delivers crude oils for the refinery’s diet an fuel oil for the export market.

3.2.    AYACUCHO – COVEÑAS 16” PIPELINE
·    Diameter: 12” y 16”.
·    Length: 280,52 Km.
·    Design capacity: 63 KBPDC.

·
Description: This system starts de la Station Ayacucho located in jurisdiction of the municipality of La Gloria - Cesar. The topography that it passes is relatively flat, with flood plains along the journey. It has re – pumping stations at Retiro, Sincé and it ends at the Coveñas Terminal, where the pumped hydrocarbons are received, which are crude oils and fuel oil from the refinery at Barrancabermeja.

4.    CENIT’S MIDDLE MAGDALENA SYSTEM
4.1.    VASCONIA – GRB PIPELINE
·    Diameter: 12” and 20”
·    Length: 171,6 Km.
·    Design capacity: 180 KBPDC.

·
Description: This system starts at the Vasconia Plant located at 17 Km of the municipality of Puerto Boyacá (Boyacá), and goes to Refinery’s Pumping House # 8 located in the city of Barrancabermeja (Santander), it shares the right of way with the Galán – Salgar Poly – Pipeline and the Velásquez 26 - El Sauce Pipeline. This system handles the Blend, Cusiana and Castilla Crude oils required for the diet of the de Barrancabermeja Refinery and the re – issue crude oil destined to Coveñas that cannot be transported through the ODC and Ocensa.

4.2.    GALAN – AYACUCHO 18” PIPELINE
·    Diameter: 18”
·    Length: 123,3 Km.
·    Design capacity: 71,25 KBPDC.

·
Description: This system was built in year 1984 in 18" pipe 0,344" thick. Currently it handles fuel oil and Blend from the refinery. At PK 32 + 000 there is the interconnection with Isla VI which is in charge of taking the crude oils produced in the Cantagallo Field. It has two traps for the dispatch and receipt of scratchers at Galán and Ayacucho respectively.

4.3.    PIPELINE GALAN – AYACUCHO 14”
·    Diameter: 14”. ·    Length: 188,69 Km. ·    Design capacity: 35,0 KBPDC.

·	Description: This line built in 14" pipes has a thickness of 0.344". Currently it handles Blend Crude oils re – issued by the Barrancabermeja Refinery and the injection of Isla VI at Km 32.
4.4.    PIPELINE GALAN – AYACUCHO 8”
·    Diameter 8”.
·    Length 190,54 Km.
·    Design capacity 20,0 KBPDC.

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·
Description: This system was built in year 1974 in 8" pipe with thickness that ranges between 0,250 and 0,344 along the stretch. Currently it handles Caño Limón Crudes and Paraffinic that are part of the diet of the Barrancabermeja Refinery.

5.    CENIT’S HIGH MAGDALENA SYSTEM: YAGUARÁ – TENAY PIPELINE
·    Diameter: 8”.
·    Length: 68,22 Km.
·    Design capacity: 20,0 KBPDC.

·
Description: The initial station of this Pipeline is Yaguará and it ends in Tenay located in the Department of Huila. It mainly transports the crude oils from la Hocha and La Cañada Norte produced in this zone of the department.

6.    CENIT’S SOUTH SYSTEM
6.1.    ORITO – TUMACO (OTA) PIPELINE
·    Diameter 10”/14”/18”
·    Length 306,93 Km.
·    Design capacity 48,0 KBPDC.

·
Description: The initial station of this pipeline is Orito (Putumayo), re - pumping stations at Guamuez (Putumayo) and Alisales (Nariño), it receives injection of the Churuyaco – Orito (OCHO) system en km 15 and end station Tumaco (Nariño) for the export market. The Orito Station meets the volumes from the San Miguel – Orito (OSO) Pipeline, Mansoya - Orito (OMO) Pipeline, Tanker trucks’ offloading place de and afferent production lines.

6.2.    PIPELINE SAN MIGUEL – ORITO (OSO)
·    Diameter: 12”.
·    Length: 71,67 Km.
·    Design capacity: 30,0 KBPDC.

·
Description: This Pipeline transports the crude oils of the batteries of Colon and Loro, (south of Orito), It starts at the San Miguel Station (Putumayo) and ends at the Orito Station (Putumayo), this system allows transporting volumes to Ecuador and vice versa. In Ecuadorian territory this system it has a 26 - Km stretch that connects San Miguel with Lago Agrio (Sucumbíos – Ecuador), in diameters of 10” and 12”.

6.3.    CHURUYACO – ORITO (OCHO) PIPELINE
·    Diameter: 6”/5”/8”.
·    Length: 17,79 Km.
·    Design capacity: 8,0 KBPDC.

·
Description: Pipeline built to transport the crude oil produced in the fields of Caribe, Churuyaco and Sucumbíos, this pipeline originates in the Churuyaco Battery and ends at Km 15 of the Trans - Andean Pipeline (OTA) where the injection is made. The crude is of an average of 31.0 API grades.

6.4.    MANSOYA – ORITO (OMO) PIPELINE
·    Diameter: 6”.
·    Length: 73,42 Km.
·    Design capacity: 21,0 KBPDC.

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·
Description: This pipeline is connected to the Pipeline San Miguel - Orito (OMO) at the place called El Yarumo (Orito – Putumayo). The Mansoya – Santa Ana stretch pumps the crude oils produced in the Mansoya Field (Northeast) at a flow of 360 BPH and with an offload pressure of 900 PSI, the crude is of an average of 31.8 API grades, in the Santa Ana - Orito stretch it pumps the crude oils produced by Gran Tierra Energy and light crude oils produced by VETRA, flow 790 BPH, discharge pressure of 900 PSI. This crude oil is injected into the OMO at Km. 37,725 and it has 28.5 API grades in average.

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ATTACHMENT 2

QUALITY COMPENSATION MECHANISMS FROM THE MIX OF CRUDE OILS

This document describes the volumetric control of the Transporter’s Pipeline systems.

1.	DESCRIPTION

The flow chart of the volumetric control data can be found in the following graph:
Graph 1 – Traceability of volumetric control processes

2.	DAILY AND MONTHLY BALANCE

This balance is made every day, based on the information sent by the independent inspectors of each one of the Pipeline’s Stations, taking into account the initial inventory, Deliveries, withdrawals and / or shipments and final inventory. It is made in GSV and NSV volumes.

For the purposes of the Balance, CENIT’S pipelines consist of three points, as follows:

▪	Initial Pumping Station

▪	Pipeline or line

▪	End Station

The submarine lines and even the mono – buoys are not owned by CENIT. However, these are the facilities used to perform the operations for the loading of tanker ships.

To make the daily and monthly report, it is important to have clarity regarding the possible operations that there are in each Station:

Special Operations: In each one of the stations the following special operations may occur, which must be duly supported and registered in the supports of the daily and monthly operation.

▪	Tanks’ Conversion

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▪	Loans

▪	Return of loans

▪	Withdrawals upon request of the Company

▪	Reliefs of afferent lines

▪	Withdrawals for self – consumption or consumption

The following special operations can take place in the pipelines:

▪	Relief of volumes in intermediate stations

▪	Re – injection of volumes in intermediate stations

▪	Use of cross – over for the receipt from or dispatch to lines

▪	Drainage or injections due to maintenance

2.1.	DAILY BALANCE OF THE SYSTEM

CENIT’S purpose is the transportation of Hydrocarbons so it will have no earnings or losses due to variations in quantities or qualities between Deliveries and Withdrawals.

The withdrawals of Crude Oil may have a quality different from that of the deliveries and the quantities will take into account the Identifiable Losses, the Non – Identifiable Losses, the Line Fill and the variation of inventories.

Description of Losses: Two (2) types of losses are considered: Identifiable Losses and Non – Identifiable Losses, defined in the Second Clause “Definitions” of this Manual.

CENIT’S Transportation Systems consider three (3) possible loss points:

▪	Initial Pumping Station or Plant

▪	Pipeline

▪	Final Station or Terminal

Identifiable Losses and Non – Identifiable Losses can occur in each point.

Initial Pumping Station or Plant

The Identifiable Losses are allocated proportionally to the Deliveries in the Initial Pumping Station or Plant of the preceding Calendar Month.

The Non – Identifiable Losses are allocated proportionally to the Deliveries in the Initial Pumping Station or Plant of the current Calendar Month.

Pipeline or Line

▪	The Identifiable Losses are distributed as a proportion of the dispatches made from the Initial Pumping Station or Plant in the preceding Calendar Month.

▪	The Non - Identifiable Losses are distributed as a proportion of the dispatches made from the Initial Pumping Station or Plant in the current Calendar Month.

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Final Station or Terminal

▪	The Identifiable Losses are distributed as a proportion of the Receipts made from the Final Station or Terminal in the preceding Calendar Month.

▪	The Non - Identifiable Losses are distributed as a proportion of the Receipts made from the Final Station or Terminal in the current Calendar Month.

NON – IDENTIFIABLE LOSSES (P. N. I.)

For the determination of the Non - Identifiable Losses in the Initial Pumping Station or Plant or in the Final Station or Terminal, the Global Balance is determined, considering:

P. N. I. T = II + E + R – D – IF – P. I.

WHERE:

P. N. I. T	Total Non – Identifiable Losses in the Initial Pumping Station or Plant or in the Final Station or Terminal
II	Total Initial Inventory in the Initial Pumping Station or Plant or in the Final Station or Terminal
E	Total delivery of Crude Oil to the Initial Pumping Station or Plant or to the Final Station or Terminal
R	Withdrawals from the Initial Pumping Station or Plant or from the Final Station or Terminal
D	Crude oil dispatches from the Initial Pumping Station or Plant or in the Final Station or Terminal
IF	Final Total inventory in the Initial Pumping Station or Plant or in the Final Station or Terminal
P. I. C	Crude Oil Identifiable Losses in the Initial Pumping Station or Plant or in the Final Station or Terminal, if such is the case

After which, the calculated volume is distributed among the different Crude Oils transported using the following formula:

P. N. I. i = P. N. I. T * E i / E T

Where:

P. N. I. T	Total Non – Identifiable Losses in the Initial Pumping Station or Plant or in the Final Station or Terminal
P. N. I. i	Total Non – Identifiable Losses of crude oil (i) in the Initial Pumping Station or Plant or in the Final Station or Terminal
E i	Delivery of crude oil (i) in the Initial Pumping Station or Plant or in the Final Station or Terminal
E T	Total delivery of all the Crude Oils transported to the Initial Pumping Station or Plant or to the Final Station or Terminal.

For the determination of the Non – Identifiable Losses, in the line between the Initial Pumping Station or Plant and the Final Station or Terminal, the global balance is determined, considering:

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P. N. I. T = D – PI – RCC - R

Where:

D	Dispatches made from the Initial Pumping Station or Plant
PI	Total Identifiable Losses of crude oil line between the Initial Pumping Station or Plant and the Final Station or Terminal
RCC	Removal of crude oil to be used as fuel in the system’s Pumping Station or Plants
R	Receipts of Crude Oil in the Final Station or Terminal.

After which the calculated volume is allocated to the different crude oils transported, using the following formula:

P. N. I. i = P. N. I. T * D i / D T

Where:

P. N. I. T	Total Non – Identifiable Losses in the line
P. N. I. i	Total Non – Identifiable Losses of crude oil (i) in the Iine
D i	Shipment of crude oil (i) from the Initial Pumping Station or Plant
D T	Total shipment of all the Crude Oils from the Initial Pumping Station or Plant

Once the Non – Identifiable losses have been determined, the interface volumes in the Initial Pumping Station or Plant, the Pipeline and the Final Station or Terminal are as well determined, by making the following balance for the Crude oil for which such volume is to be determined:

I i --> MEZ = II i + E i - R i - R (i) CC - D i - IF i – P. I i – P. N. I i

Where:

I i --> MEZ	Volume of Crude (i) received as interface during the segregation operation
II i	Initial Inventory of crude oil (i) in the Station or Iine
E i	Deliveries of crude oil (i) in the Station or Iine
R i	Withdrawals of crude oil (i) in the Station or Iine
R (i) CC	Removal of crude oil (i) to be used as fuel
D i	Shipment of crude oil (i) in Station or Plant or Deliveries of crude oil (i) in the final station or terminal
IF i	Final inventory of crude oil (i) in the Station or Iine
P. I. i	Identifiable losses of crude oil (i) in the Station or Iine
P. N. I. i	Non - Identifiable losses of crude oil (i) in the Station or Iine

2.2.	MONTHLY BALANCE OF THE SYSTEM

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The monthly balance is figured out in each point of the Pipeline according to the following steps:

▪	Calculation of the total PNI

▪	Calculation of the PNI per type of crude oil proportional to deliveries in each point

▪	Calculation of interfaces (if applicable)

CENIT’S pipeline systems typically manage six (6) crude oils

▪	Vasconia Blend Crude Oil

▪	Heavy Crude (Castilla Blend)

▪	Magdalena Blend Crude

▪	Caño Limón Crude

▪	South Blend Crude

▪	Cusiana and Cupiagua Crude Oil

In addition to the foregoing, it can also handle fuel oil, and / or products that are occasional and serve special operations or special situations of the operation.

Monthly balance Initial Pumping Station or Plant: for this case, the calculation sequence is as follows:

▪	Total PNI

▪	PNI per type of crude oil based on Deliveries

▪	Product Balance selected to identify interface

▪	Balance for other crude oils transported (checking)

Monthly Balance Pipeline or Line: For CENIT SAS’ Pipeline Systems, the calculation sequence is the one established in a general way, taking into account which current is received by the interface volume.

Monthly Balance Final Station or Terminal: For the Final Station or Terminal, the calculation sequence is the one set forth in a general way; if it applies for any of CENIT’S systems, this process will be defined by mutual consent among senders and the transporter in each specific case.

2.3.	MONTHLY BALANCE PER SENDER

Once the monthly balance of the system per types of crude oil has been obtained, the monthly balance of the system per senders in NSV and GSV volumes; this means that the ownership of the Crude Oil to be transported must be determined through CENIT’S pipelines.

For this, it is necessary to have the quality data reported by the inspection companies, the distribution per senders of the balances for transportation of systems or nodes afferent to CENIT SAS’ transportation infrastructure, as well as the distribution of deliveries per tanker trucks; the ships’ matrix per companies, the dispatch reports’ in the final station or terminal.

Likewise, the following issues of the balance must be distributed among senders:

Allocation Criteria: Each one of the items of the Volumetric Balance is distributed per company according to the following criteria:

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PNI	Are allocated among all the senders of the current as a proportion of their deliveries during the current month or month of report
PI
Are allocated as a proportion of the deliveries per company of the previous month. In the offshore facilities, the same will be assumed by each one of the senders as a proportion to their participation in the hydrocarbon in each shipment, according to the measures taken in the onshore terminal at Coveñas, in case that loading operations are taking place; in the event that no loading operations are taking place, they will be assumed by the Senders, as a proportion of the deliveries of the previous month in the Terminal.

II	It corresponds to the allocation of the final inventory reported in the monthly balance per senders of the previous month.
Rc	Withdrawals of Fuel, it is allocated according to the percentage of the deliveries of the owners of crude oil withdrawn, if applicable
D
Dispatches. When they correspond to a Station, they are allocated according to the percentages of crude oil available per company, after deducting remaining volumes. In the volumetric balances of the lines, it is determined per system balance.

R	Withdrawals of companies. It is deducted to the company that requests the withdrawal of the volume.
IF
Final Inventory. In the Stations it is calculated per station. In the Volumetric Balances of the lines it corresponds to the distribution according to the percentage of shareholding of the Sender in the company.

CVC	Corresponds to the adjustments per volumetric compensation per quality of the month to be reported, calculated according to the provisions of Item 5 of this Manual

The general formula of the balance per companies is as follows

II + CVC + E – Rc – D – R – PI – PNI – IF = 0

Balance Measurement Units: In the volumes’ registration process two (2) kinds of units are used to report the movements of crude oil of the system, as follows:

▪	All the information regarding distribution of the ownership of the volume in inventories of the system is made in NSV.

▪
The GSV balance will utilize the proportion of property figured out in the net balance of the system to distribute the items of the GSV balance whenever necessary. This means that the contents of water and sediment (BSW) present in the crude oil will be allocated among the senders pr rata to their share of the system’s balances.

▪	The resulting information of the NSV balance will be utilized to record the official balances per company and for the report of volumes for collection of the transportation tax.

▪	The resulting information of the GSV balance will be utilized for the charges of the transportation fees of CENIT’S transportation systems.

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3.	UPDATE OD THE CRUDE OILS’ BASKET

This update is made every year based on:

▪	Graphs for the follow – up of the API gravity of each one of the crude oils characterized as pure in the afferent pipelines’ system

▪	Information of composition of pure crude oils of each afferent pipelines’ operator company.

The characterization of Crude Oils is reviewed every month, led by the manager of the valuation and it is reported to and discussed with the Volumetric Compensation per Quality Group, because the systems’ operators are the ones who know, in detail, the operations thereof.

The first criterion of review is the API, comparing the value of the Assay and the value of the month to be reported of each Crude. If there are differences of more than 2 API degrees, the following actions take place:

▪	The behavior in prior months is reviewed

▪	It is reported, in writing, to the operator or person responsible of the current in the field in order to identify the causes of the differences.

▪	The information is analyzed and it is determined, together with the operators, whether or not to carry out a sampling process.

▪	If the differences correspond to tests or special punctual operations, it is not shown once again but a more detailed follow up of the crude oil is made.

▪	It is the responsibility of the operator to inform the manager of the CVC, in a timely manner, of the possible changes in the Blends to prevent distortions thereof

To make the decision to do the sampling, the following reasons are taken into account:

▪	Changes of more than 2 API degrees of the current to be assessed. Crude oils that present a behavior outside the minimum or maximum limits.

▪	Crude oils that, according to the information of the operator, have changed their composition, even when it is not reflected in an API change (new wells, etc).

▪	Entry of new crude oils to a current. New crude oils that have not been sampled and have been declared as commercial.

▪	In the case of the extensive tests, it is important to assess the Crude oil or well production forecast and to determine, in a clear manner, the proportions in

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which it will affect the existing Blends. If the volumes to be transported affect in more than one (1) API degree the initial blend in which it participates, then one of the following actions must be done:

◦	Demand that the Operator delivers the Crude oil’s characterization (Assay) or

◦	Immediate scheduling of sampling and characterization of the Crude oil, or

◦	Investigate if there is information of this crude oil and see the viability to make a re – cutting.

The characterizations are of the Assay type and are done in a laboratory specialized in petroleum analysis.

Responsibilities of the operator Companies: The operator companies of each field will be responsible for:

▪	Defining which crude oils it considers that must be sampled;

▪	Give transportation in the sampling area and necessary permits to do the sampling

▪	Provide jerrycans for the collection of the samples (3 of 5 gallons).

▪
Inform to the representative of the sampling of the place in which the sample is to be taken, The representativeness of the sample is the full responsibility of the field operator. The sampling site cannot have water contents of more than 0.5% vil. If the % is higher, the samples are taken and dried by the operator and delivered in the agreed place.

▪
If once the sampling has been made, it is identified that the Sample was not representative of the crude oil and the assay results are not accepted, the cost of the new sampling and analysis will be on the field operator’s account, or the operation company is asked to provide the crude oil characterization report.

4.	CRUDE OIL ASSESSMENT PROCESS
This process is made on a monthly basis, between the 10th and the 15th day of each month, immediately after the month to be reported. It is made based on:

▪
The price of the crude oil components in the distillation Cuts’ model will be the one established with the arithmetic average of the international prices of the two (2) previous Calendar months and the same Calendar month for which the balance is being made.

▪	Prices of the International market for petroleum by – products published by Platt’s and consolidated by the company called Purvin & Gertz.

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▪	Assay – Type characterization of the pure Crudes and simulation of the mixes that occur through the transportation service.

▪	Real API of each pure crude and mixes, certified by independent inspectors in each transfer point in custody and / or production.

The sequence for the management of information in this process is represented in figure 1 below:

Input of Basic Data Product Prices	===>	Update of data Assay samples or pure crude oils	===>	Calculation of Prices $ US / Bl	===>	Update of prices and constants Summary
Illustration 1 – Sequence of activities in the process of assessment

Theoretical reasons of the assessment process: The current compensation utilizes two methods to assess the crude oil:

▪	Distillation Cuts

▪	Linear regression of the API Y % S (Bulk Properties)

Distillation Cuts: This method utilizes distillation in the lab that models the behavior of each one of the refining processes (the “Distillation Cut”). Combining the results of the fractioning of the Crude Oil with the prices in the U. S. Market (USGC) of some refined products, the value of the barrel of said crude oil in the same market is determined.

Illustration 2 shows the simple refining scheme utilized to characterize the currents that take part in the transportation:

Illustration 2 – Distillation Scheme used by the Transporter

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The cuts made during the distillation in the lab and the analyses made to each one of them are specified in Table 1.

FRACTION		DISTILLATION RANGE
GASES	FOE	LIGHT GASES: METHANE + PROPANE
NORMAL PROPANE
ISO - BUTANE
NORMAL – BUTANE
NAPHTHA	LIGHT	PENTANE AT 160 ºF
	HEAVY	160 ºF TO 350 ºF
DIESEL		350 ºF TO 650 ºF
VACUUM GAS OIL (VGO)		650 ºF – 1000 ºF
VACUUM BOTTOMS (VB)		1000 ºF +
Table 1 – Distillation Ranges in each cut

From the foregoing cuts, characteristics are determined, such as: volumetric yield of each one of the fractions, API, sulfur and the viscosity of the bottoms. This set of characteristics is internationally known as ASSAY.

Additionally, general characteristics of the crude oil are determined, such as the API, sulphur and Factor K.

International Prices of Products: The price assigned to each one of the cuts determined above corresponds to prices in the international market published in international magazines, such as Platt’s and Opis. See Table 2.

The prices used are those of the USGC, since this is the main market for Colombian crude oils.

INTERMEDIATE PRICES	SOURCE	BASE PRICE
LPG	PLATT’S	MONT BELVIEU SPOT, LOW
ISOBUTANE
NORMAL BUTANE
NATURAL GASOLINE
DOMESTIC NAPHTHA	OPIS	US GULF COAST
DIESEL # 2	PLATT’S	SPOT PIPELINE LOWS
VGO, LOW SULFUR CONTENTS	OPIS	US GULF COAST
VGO, HIGH SULFUR CONTENTS
LIGHT CYCLE OIL FO 1% OF SULFUR FO 3% OF SULFUR	PLATT’S	SPOT WATERBORNE, LOWS
Table 2 – Prices source for the assessment of cuts

Linear Regression API and sulfur method: This method utilizes a database of the characteristics of API and the sulfur of the Crude oils together with its price per barrel in the market, to generate, through a linear regression, the constants of application.

Once the constants have been described, it is possible to obtain the price of the crude oil utilizing only the API and sulfur characteristics of that crude oil.

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When the price must be figured out utilizing the SPI and %S characteristics, the B1 coefficient will be limited for crude oils with an API lower or equal than 35 º (S. G. > 0.8498); however, the B2 coefficient will make the adjustments that correspond to the prices of the crude oils in the entire range of API of the crude oil’s basket.

The price equation is:

USD $ = Bo + B1 * GE + B2 * %S

Equation – calculation of prices per API and %S

Where:

Bo = Constant
B1 = Adjustment for specific gravity
B2 = Adjustment for sulfur contents

5.	VOLUMETRIC COMPENSATION FOR QUALITY

This process is made over a monthly basis between day 15 and day 20 of the month of report. It is made based on:

▪	Monthly balance per senders

▪	Crude oil valuation price report

5.1.	Principles of the Volumetric Compensation

To make the transportation of Crude Oils of different producers viable, in the Pipelines Crude Oils of different quality characteristics and market values are mixed, and the resulting blend is transported in a segregated manner, As a consequence of the mix of crude oils of different qualities, some Senders will receive a Crude Oil that is more valuable than the one that they delivered to the system, while other senders will receive crude oil that is less valuable than the one delivered.

The purpose of the Volumetric Compensation for Quality is to establish a system that allows compensating in volume the Senders that receive Crude oil of a lower quality, discounting the volume from those Senders who receive a Crude Oil of a better capacity than the one delivered. The addition of the volumes accredited and discounted between the Senders must be equal to zero, and therefore the compensation adjustments are made among the Senders and the Pipeline’s operator does not receive any income or has any egress of volume because of the procedure.

5.2.	Calculation of the Volumetric Compensation for Quality:

The Volumetric Compensation for Quality is a process independent from the monthly balance of the system per senders. This process is made after making said monthly balance official, and the adjustments generated by the process will be included in the monthly balance of the Month of Operation for which the adjustments of the Volumetric Compensation for Quality were figured out.

The steps to be followed in the calculation of distribution of volumes in the Volumetric Compensation for Quality are shown in Illustration (3).

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▪ Determine deliveries per Sender (Original Barrels = Ei
▪ Determine the price of the currents that converge (Qi = $ USD / BBL) x Ei
▪ Calculate the fraction of the cost fir each sender (F. C. = Qi / Q T
▪ Calculate the Equivalent Barrels per Sender (B. Eq. = Original Bls x F. C)
▪ Calculate Adjustments CVC = Equivalent Barrels – Original Barrels)
Illustration 3 – CVC Calculation Scheme

Where:

Ei =     Deliveries per sender in the entry node
Qi =    Price of the currents that are delivered in the entry node
F. C. = Percentage of the ratio between the price of the deliveries per sender and the total price of the currents of all senders

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Attachment 3

HYDROCARBONS’ MINIMUM QUALITY SPECIFICATIONS

TEST PARAMETER	VALUE OF THE PARAMETER	TEST STANDARD
Sediment and water or particles	Not to exceed 0.5% in volume	Sediments – ASTM D 473 Water – Karl Fisher
API at 60 ºF	Higher than 18 API degrees, but lower than 50 API Decrees	D 1298
Viscosity @ the temperature of reference	Not to exceed 300 cSt at 30 ºC	ASTM D 445 or D 446
Vapor Pressure	Not to exceed 11 lb / square inch Reid Vapor Pressure	ASTM D 323
Receipt Temperature	Not to exceed 120 ºF
Salt contents	20 PTB	ASTM D 3230
Fluidity Point	Not higher than 12 ºC	ASTM D 93

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Attachment C
Entry and Exit Points

1.	Orito – Tumaco Pipeline (OTA):

Point #	Type of Point	Point Name
1	Point of Entry	Orito : Main tanks’ entry valve
2	Exit Point	Tumaco: Main tanks’ entry valve

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Attachment D
Quality of the Hydrocarbon to be Transported

PRODUCTS' PROPERTIES

PARAMETER	Norma ASTM	Unit

API	D-1298	°API min 60°F	28
		°API max 60°F	30
%BSW	D-4377/D-473	%vol	0,5
SALT	D - 3230	PTB	20
VISCOSITY	D - 445	Maximum in cSt 30°C	45
ACIDITY	D - 664	Maximum in mg KOH / g	0,8
RECEIPT TEMPERATURE		Maximum in °F	Not to exceed of 120°F
VAPOR PRESSURE	D - 323	Reid vapor Pressure	Not to exceed of 11 lb / Pug[2]
FLUIDITY POINT	D - 5853	No greater in °C	Not greater than 12°C

Quality Specifications of the Hydrocarbon

According to the provisions of the Transporter Manual:

•
the Quality of the Hydrocarbon set forth in this Attachment, corresponds to the quality that the final blend of Crude Oil to be delivered by the SENDER must have. In the event that the Crude Oil delivered by the SENDER does not meet the Hydrocarbon Quality set forth in this Attachment and that it requires the purchase of diluents to make blends or any other type of expense to make its transportation feasible, the SENDER must request the approval of CENIT before the Delivery for transportation by CENIT.

•
It is the responsibility of the SENDER to guarantee that it has the right to deliver or to make others Delivery in its name the Crude Oil that CENIT receives at the Point of Entry. The SENDER will hold CENIT harmless in good fait, released for responsibility for any claim, action or damage that could arise from lawsuits, claims or administrative, judicial and extrajudicial actions of third parties that dispute the ownership or possession of the Crude Oil being Transported.

•
CENIT reserves the right to receive or not the Crude Oil Owned by the SENDER that does not meet the minimum values specified; in case that it receives it, the SENDER will pay to the Transporter the costs incurred in the analysis and in the eventual treatment of said Crude Oil to bring it to the specifications required or to implement the scheme required for its transportation.

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•
CENIT reserves the right to request, reject or approve the injection, at any point of the Pipeline of products such as corrosion inhibiters, fluidity point depressors, friction reducers or any other additive on the Hydrocarbon to be transported. The SENDER will pay CENIT the costs incurred in the analysis and in the eventual treatment of this Hydrocarbon to bring it to the specifications required or to implement the scheme required for its transportation.

•
CENIT reserves the right to transport the Crude Oil Owned by the SENDER delivered by the SENDER that exceeds the limits determined by the Transporter for organic chloride, sand, dust, dirt, glues, impurities, other objectionable substances or other composites with physical or chemical characteristics that, in the exclusive determination of the Transporter, can mean that the Hydrocarbon is not easily transportable, may damage the Pipeline, or may interfere with the transportation and the delivery. The SENDER will pay CENIT the costs incurred in the analysis and in the eventual treatment of this Hydrocarbon to bring it to the specifications required or to implement the scheme required for its transportation.

•
The Transporter, acting in a reasonable manner and in good faith, will have the right to suggest any change of the minimum quality specifications of the Crude Oil Owned by the SENDER, from time to time, according to the operational practices, which may be necessary or adequate, including, but not limited to, to prevent material damages or the material degradation of the Effective Capacity of the Pipeline, to prevent personal injuries or damages to the property or the environment. Any change of specification must be subject to an express written agreement of the Parties.

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Attachment E
CENIT’S Compliance Manual

COMPLIANCE MANUAL

CENIT TRANSPORTE Y LOGISTICA DE HIDROCARBUROS S. A. S.

CENIT TRANSPORTE Y LOGISTICA DE HIDROCARBUROS S. A. S.

COMPLIANCE MANUAL

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COMPLIANCE MANUAL

CENIT TRANSPORTE Y LOGISTICA DE HIDROCARBUROS S. A. S.

CHANGES AND VERSIONS’ CONTROLS

Description                        Version    Date of Approval by the
Board of Directors

Document Creation                             25 February 2013

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COMPLIANCE MANUAL

CENIT TRANSPORTE Y LOGISTICA DE HIDROCARBUROS S. A. S.

1.	PURPOSE

The purpose of this Compliance Manual is to establish the general guidelines and directives to ensure the compliance with the mechanisms for the identification, prevention, detecting, reporting, monitoring and response to acts of corruption, fraud, money laundering and / or financing of terrorism that may occur at Cenit.

The purpose of the compliance with this manual is to strengthen the corporate culture based on the principle of integrity established in the Ethics Code, as well as to have coherence between what we do and what we say.

2.	SCOPE

This standard is addressed to the members of the Board of Directors, officers and contractors’. It will be developed by focusing on, and is applicable to, all the processes in which there are risks factors associated mainly to three issues; antifraud, anticorruption and Money Laundering and Terrorism Financing Risk Management.

The standard agrees with the provisions of the Ethics Code and the internal provisions applicable in this regard.

These guidelines are designed to help not only the workers but also all the persons that have business relationships with Cenit, to comply with our antifraud, anticorruption and Money Laundering and Terrorism Financing Risk Management standards.

It describes what is construed as each one of the issues, how to identify risk events and what must be done to fight them, promoting the attitude of “Zero Tolerance” towards any of its modalities or representations.

3.	DEFINITIONS

Manager: The managers include the legal representatives, the liquidator, the board members as well as those who, according to the by – laws, exercise or hold those functions.

Agent: It is a third party authorized to act, directly or indirectly, on behalf of Cenit before third parties.

Shell Bank: It is a bank that has no physical presence in any country. “Physical Presence” means a place of business (i) that corresponds to the Bank; (ii) located in a fixed address (as opposed to an electronic address only) in a country in which the bank is authorized to carry our business; (iii) in that location, the bank must have one (1) or more full – time employees and keep operational records of its banking operations; and (iv) that it is subject to the inspection of the authority that grants the license in the jurisdiction in which the bank is registered.

Receiving Channels: Cenit’s means enabled to receive complaints.

OFC – Offshore Financial Centers: Typically, are jurisdictions with a number relatively high of financial entities dedicated mainly to do business with non – residents. The OFC generally offer all or some of the following services: zero taxes or very low taxes; limited financial regulation; and banking secrecy and anonymity.

Conflict of Interest: Contraposition of the interests or motivations that concur or that may concur in whoever acts in the name or on behalf of Cenit, or in compliance with functions or activities assigned by this Company,

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and that may lead it to make decisions or to carry out acts to its own benefit or to the benefit of third parties and to the detriment of Cenit’s interests.

Counterparties: Individuals or legal entities with whom Cenit has business, contractual or legal links of whatever nature.

Corruption: Acceptance of a bribe through the payment in cash or the delivery or any valuables, such as products or services in kind, an offer, a plan or a promise to pay or to give something valuable (even in future) against a personal benefit, a benefit for a third party or the Company, in order to obtain an illegitimate advantage. These acts of corruption can take place, among other, by means of travel, entertaining, remission of debts or favors, among other.

Governmental Entity: For the purposes of this manual, it shall include all the bodies that make up the national, local or municipal government, the commercial companies owned by a State or controlled by it, international bodies or agencies and political parties.

LA / FT Risk Factors: Agents that generate LA / FT risk

Financing of Terrorism (FT): Financing of terrorism is the collection or supply of funds, knowing that the same will be used in whole or in part to commit terrorist acts or to contribute to the commission of terrorist acts.

FinCEN – Financial Crimes Enforcement Network: an office of the U. S. Treasury that collects and analyzes information to support the investigation efforts of the different state agencies.

Fraud: Any intentional or negligent act or omission designed to deceive third parties, the purpose of which is that the victim suffers a loss and / or that the perpetrator obtains a gain.

Fraud in Financial Statements: It occurs when there is data recorded that does not correspond to reality, or when relevant data is not recorded in the different information systems that feed the Company’s Financial Statements. Operational, sales, cots or expenses data, or the data related to projects’ progress, investments, performance indicators, among other, that are not truthful, have fraudulent financial statements as their consequence.

Government Official: it includes any person that works for a Governmental Entity or that is considered as governmental representative according t the legal regulations in force in the country of origin. Also considered as such are the private parties that perform public duties and the persons that work in the name and on behalf of a political party. Likewise, the employees and officers of companies that are owned by a State or that are controlled by it.

GAFI – Financial Action Group: Inter – government body incorporated in 1989, the purpose of which is to carry out and promote policies and measures to fight money laundering and the financing of terrorism.

Representation Expenses: The national and international representation expenses are expenses of the company and therefore are not income for any officer.

Stakeholders: Persons and organizations that make up an interdependent system of a company or organization, joined by a value promise valid for everyone, understood as the hope of wellbeing for each member and by the common goal of producing added value, through an ongoing, predictable and identifiable management system. The stakeholders are: Shareholders and Investors, Employees and Family Members, Contractors and Suppliers, Clients, Society and Community, State.

LA / FT: Acronym utilized to identify money laundering and financing of terrorism.

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FCPA Act: It is the U. S. Foreign Corrupt Practices Act. The FCPA is a U. S. Law that states that it is a felony to pay or offer anything of value, directly or indirectly, or to obtain an improper business advantage. This Law is applicable to Cenit because it consolidates Financial Statements with Ecopetrol (to which it is applicable because it is an issuer in the United States) and at the same time Cenit acts as agent for Ecopetrol.

Restrictive List: It refers to the lists regarding which Cenit will refrain from or will seek to terminate the legal or any other relationships with the individuals or legal entities included in them. The list that have these characteristics are those of the United Nations, the OFAC lists and the other lists that by their nature generate a high risk that cannot be mitigated with the adoption of controls.

OFAC Lists: Are lists issued by the Office for Foreign Assets’ Control (OFAC) of the U. S. Treasury. They contain the names of significant designated narcotics traffickers – SDNT LIST, significant foreign narcotics traffickers – SFNT LIST, significant designated global terrorists – SDGT LIST, heads of criminal organizations or terrorists or that represent one or all of the aforementioned risks.

United Nations’ Lists: Lists issued by the Security Council of the United Nations of persons and entities associated with terrorist organizations. These lists are binding for Colombia according to International Law.

Manipulations of Financial Statements: It is defined as the deliberate production, alteration or suppression of records made in a way that the financial statements are distorted.

Embezzlement: It is defined as the intentional or negligent act of disposing of the assets of the entity or of those for which it is answerable, to the own benefit or to the benefit of third parties, in a way that it causes the detriment or a distortion of the financial statements. Said embezzlement includes, but is not limited to: the physical appropriation of goods without the respective authorization, appropriation of money, securities (even in a temporary manner) to make unauthorized expenses to its own benefit or to the benefit of third parties; in general any and all appropriation, diversion or use of the assets owned by the entity or fir which it is responsible to be destined to purposes other than those for which they have been specifically manufactured, acquired or received.

Unusual Operations: Operations made by the individuals or legal entities that because of their number, quantity or characteristics, do not fall within the normal systems and practices of the business of a given sector or industry.

Suspicious Operations: Operations made by the individuals or legal entities that, because of their number, quantity or characteristics, do not fall within the normal systems and practices of the business of a given industry or sector, and according to the uses and customs of the respective activity, that cannot be reasonably justified.

Facilitation Payments: Are payments made to governmental officers in order to secure or accelerate legal and routine proceedings for a personal gain or for the benefit of the Company.

Civil Kinship: It is kinship one resulting from adoption, according to which the law estimates that the adopter, their spouse or partner and the adopted are between themselves, respectively, related as father, mother or son / daughter (Article 50, Colombian Civil Code).

Affinity Kinship: Relationship or link existing between persons who are or have been married or that have been long – term partners, and the blood relatives of the other (Article 47, Colombian Civil Code).

Consanguinity Kinship: Relationship or link existing between persons who are descendants of one same common ancestor or root, or that are related by blood links (Article 34, Colombian Civil Code).

Relative: Person with whom there is a kinship relationship.

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Perpetrator: individual who commits any act of fraud or corruption.

Disclosures: Additional information that is necessary for an adequate quantitative and qualitative interpretation of reality that is not contained in the body of the financial statements and reports, and that is disclosed through notes. The disclosures must be useful, among other things, for the users to build follow up and assessment indicators according to their needs, and to inform about the degree of progress of the entity’s investment plans, programs and projects.

Deceitful Financial Disclosures: Are false reports aimed to distort the reality of the company’s or of third party’s performance to conceal the poor performance or to have access to bonuses, use false reports to deceit investors or stakeholders and the tampering with financial statements.

Risk: Anything that can affect in a positive or negative manner the compliance with the strategic goals (of a process, project or activity). Described in terms of what can occur (event), why (cause) and effects (consequence). Measured in terms of the impact or of its consequences combined with its respective probability or frequency of occurrence.

Alert Signs: Facts, situations, events, quantities, quantitative and qualitative indicators, financial ratios and any other information that the entity determines as relevant, from which it can be interred, in a timely or prospective manner, the possible existence of a fact or situation beyond what the company determines as normal

Bribe: Offer or proposal of a cash payment or of the delivery of any valuable, as products or services in kind, an offer, a plan or a promise to pay or to give something valuable (even in future), in exchange for a personal benefit, or a benefit for a third party or for the company.

Information and Financial analysis Unit (UIAF): Special Administrative Unit attached to the Ministry of Finance and Public Credit, the purpose of which is to prevent and detect possible money laundering and Financing of Terrorism operations in different economic sectors.

4.	CONDITIONS AND GENERAL GUIDELINES

This manual is a compilation of clear provisions addressed to the members of the board of directors, workers and contractors, regarding the need to comply with the applicable rules in order to have the best practices and risk management. In addition, these provisions are aligned with Ecopetrol S. A. to establish a direction regarding everything related to fraud, corruption, money laundering or financing of terror, and complying with the national and international provisions applicable to the issue. It is mandatory for all the employees, members of the board of directors, contractors, suppliers and clients of Cenit.

Cenit will not tolerate any event of corruption, fraud, money laundering or financing of terrorism. No employee, member of the board of directors, contractor, supplier or client of Cenit must incur by omission, negligence and / or intention in acts associated to any of these issues.

Cenit, its employees, members of the Board of Directors, contractors, suppliers, clients, agents and representatives must comply with all the provisions of this regulation.

It is the duty of each and all of the members of the Board of Directors, employees and / or contractors to prevent events of fraud, corruption, money laundering or financing of terrorism and, in case of identifying any situation, it will have the duty to report it immediately through the report line stipulated.

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Cenit will not tolerate the employees or representatives that achieve results in exchange of breaking the law or of acting in a dishonest manner. The Company’s top management will give its full support to all employees and representatives that refuse to make improper payments, even if as a result thereof a business opportunity is lost.

On its part, Cenit has the obligation to propitiate the culture of prevention, detection and control of any event associated to the issues of compliance, and it will seek to manage in an adequate manner the cases detected to take corrective measures, to inform the relevant entities and even to implement punishments to the actors involved in the event of default.

Cenit will make all the studies and analyses necessary to determine whether or not an act of corruption, fraud, financing of terrorism or money laundering was committed, notwithstanding the position, level, relationship with the company or seniority of the persons allegedly linked to it.

If the employees and the representatives have any doubt or concern regarding the application of these rules in they daily work, or laws applicable to Cenit and its responsibility in the matter, it can file a query through the receiving channels.

5.	PERFORMANCE OF THE PURPOSE

According to the provisions of item 2 of this Manual, it will be made in the following issues: Antifraud, Anticorruption and Management of the Money Laundering and financing of Terrorism Risk.

5.1	Antifraud

There is no justification or excuse for the deliberate submission of information that is not adjusted to reality or for the misrepresentation of the facts. This type of activity could be considered as fraud and it can result in the civil and criminal liability for Cenit’s workers as well as for the Company itself.

These guidelines are designed to help not only the workers but all the persons that have a business relationship with Cenit to identify potential fraud events and to ensure an adequate process for the prevention, detection and response to fraud, in order to contribute to the mitigation of the fraud risks.

▪	Fraud Types

i)	Inadequate Recognition of Income: It consists on the undue alteration or manipulation of the income creating the appearance that the Company had a performance that was not according to reality.

ii)
Partial disclosures or disclosures not according to reality: It consists on disclosing to the market erroneous or incomplete information regarding its economic facts, in order to present an economic situation of the Company that does not correspond to reality.

iii)
Tampering with expenses: It consists on the alteration or undue classification or tampering with the expenses for example for: evade taxes, distribute less profits, underestimate expenses to manipulate profits, among other.

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iv)
Tampering with Assets: It consists on the alteration or undue classification or tampering with the value of the assets to, for example, conceal the undercapitalization, improve financial ratios to obtain loans, etc.

v)
Tampering with Provisions: It is the risk derived from adjusting in an undue and inconsistent manner the Company’s provisions, for example to tamper with the net profits, not to distribute dividends, etc.

vi)
Adulteration of Accounting Records: It is the risk derived from making undue adjustments to the financial information systems or any other system that feeds it, in order to hide, among other things, bribes, shortages or to commit fraud for their own benefit or for the benefit of third parties.

vii)
Undue appropriation of assets or undue use of the position for personal benefit; it is the risk derived from the use of an asset owned by the company for a purpose other than the one reflected in the Financial Statements. Likewise, it includes making undue or corrupt payments, to receive unauthorized loans or the abuse of confidence of employees for the personal usufruct, such as, for example, the undue use of credit cards by members of the top management or alteration of indicators for the calculation of bonuses.

On top of the foregoing, the following actions can constitute fraud:

▪	Any dishonest act that prevents reflecting the reality of the Company in the financial and non – financial information.

▪	The undue appropriation of funds, valuables, materials or other assets

▪	Irregularities in the management of the information or money or financial transactions

▪	Speculation as a result of the knowledge of privileged information of the company’s activities

▪	The disclosure of confidential information of Cenit and / or the Ecopetrol Corporate Group or of third parties.

▪	To accept or request any valuable item from the contractors, vendors or providers of services or materials to the company

▪	Destruction, removal or inadequate use of the assets

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▪	Alteration or tampering with the income, creating the appearance that the Company had a performance that is not true.

▪	Alteration or tampering with the expenses to evade taxes, allocate less profits, to tamper with the profits, to present a better performance, among other things.

▪	Adjust, in an undue and inconsistent manner, the Company’s provisions to tamper with the net profits, not to distribute dividends, present a better performance, among other.

▪	To make undue adjustments of the accounting ledgers in order to conceal, among other things, bribes, shortages or to commit frauds for the personal benefit or to the benefit of third parties

▪	Expenses that are not supported in formal documents

▪	Destruction, adulteration and falsification of documents that support the payments.

▪	Unauthorized payments

Below we detail some fraud alert by accounting group, which must be taken into account to identify possible fraud events, and to be able to prevent the materialization of the risk.

Assets

Cash

▪	Checks drawn in favor of the Company without restriction, that can be falsely endorsed and deposited in private accounts, when these operations are not registered in the company’s books.

▪	Inactive or not closed bank accounts that, taking advantage of their lack of changes can be unduly used to deposit checks in favor of the Company to seize their amount later on.

▪	To deposit checks without leaving evidence in the records or reestablish money from collections that have been previously diverted or appropriated in an irregular manner

▪	To issue bearer checks that facilitate the falsification of the endorsement or to make the endorsement through deceitful procedures

▪	Undue use of the cash in hand through collusion, whereby the cash is given by the person in charge of its management to an accomplice for it, during one

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or several days (longer periods when no counts are regularly made) carry out commercial operations, particularly of sale and purchase of foreign currency, replacing the amount at the end of the day or after the agreed period, as the case may be.

▪	Not to make cash counts

▪	Annulled or missing cash receipts

▪	Falsification or irregular preparation of bank reconciliations

▪	“jineteo” (to obtain profit from someone else’s money)

▪
Undue petty cash reimbursements, using a supports vouchers the amounts of which have already been repaid and therefore duly accounted for, or increasing the amounts or values of the vouchers to be reimbursed through their adulteration, Also, utilizing false vouchers or supports to reimburse the petty cash fund.

Projects

▪	Transfer of materials used and charged to the projects as if they were new

▪	Not to withdraw from the cost of the project materials and equipment of important value that can afterwards be sold or transferred.

▪	To rent or purchase equipment that remain out of use

▪	To acquire obsolete or unnecessary materials or equipment

▪	To divert the discounts granted in purchases

▪	Unjustified delays in the formalization of the closing of projects and their due capitalization

▪	Unjustified important deviations in the completion of projects or in the costs incurred regarding the initial estimates of the cost of the project

▪	Payments for the rental of equipment and materials that exceed their actual or market cost.

Property, Plant and Equipment

▪	Significant differences in the reconciliation between the physical inventory and the one registered in the system

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▪	Inventory that cannot be easily inspected

▪	Transfer of property of the assets

▪	Assets used by employees for their personal gain

▪	Falsification or irregular preparation of reconciliations between the detailed records (kardex) and the accounting balances

▪	Frequent or unusual adjustments to the Fixed Assets’ account (obsolescence, sales, thefts, among other)

▪	The fixed assets in the accounting records that apparently are not related to the Company’s business

▪	Lack of adequate policies and procedures to determine whether or not the property and the equipment have been adequately received and registered.

▪	Lack of procedures to control fixed assets that are transferred from one facility to another.

▪	Existence of warehouses or places to store fixed assets that still have useful life but that for whatever reason are not being utilized

Liabilities

▪	Recurring payments to suppliers for the same amount

▪	Multiple vendors with the same name or similar names, the same phone number, the same electronic mail or the same bank account in the vendors’ master

▪	Multiple addresses for one same vendor

▪	Differences between the invoicing address or the address for the remittance of payments to a supplier and its address in the vendors’ master

▪	Non documented changes in the vendors’ master

▪	Several invoices with consecutive numbers from one same vendor

▪	Significant increase in the amounts of the payments to a vendor without a justified reason

▪	Non – segregated functions in the preparation and registration of payments to suppliers

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▪	Frequent adjustments to the balances of a vendor for reasons such as the return of inventories

▪	Manual drafting of checks

▪	Payments directly registered as expenses and not as accounts payable

The liabilities from the acquisitions in some occasions are presented in different quantities, in general, below the actual figures, which means that not all the obligations or credits are registered, as well as the accruals or accumulated liabilities, and therefore the required provisions.

In the payments of works’ contracts, it is common to have the undue appropriation of cash, inserting in the supporting documents or works’ minutes quantities of works and workings higher than those actually done, which leads to the issuance of checks or payments for amounts higher than the ones actually due for the work done.

Diversion of funds from loans granted to the Company, not recording them in the books or using the sums destined to their repayment in an undue manner.

Income

▪	Undue appropriations of cash, through the lack of registration of sale invoices, of accounts receivable, to cash the money afterwards

▪	Important adjustments of the income at the end of the accounting period

▪	In order to conceal the subtraction of materials, the charges made on accounts receivable are offset against the returns, discounts and rebates’ account.

▪	Income from scrape or waste can be unduly appropriated, omitting to record all the relevant sales or forging the quantities or weight of the materials

▪	Unusual increases in the sales in the months near the close of the period

▪	The clients with unknown names or addresses that do not have an apparent relationship with the business.

▪	Improvement of the late payments as a percentage of sales

▪	Lack of supporting documentation (for example purchase orders, shipping documents).

Expenses

Below are some of the alerts to be taken into account:

▪	The reimbursement requests justified only with a copy of the credit card statement

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▪	Different employees with the same address or phone number

▪	Significant amount of amortizations in the current period when compared with the previous period

▪	Decreasing trend of the payments of the accounts receivable

▪	Lack of security in the custody of cash or checks

▪	Excessive number of annulled checks

▪	The excess of expenses (advertising, legal consultancy) or unexpected tendencies of the expenses

▪	Poor segregation of functions

▪	Fictitious, duplicate or altered invoices

▪
The collusion of the company’s suppliers and employees can lead to the acceptance of invoices for amounts in excess of those of the actual operations, where the employees afterwards receive their share of the excess payment

Disclosures

To disclose to the market erroneous / incomplete business data to present a different economic condition of the company

▪	Changes in accounting policies

▪	Dominant figure in the top management (CEO, CFO, COO) that may believe that the entity must incur in expenses in its name

▪	Disclosures that are not presented, incomplete or complex, particularly when compared with its peers

▪	Inaccuracies or omissions of information or operation transactions with related parties

▪	The funds transferred from or to the company to a related party of goods or services that were never provided

5.2	Anticorruption

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In general, corruption is the will to act in a dishonest manner in exchange for money or personal benefits causing damages, unjustly favoring few persons that abuse their power or position. It not only creates unfair competition but also limits the path to the organizational efficiency and the integrity of the persons.

5.2.1	Corruption Modalities

5.2.1.1	Conflict of Interest

In a wide definition, there is conflict of interest in any action that must be carried out or decision that must be made by a person in the name or on behalf of Cenit or pursuant to the activities or functions assigned by this Company (by the competent persons); that ay be to the benefit o the person acting or deciding, its spouse or partner, its relatives, or a legal entity in which he / she, its spouse or partner or its relatives have economic interests or discharge management or direction duties.

The conflicts of interest are considered as acts of corruption when concealed or not disclosed and therefore the Company does not have the opportunity to solve them, in a way that the private interest prevails over the interest of the Company.

Duty to disclose Conflicts of interest

To safeguard the interest of the company and to guaranty the adoption of transparent and objective decisions and that are to the benefit thereof, the Managers and all others that act in the name or on behalf of Cenit or pursuant to activities or functions assigned by this Company (by the competent persons), must disclose any conflict between their personal interest and the interest of Cenit when dealing with clients, vendors, contractors, and any other person that has participation or interest, directly or indirectly.

Therefore, all of Cenit’s workers that are in a potential conflict of interest must proceed in agreement with the provisions in this regard in the Ethics Code.

5.2.1.2	Bribe

It is possible to be immersed in a bribe situation when a proposal is received to benefit someone in an undue manner, against money, things, promises pr favors, present or future, to the detriment of the interest of the Company. The mere representation of the undue offer does not generate the act of corruption, provided that there is a refusal of the offer and the facts are denounced, according to the relevant provisions of the Ethics’ Code. The undue offers can be tangible or intangible things, such as services, training, discounts, loans, advantageous conditions to obtain a product or service, rewards, travels, transportation, tickets to concerts or entertainment, shares, utilization of vacation facilities, or recreational plans.

For the purposes of the foregoing, Cenit’s workers must observe the relevant provisions in the Ethics’ Code.

5.2.1.3	Internal Corruption

Acceptance of bribes offered by third parties to Cenit’s personnel, so our decisions, actions or omissions benefit a third party, to the detriment of Cenit’s interests.

5.2.1.4	Corporate Corruption

Acceptance of bribes from Cenit’s officers towards Governmental Officers or third parties, in a direct manner or through Agents, so their decisions, actions or omissions benefit Cenit or an officer thereof.

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Cenit, abiding by the legal regulations and by virtue of its principles and values, forbids the bribing or public officers to carry out its business in all the places in which it operates. Under no circumstances a payment, gift or promise will be made to any officer or employee of a Governmental Entity so their decisions, actions or omissions benefit Cenit or any of its employees.

If one of Cenit’s employees or representatives receives a bribe request or a request for a suspicious payment from any person, this request must be immediately reported to the respective hotline. Any person denouncing, in good faith, an alleged or real breach of the provisions of this Manual or in any national or international anticorruption standard will be protected against any kind of reprisal.

▪	Below we present some of the actions that constitute corporate corruption:

i)
To obtain illegitimate advantages: Payment of a bribe to a governmental officer to obtain an illegitimate advantage versus the competitors, in order to receive a permit or right of operation in a territory or to give viability to a business.

ii)	Facilitation Payments: Are payments made to secure or expedite proceedings before Governmental Officers, of a legal and routine nature.

iii)
Political Contributions: The political contributions comprise any contributions, in cash or in kind, made in order to support a political cause. These contributions may include goods and services, or advertising supporting the political party. No direct or indirect contributions must be made to political parties or private persons involved in politics in exchange for advantages in commercial transactions.

iv)
Diversion of Monies from social investment activities and / or sponsorships: The Company must carry out, through the persons responsible of this activity, the constant monitoring of the final destination of the resources to guaranty that the social investment made by the Company pursuant to its social responsibility and / or the sponsorships are not used as a subterfuge to bribe or commit acts of corruption

5.2.1.5	Economic Extortion

It is construed as economic extortion any act to subdue the will of an officer accompanied by a threat or force, in order to obtain a benefit for the person or for a third party; in this sense, Cenit rejects any act of extortion, which have criminal sanctions regulated in Law 599 of 2000, Colombian Criminal Code.

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5.3	Activities for the Prevention of Fraud and Corruption (risk identification and controls)

a)	Assessment and identification of risks of fraud, corruption, money laundering and the financing of terrorism

Within the framework of Cenit’s Risk Management Model there will be a periodic identification of possible fraud, corruption, money laundering or financing of terrorism events, within the framework of Cenit’s operation processes.

This identification will be made in an integrated manner in the Company’s risk – control matrixes to ensure its operation and monitoring within Cenit’ processes scheme.

The identified risks will be assessed with the Matrix for the assessment of processes, and must consider the different schemes and scenarios.

The assessment of the fraud and corruption risk will be made with the participation of the professionals that internally see to this matter.

In case of organizational changes of importance or in the environment in which the Company operates, there must be fraud and corruption risk assessments according to the occurrence of those events under the new organizational structure and functions’ segregation scheme.

b)	Implementation and execution of Antifraud and Anticorruption controls

After the identification of each risk, the design and the implementation of the control must be assessed, those controls must be implicit in Cenit’ Internal Control System. All the employees are responsible for those controls and must ensure their compliance.

For each control, it is necessary to assess whether or not the design of the control is adequate for the mitigation of the risk.

In case of deficiencies in the design or operation of the controls associated to a fraud and / or corruption risk, it must be assessed if the set of controls as they are designed or operating actually mitigate the respective risk, If it is concluded that the set is not being effective, those responsible for the controls must establish additional or alternate controls that effectively mitigate the risk.

c)	Monitoring of materialization of risks and effectiveness of controls

The management monitors the quality and the effectiveness of the Antifraud and Anticorruption controls:

▪
Ongoing supervision: Activities carried out by all of Cenit’s staff in the ordinary course of the performance of the Company in which it is possible to identify possible fraud risks, including corruption without mitigating controls. Within the quarterly review made of the risk – control matrixes and the risks materialized by quarter, they must include the review of the fraud, corruption, money laundering and financing of terrorism risks, as well as of conflict of interests and gift acceptance.

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▪
Self assessments: All the executors of control as owners of each process, will make self – assessments in which they evaluate the controls under their responsibility; these controls include the anticorruption and antifraud controls of their processes.

▪
Process Certificates: The managers, directors, and leaders are responsible for establishing, maintaining, assessing and monitoring the internal control of the processes in their charge, which includes the anticorruption and antifraud controls of each one of their processes.

▪
Transparency Compact: It is a joint declaration in which everyone related to internal control (officers, contractors and members of the board of directors) express their understanding and compliance associated to fraud, corruption, money laundering, terrorism funding, conflict of interest and acceptance of gifts, which takes place at least once a year. The Transparency Compact includes, among other things, the representation of the understanding of the Corporate Governance Code, the Ethics Code and this Manual; likewise, it includes specific questions about the knowledge of fact or indications of possible acts of corruption or irregularities committed in the Company.

▪
Verifications made by the support areas: The assurance and internal audit groups coordinate their activities in order to make assessments of the areas of the Company to verify the effectiveness of the design and the operation of the controls, in this case the controls identified as anticorruption and antifraud.

▪
Assessment of the internal control system by the internal auditor: Internal Audit, based on its knowledge of the business and the results of the execution of the general audit plan and the specific evidences of controls, must make an integral and independent assessment of the effectiveness of the internal control system, which includes the anti - fraud and anti – corruption controls.

▪
Report on the risk of corruption and the effectiveness of the respective controls: the Ethics and Compliance Officer will make an annual report that will be presented to the Audit Committee of the Board of Directors that contains the most relevant aspects of the effectiveness of the program for the prevention of corruption and fraud.

5.4	Management of the Money Laundering and Financing of Terrorism Risk (LA / FT)

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The La / FT prevention will be made according to the following guidelines by means of the application of the controls for each one of the counterparties or risk factors.

5.4.1	Guidelines

5.4.1.1	Guidelines for the acceptance of counterparties

a)
No business or other relationship is started with individuals or legal entities when there are elements that imply reasonable doubts about the legality of their operations or the legality of their resources

For these purposes, no business or other relationship is started with individuals or legal entities with persons included in lists considered by Cenit as restrictive.

Similarly, no business or other relationship is started with individuals or legal entities when any of the following persons appear in such lists:

▪	Partners

▪	Legal representatives

▪	Members of the Board of Directors

▪	Shareholders, members or associates that own 5% or more than the equity, contributions or shareholdings.

b)
To the extent that it is legally possible to terminate the respective legal acts, no individuals or legal entities included in restrictive lists or when their legal representatives, board members or shareholders, members or associates that own 5% or more than the equity, shareholdings or shares that are included in such lists shall be kept as counterparties.

c)
Regarding the counterparties’ stakeholders in the treasury relationships, commercial or business relationships are started only with financial institutions in Colombia or abroad that are duly supervised by the respective control body, that have a well known track record and that have implemented mechanisms for the prevention and control of money laundering and financing of terrorism (LA / FT).

Also, regarding these same stakeholders, no commercial or business relationships are maintained with entities in these circumstances:

▪	Entities classified as “shell banks”

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▪	Entities located in offshore financial centers (OFC), unless:

◦
Belong to a financial group or are member of a financial entity with a well known proven record, that are under the oversight of the control entity of its country of origin and that have the adequate LA / FT prevention and control tools.

◦	Are subject to the oversight of the authority of the country that regulates the parent financial entity or group.

Additionally, the entities that meet any one of the following conditions will be considered as a red flag:

▪	Entities located in countries classified as non – cooperating according to the Financial Action Group (GAFI)

▪	Entities named as of special concern regarding money laundering, either as institution or jurisdiction, by FinCEN

▪	Entities located in countries subject to OFAC sanctions, including states that sponsor terrorism

In the aforementioned cases, the officers in charge of the Finance and Administration Management must perform the relevant verifications and inform the Ethics and Compliance Officer.

5.4.1.2	Guidelines for the counterparties with a higher LA / FT risk

The counterparties that reflect a higher inherent LA / FT risk are the following:

▪	Counterparties that appear in the control lists adopted by Cenit

▪	Counterparties the operations of which have been reported as unusual and that the assigned group internally determines as of a high risk

▪	Counterparties that carry out activities classified as LA / FT according to the Colombian law and the international standards for the prevention of LA / FT (Form 1)

▪
International counterparties located in geographic areas of a higher LA / FT risk. Internally, it will be determined which are the geographic areas that must be considered as of high LA / FT risk (Form 2)

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The classification as high risk is applicable to the following counterparties only:

▪	Suppliers

▪	Clients

▪	Partners (the latter only in respect to the geographic area location)

Regarding the counterparties that reflect a higher La / FT risk level, more astringent controls are established.

5.4.1.3	Guidelines for the Control of Operations of the Counterparties and Detection of Unusual Operations

For the purposes of determining eventual unusual operations, a system for the control of the operations of the counterparties will be adopted, based on the following aspects:

▪	Principle of know your counterparty

▪	Principle of know the market

▪	Instruments for the detection of unusual operations

The foregoing principles and instruments will be developed with the application of the controls mentioned in this manual.

5.4.2	General Controls

Description of the controls for the prevention of La / FT

Control 1 –To identify the counterparties, information and documentation

Besides the information and documentation requested within the relevant processes for the full identification of the counterparties, for the purposes of the prevention of control of LA / FT, it is required:

a)	Declarations of prevention and control of La / FT (Form 3)

b)	Certification of application of standards of prevention of LA / FT for companies obligated to adopt systems for the prevention of LA / FT (Form 4)

c)
Certification of participation in the capital of shareholders, partner or associates that own 5% or more of the equity, contribution or shareholding (Form 5). This certification is required in the case of legal entities in which due to the nature of their shareholders, members or associates the same do not appear in the certificate issued by the Chamber of Commerce.

Said representations and certifications can be included in the forms utilized for the identification of the counterparties.

Control 2 – To identify the counterparties in the treasury process

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Besides the information and documentation requested for the counterparties in the treasury process for their full identification, for the purposes of the prevention of LA / FT, it is required:

▪
Certification evidencing that they have appropriate and enough prevention and control mechanisms that allow knowing, preventing and mitigating in an effective manner the risks inherent to money laundering and financing of terrorism (national counterparties) (Form 6)

▪
Certificate evidencing that it is a financial institution supervised by the competent control body in its country, that is not considered as a Shell Bank and that has adequate and sufficient prevention and control mechanisms that allow knowing, preventing and mitigating in an effective manner the risks inherent to money laundering and the financing of terrorism (international counterparties) (Form 6).

Control 3 – Verification of whether or not the counter party falls within the acceptance guidelines

Before starting a legal or contractual relationship it is necessary to review the restrictive lists (OFAC Lists and United Nations’ Lists) regarding the respective counterparties, be they individuals or legal entities. This review has to be made by each area owner of the process.

The control of restrictive lists, in the case of legal entities, always includes:

▪	The legal entity

▪	Legal Representatives

▪	Members of the Board of Directors

▪	Shareholders, members or associates that own 5% or more than the equity, contributions or shareholdings

For the review of the lists, the person responsible must obtain the information of the individuals or legal entities when reviewing the Certificate of the Chamber of Commerce, and of the list of members that own 5% or more than the equity, contributions or shareholdings. This certification is required for the case of legal entities, that, because of their nature, the respective shareholders, members or associates do not appear in the certificate of the Chamber of Commerce.

When the list control is applied and there are matches in any of the restrictive lists, the process is suspended and no contract whatsoever must be entered into. This fact is immediately notified to the Ethics and Compliance Officer.

In the event that the match occurs in respect of the U. N. list, the Ethics and Compliance Officer must inform this fact to the UIAF and to the National Intelligence Agency of Colombia or the entity that takes its place.

Control 4 – Verify if the counterparty is within the acceptance guidelines – real estate management

Before acquiring, leasing or establishing an oil easement, a review of the restrictive lists must be carried out as follows:

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▪	Acquisition of property of real estate or taking of property in leasing for activities that are not typical of the hydrocarbons industry:

◦	There must be control of restrictive lists regarding to all the owners evidenced in the certificate of ownership and transfer of the property (at least the last 20 years of history of the property).

◦
No property is acquired or leased whatsoever if the certificate of ownership and transfer of the property shows as the last owner a person included in the restrictive lists. In case that those who appear in the restrictive lists are previous owners, it is necessary to analyze, in each case, whether or not it is appropriate to lease or purchase the property in terms of the risk of extinction of property and regarding the possibility that said fact is an indication of the illicit origin of the property.

◦
Notwithstanding the decision made, the person responsible for the verification of lists must immediately report that fact as unusual operation within Cenit to verify whether or not it is applicable to make the report to the respective entity. Cenit must complete the process fir the analysis and report of unusual operations, reporting to the ethics’ Table the fact so it can make all pertinent decisions and report to the respective authorities, if such is the case. In case that the Ethics’ Table makes the decision to report to the respective authorities, Ecopetrol S. A. will be informed, for control purposes.

▪	Exercise of Oil Easements:

o
There must be control of the respective lists regarding the last owner of the property evidenced in the certificate of ownership and transfer of the property and / or its tenants or the persons occupying it.

o
If the last owner and / or tenants or persons occupying it appear in the restrictive lists, it is necessary to analyze whether or not there is a possibility not to establish the easement of the property, from an operational, financial, legal and economic point of view, and particularly because of the possible impact on the public utility aspect involved in the oil and gas industry. This analysis must be duly supported, reasoned and documented by the responsible area.

o	If after the analysis it is concluded that there is a possibility not to establish the easement in the respective property, the easement is not established in it.

o
If after the analysis it is concluded that it is necessary to establish the easement on the property for reasons of public utility nature of the oil and gas industry, the responsible area will inform the Ethics’ Table of the studies made and its respective suggestion. The responsible area, in each case, will make the relevant decision and

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the actions to be followed, for which it must bear in mind the suggestions of the ethics table.

o
Notwithstanding the decision made (whether or not to establish the easement), the person responsible for the verification of lists reports this fact to the Ethics Table as unusual operation to take all respective measures.

o	The ethics table, together with the Ethics and Compliance Officer will define if it informs this fact to the Prosecutor’s Office, pursuant to article 56 of Law 793 of 2002.

▪	Acquisition of the ownership of the properties for activities typical of the hydrocarbons’ activities:

o	There must be control of restrictive lists regarding to all the owners evidenced in the certificate of ownership and transfer of the property (at least the last 20 years of history of the property).

o
If the last owner and / or tenants or persons occupying it or any of the prior owners that appear in the certificate of ownership and transfer of the property, it must analyze whether or not it is absolutely necessary to acquire the property from an operational, financial, legal and economic point of view, and particularly because of the possible impact on the public utility aspect involved in the oil and gas industry.

o	If after the analysis it is concluded that it is not it is absolutely necessary to acquire the specific property because there are other options, then the property will not be acquired.

o
If after the analysis it is concluded that it is necessary to purchase the property for reasons of public utility nature of the oil and gas industry, the responsible area will inform the Ethics’ Table of the studies made and its respective suggestion. The responsible area, in each case, will make the relevant decision and the actions to be followed.

o
In any case, if it is defined that it is absolutely necessary to acquire the property in particular, the Ministry of Mines and Energy will be asked to resort to the administrative expropriation proceedings.

Control 5 – Verify whether or not the counterparty is within the acceptance guidelines (treasury process)

To determine whether or not the counterparty in the treasury operations is within the acceptance guidelines, the following activities will be carried out:

▪	National Counterparties

◦	Check if the counterparty is a financial entity supervised by the Financial Superintendence of Colombia

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◦
Demand a written certificate by the legal representative with enough powers to obligate its entity, evidencing that they have appropriate and sufficient prevention and control mechanisms that allow them to know, prevent and mitigate in an effective manner the risks inherent to money laundering and the financing of terrorism.

◦	Only when said certificate is attached in a satisfactory manner, the legal relationships with the counterparty may start.

◦	Te certificate must be updated at least once a year

◦
Demand a certification signed by the legal representative, informing Cenit that the entity has not been sanctioned by the Financial Superintendence for infractions or breaches of the SARLAFT during the last three (3) years.

▪	International Counterparties

o	Check if the counterparty is located in countries classified as non – cooperative according to the Financial Action Group (GAFI)

o	Check if the counterparty is located in countries subject to the sanctions of the OFAC, including states that sponsor terrorism

o	Check if the counterparty is signaled as of a special concern regarding money laundering either as institution or jurisdiction, by FinCEN

o	Check if the counterparty is located in offshore financial centers (OFC) and if it falls or not within the exceptions that allow starting commercial relationships with them.

o	To demand a written certificate signed by the legal representative with enough powers to obligate the entity, evidencing:

▪	That it is a financial institution supervised by its country’s control body

▪	That it is not considered as a shell bank

▪
That it has adequate and sufficient prevention and control mechanisms that allow knowing, preventing and mitigating in an effective manner the risks inherent to money laundering and the financing of terrorism

o	Only when said certification is furnished in a satisfactory manner, the legal relationships with the counterparty can start.

The certification must be updated at least once a year

Control 6 – To determine the types of counterparties that can represent a high La / FT risk

To determine the types of counterparty that can present a high LA / FT risk, the following activities will take place:

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a.	To review whether or not the counterparty is included in any of the control lists defined by Cenit

In the case of individuals, the review of lists will be made in relation with:

▪	The legal entity

▪	Legal representatives

▪	Members of the Board of Directors

▪	Shareholders, members or associates that own 5% or more than the equity, contributions or shareholdings

For the review of the lists, the person responsible must obtain the information of the individuals or legal entities when reviewing the Certificate of the Chamber of Commerce, and of the list of members that own 5% or more than the equity, contributions or shareholdings. This certification is required for the case of legal entities, that, because of their nature, the respective shareholders, members or associates do not appear in the certificate of the Chamber of Commerce.

b.	To check if the counterparty carries out activities classified as of a high LA / FT risk according to the Colombian law and the international standards for the prevention of LA / FT (Form 1).

c.	In the case of international counterparties, to review if the counterparty is located on risk geographic areas (Form 2).

In any of these events, the counterparty is considered as of a high LA / FT risk and is the subject of an improved due diligence, and therefore they must apply to this counterparty, in addition, the controls defined in the next item

Control 7 – To apply the due diligence improved of counterparties that represent a high La / FT risk

The counterparties that receive a high LA / FT risk rating are the subject of the following measures:

▪	Interviews with the suppliers or clients

▪	To update the information and documentation every year. In case that any vendor or client of this type does not update the information, this is construed as a ”red flag”.

▪	To obtain the signature of the vendor or client in the registration form.

▪	The approval of suppliers or clients of a high LA / FT risk rating is made by a higher body

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▪	Likewise, it is necessary to obtain the approval to continue with the commercial relationship in case that one of Cenit’s providers or clients becomes one.

Control 8 – Controls for the Prevention of LA /FT in the payment process

a.	Payments made to third parties:

▪	Endorsement of Invoices

◦	A control of the restrictive lists is made regarding the legitimate holders of invoices that has been endorsed by Cenit’s counterparty (seller or the goods or provider of the service)

◦

◦
In case that those holders appear in restrictive lists, an internal unusual operation report is made to whom it may concern inside Cenit and afterwards to Cenit’s Ethics table makes, if such is the case, the report; however, for the purposes of control and monitoring said act is reported to Ecopetrol.

▪	Assignment of Economic Rights

o	A control of restrictive lists is made regarding the assignees of the credit or of the economic rights.

o	In case that any assignee of the credit or of the economic rights appears in the restrictive lists, an internal unusual operation is made

▪	Assignment of Contractual Position

o	Before authorizing the assignment of a contractual position, the control of restrictive lists is made regarding the assignee proposed

o	If the assignee appears in those lists, the assignment is not authorized by Cenit.

o	Without prejudice to the foregoing, before proceeding with the payment, the control of restrictive lists is made regarding the assignee of the contractual position.

o	In case that it appears in the restrictive lists, an internal unusual operation is made

b.	Payments received by Cenit

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▪	The payments made by the counterparties to Cenit must be made in a direct way and with their own funds and not through third parties or with funds of third parties.

▪
Only payments from third parties are admitted, by prior and express authorization of the respective manager or director, which can take place only in consideration of the exceptional circumstances that make impossible the direct payment or that make it very expensive.

▪	Before giving that authorization, the area in charge of the counterparty verifies the restrictive lists of the third party that will make the payment.

▪	The respective authorization can only take place if the verification of lists produces satisfactory results.

In case that the Finance and Management Office detects that payments are being made by unauthorized third parties, it makes an internal unusual operation report.

Control 9 – Detection and report if unusual operations

a.	Instruments

For the follow up and control of the operation of the counterparties and to detect eventual unusual operations, the persons responsible must rely on the following documents:

▪	Market Knowledge (applicable to clients and suppliers only)

Those responsible of the control and follow up of the counterparties must know the particular characteristics of the economic activities of the counterparties.

The knowledge of the counterparty and of the market in which the counterparty works allows the person responsible to establish, in a clear manner, which are the usual characteristics of the economic agents that participate in it and the transactions carried out by them.

Are considered as unusual operations of the counterparties those that may be outside the market in which the company works.

Likewise, the person responsible must consider as an unusual operation the operation the amount or characteristics of which is not related to the economic activity of the counterparty or that are not framed within the usual systems and practices of the business of a given industry or sector

▪	Alert Signals

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To identify eventual LA / FT “alert signals” that the counterparties may be doing, the person responsible must take the “alert signals” into account.

It is also considered as an alert sign that configures an unusual operation, the fact that the counterparty, its managers or partners appear in some of the restrictive and control lists adopted by Cenit.

Below we detail some LA / FT alert signals

◦	The required commercial documents are not submitted

◦	The financial past is not clear or there is reluctance to submit information about the labor activity, business and origin of the funds

◦	Refusal to submit information about credit capacity

◦	Interest to establish commercial links with Cenit on behalf of a third party of which there is no clear and complete data

◦	Ro be included in restrictive lists

◦	Regarding foreign citizens, he existence of commercial or judicial problems in the country of origin

◦	That in the interview, the supplier is reluctant to answer or upset with the questions, or that its answers are evasive regarding the knowledge thereof.

◦	That the supplier is reluctant to provide I. D. documents of its owners, or references.

◦	The data provided by the vendor are not congruent or true, are out of date, cannot be verified or are insufficient and the customer insists in not clarifying them or supplement them.

◦	Potential suppliers the business or financial sources of which are not clear or that is reticent to give details abut the origin of its funds.

◦	That it refuses to disclose relationships with other companies or financial institutions.

◦	Threat of or attempt to suborn the officer of the entity so it accepts incomplete or false information.

◦	Supplier the operations of which do not correspond to the market ones

◦	To carry out operations through an attorney in fact without having a valid reason to do so

◦	When one same person acts as legal representative or owner of different companies, all of which have the same address or phone number

◦	Registers as address a P. O. Box or the address of the company is the same than the address of other companies without apparent link

◦
That the vendor or some of the managers or partners appear in the control lists adopted by Cenit or that have appeared in the media or in the lists classified as allegedly involved in illicit activities

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◦	The financial situation of the company does not match the type of income of the activity of the company or of its partners.

◦	The supplier refuses to inform the origin of its funds

◦	Supplier without the minimum information required

◦	Information is not coherent with that obtained by Cenit

◦	Suppliers not well known in the market that make purchases for high volumes and the date of incorporation of the company is quite recent

◦	Vendors who refuse to enter into the representations about LA / FT prevention defined by Cenit

◦	Several companies have common members, managers, administrators or legal representatives without having a report as business group, or without a clear justification

◦	Supplier the operations of which do not correspond to the financial data given

◦	Their information, address, phone, etc. change quite frequently

◦	Companies that have a very low subscribe capital and / or a very ample corporate purpose

◦	Evidences indebtedness that do not correspond to the vendor’s declared income

◦	Companies that do not have agencies or branch offices but anyway carry out several operations with large sums in different cities or countries, which are not clearly related to their economic activity

◦	The company refuses to receive Cenit’s workers in its offices

◦	Supplier that, being subject obligated to adopt LA / FT systems, refuses to sign the certificate demanded by Cenit

◦	Supplier that requests the assignment of the contract or the economic rights of the contract without a clear justification

◦	Supplier who refuses to deliver the list of partners that own 5% or more of the equity

◦	Important amounts of accounts payable to private parties, when the same do not have a clear link with the company or a defined economic activity

◦	Companies less than one (1) year old, with important assets, without justification

◦	Companies with income higher than the average of the economic sector to which they belong

◦	Companies that have been incorporated with low equity, receiving soon after large amounts of investment of an unknown origin

◦	Companies with operation margins quite departed from the average

◦	The vendor is a publicly exposed person (e. g. who occupies a public position, publicly recognized, who manage public funds)

◦	The company has new owners

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◦	The company was acquired when it was in a difficult financial condition to comply with its obligations

◦	Suppliers who present large volumes of purchases without using credit, and a large part of it is paid in cash

◦	The entry of unknown members

◦	Unjustified growth of the income when it does not have important or stable clients

◦	Early payment of liabilities for high amounts

◦	Early payment of obligations without reasonable justification of income sources

◦	Clients that make payments above their debts and do not request the refund of the excess payment

◦	Payment of obligations by third parties

The following is a non – exhaustive list of alert signals that is useful to detect suspicious operations:

◦	The goods or substance is destined to a region in which there is no ordinary demand thereof

◦	The volume of weight of the goods or substance exceeds the level of consumption known in the region in which it arrives

◦	The zone or region in which the goods arrive is known for its criminal activities that make illicit use of the goods or transport transported

◦	The importer, exporter or consignee radically increases, in a new order, the volume of weight of the goods or substance acquired

◦	The importer, exporter or consignee requests to omit a legal or administrative procedure or a procedure established by the company

◦	The volume or weight of the goods or substance exceeds the levels of storage of the importer, exporter or consignee

◦	The importer, exporter or consignee requests that the goods are delivered to a third parsons with which it does not have any commercial link

◦	The importer, exporter or consignee requests that the goods are delivered in a place or zone in which it has no commercial or industrial activity whatsoever

◦	The payment to the transporter is made by a third party with which the importer, exporter or consignee have no commercial relationship

◦	The commercial activity of the importer, exporter or consignee has no relation whatsoever with the use that can be made of the respective goods or substance.

◦	The route suggested by the importer, exporter or consignee for the transfer of the goods is not the shortest, safest or more direct.

Once the employee or manager detects one of these alert signals, or any similar one, it must follow the procedure described in this manual for the report of suspicious activities.

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Below we enunciate any signs of alert that the employees of Cenit must bear in mind for the detection of unusual operations pursuant to foreign trade operations: the fact that an operation evidences any one of these signals does not mean that it is necessarily related to illicit activities. It is necessary to study the operations as a whole, in order to verify if the same are unusual or suspicious within the ordinary course of business of the client’s activities.

General

Regarding individuals or legal entities:

◦	Clients that act on behalf of third parties trying to conceal the identity of the actual client

◦	Clients whose phone number is disconnected or the phone number at the time to make the verification phone call does not agree with the information initially provided

◦	Clients that put pressure on any officer of the company not to fill forms that imply the recording of information or the report of the operation

◦	Clients with operations in quantities or amounts that do not agree with their economic activity

◦	Clients that register the same address and / or phone number of other persons with which they have no relationship

◦	Clients that frequently change their data (address, phone, occupation, etc.)

◦	Clients that change in a sudden and inconsistent manner the transactions and manners to handle the money

◦	Clients who refuse to give supports of an operation or to update the basic data

◦	Clients who demand being served by a specific commercial executive of the company or who express a marked preference for that person.

◦	Clients who provide false data, that is not easily verifiable or insufficient

◦	Clients who are reluctant or upset when requested to produce an adequate identification or the filling of forms that are mandatory to be able to do certain types of operations.

◦	Clients who offer products or services for prices below the normal market costs, or higher purchase costs

◦	Clients with inconsistencies in the information related to the existence, identification or address

◦	Clients who present inconsistencies in the information versus the one supplied by other sources

Related to Customs (extracted from C. E. No. 17 / 02 DIAN)

◦	Purchases made by individuals or legal entities with no proven track record in the commercial activity

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◦	Purchases for amounts in excess of the capital with which the company was incorporated, particularly in the case of companies created a short time ago

◦	Transportation document that is in the name of a known person or company and that afterwards is endorsed to a third party with no track record in the sector

◦
Goods subject to journey continuation, DTA, transshipment or coastal shipping and the data of the addressee is undefined; it mentions only a city, or a phone number, incomplete addresses or names without surnames, etc.

◦	The buyer makes frequently changes or customs agents and deposits

◦	Loss or theft of goods in the journey from the place of arrival to the deposit

b.	General unusual issues

When pursuant to the instruments specified above “unusual operations” are detected, the person responsible must proceed, forthwith, to report them to the Ethics and Compliance Officer.

The internal report must evidence the analysis made to the unusual operation detected, as well as of the person or persons responsible for the analysis and results thereof.

Control 10 – Market Knowledge

Regarding market knowledge, Cenit will establish control mechanisms with the following purposes:

▪
To know the usual characteristics of its own market and that of its clients, in order to be able to compare them with the operations made and to establish whether or not they are normal, possible abnormality or classification as suspicious.

▪	To compare the operations with other ones of a similar nature made by clients that operate in the same business.

The foregoing will allow the Compliance Officer to detect unusual operations and to determine the existence of suspicious operations that must be reported to the UIAF.

Control 11 – Controls to ensure the compliance with the provisions contained in this manual

The Ethics and Compliance Officer, in its annual program of activities will contemplate the review, at least once a year, of the compliance with the controls established by Cenit to protect itself from the money laundering and financing of terrorism risk.

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In addition, the Statutory Auditors must assess, every year, the Company’s compliance with the regulations in force

Control 12 – Report of Narcotics – Traffic Suspicious Operation

According to the provisions of the U. N. Convention against the illicit traffic of narcotics and psychotropic substances signed in Vienna on the 20th of December of 1988 and approved by Law 67 of 1993 and enacted by decree 671 of 1995, the managers and employees of Cenit that take part in the authorization, execution or verification of operations or contracts related to the production or marketing of substances susceptible of being used for the production of illicit narcotics must submit the discovery and internal report of operations suspicious of being linked to drugs’ trafficking.

Detection and Analysis of Unusual Operations

Whenever one of Cenit’s employees, while discharging his or her duties, detects an unusual or suspicious operation, it must report so in an immediate manner, in writing, to its superior officer who will immediately inform it to the Ethics and Compliance Officer to start the respective analysis.

The written document whereby an unusual transaction is reported must contain:

▪	Report date

▪	Officer that writes it

▪	Name and I. D. Number of the respective counterparty

▪	Clear reasons why the operation is considered as unusual

▪	All the case’s relevant information

For the detection of unusual operations, Cenit’s employees have the contents of Control 9 of this manual.

Determination and Report of Suspicious Operations

Decision about the report to the authorities

a.
The Ethics and compliance officer compares the information detected as unusual, against the information about the counterparties and of the markets, and it ill make any other analysis that it deems as pertinent, for which it may have the support of the reporting business area and of the different offices of Cenit that it deems as pertinent.

b.	Based on that analysis, it will determine whether or not the operation is or is not a suspicious operation and it will require, if necessary, the relevant recommendations

c.
The decision of whether or not to proceed with the report of the Suspicious operation to the UIAF or to the Narcotics’ Division of the National Police, as the case may be, lies with the Ethics and Compliance officer.

d.	In any case in which it is decided to file a suspicious operation report, the Ethics and Compliance Officer must study if, in its opinion, a criminal complaint must

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be filed or not, if it is considered that a crime has occurred, which must be reported to the competent authorities.

e.	Reports will be made to the Audit Committee and to the Board of Directors of the ROS filed with the UIAF.

Decision about the start or maintenance of the legal or commercial relationship with the counterparty

a.
The Ethics and Compliance Officer issues a recommendation of whether or not to start or continue with a commercial or legal relationship with the person or entity the subject of the report and the actions to be followed, but it is the duty of the reporting business area to make the respective decision. The cases that are particularly serious and / or relevant that have an impact on the Company are brought to the consideration of the Ethics’ Table, under the procedure established for its operation.

b.	For the foregoing purposes, the Ethics and Compliance Officer studies the case, and it can request the additional information that it deems as necessary.

c.
The Ethics and Compliance Officer, in a term of fifteen (15) days, informs to the reporting area of the results of the study in a meeting in which they likewise define a work plan about the respective situation.

d.
If it is defined that the case is relevant or serious, it is brought to the consideration of the Ethics’ Table. If it is not so, the Ethics and Compliance Officer makes the accompaniment of the area, transmitting its recommendation regarding the reported issue.

e.
In case that the issue is consulted with the Ethics Table, the position of the Ethics Table, together with the final recommendation, must be informed by the Ethics and Compliance Officer to the area once the procedure established for the operation of said table is completed.

f.	The area must inform to the Ethics and Compliance Officer of the decision made and the actions derived from it.

Report of Suspicious Operation (ROS) to the Financial Information and Analysis Unit

In case that the Ethics and Compliance Officer decides to make a ROS, it must proceed as follows:

a.	The Ethics and Compliance Officer immediately reports to the UIAF or to the National police, as the case may be, the operations determined as suspicious

b.	The instructions and the pro forma established by the UIAF must be used

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c.	The Ethics and Compliance Officer must leave evidence of the forwarding of the report, which must be kept and filed by it together with the documents supporting the analysis.

d.	The Ethics and Compliance Officer must report, following this same procedure, the operations attempted or rejected that contain characteristics that make them suspicious ones.

e.
In the event that during the respective month the existence of suspicious operations has not been detected, the Ethics and Compliance Officer must inform the UIAF of this fact within the first ten (10) days of the next month, and the evidence of the delivery thereof must be filed.

f.
For the purposes of the ROS, it is not necessary to be certain that it is a criminal activity or to identify the specific felony or that the funds managed come from illicit activities. It only requires that is considered that the operation is a suspicious one.

g.	As the ROS is not a criminal complaint, it must not be signed

Requirements of Information of the Authorities

The forwarding of the reports required by the provisions for the prevention of LA / FT and the answer to the requirements of information by authorities that are constitutionally and legally empowered to do so, is the responsibility of the Ethics and Compliance Officer.

The Ethics and Compliance Officer oversees the performance of all the investigations or information requests made by the authorities in this regard.

The Ethics and Compliance Officer must be in charge of the responses to the investigation, the requests of information, related to the LA / FT prevention.

Filing of the Documentation and Information Related t the LA / FT Risk Management

a.	Filing of the documentation and information of the Counterparties

The area in charge of the filing of the documentation of each one of the counterparties is responsible for its management and custody to be able to answer the requirements of the authorities and to be able to utilize it for the analysis of unusual operations that may have been detected.

Each employee or person in charge of establishing the relationship with the “counterparty” is responsible for the integrity, truthfulness and reliability of the information.
Only each person responsible and the Ethics and Compliance Officer have access to the consultation of information of the “counterparty”.

b.	Filing of the documentation related to unusual operations and report of suspicious operations

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The Ethics and Compliance Officer is responsible for the custody and filing of the information related to operations that have been reported a suspicious operations, for which it keeps the documents in a centralized manner and organized in a sequential and chronologic manner and is supported in a technical tool.

Only the Ethics and Compliance Officer has access to that information

a.	Filing of the documentation that clarifies the unusual nature

In the event that the Ethics and Compliance Officer does not consider it appropriate to file a suspicious operation report, all the report’s clarification documentation is filed together with the respective report of the unusual information, leaving evidence of the reasons why it is not considered a suspicious operation subject to the report of the UIAF.

▪	Filing of the Documentation supporting the report decision

The Ethics and Compliance Officer keeps the copies of the documents related to the Suspicious Operations Reports (ROS) so the records of the operations made allow the reconstruction thereof and a timely and adequate cooperation can be given to the judicial or administrative authorities that so require.

The original documents that support the suspicious operation report are kept by the Ethics and Compliance Officer with all due safety, in order to forwarding them in an integer and timely manner to the competent authorities when the same so require it.

Control and Reporting Procedures

▪	Cash transactions Control

Cenit does not make and will not make cash transactions the value of which is equal to or greater than ten million pesos ($ 10.000.000) if in Colombian legal tender, or to five thousand dollars (USD $ 5.000) or its equivalents in other currencies according to the representative market rate of the day in which the operation takes place, and it will nit make multiple transactions (made by or to the benefit of one same person during the same day) in cash in Colombian legal tender or in foreign currency that together exceed fifty million pesos ($ 50.000.000) or fifty thousand dollars (USD 50.000) or its equivalent in other currencies.

▪	Reports

a.
External report of absence of suspicious operations: in the event that during a quarter no operation has been catalogued as suspicious, this fact must be reported to the UIAF within the first ten (10) calendar days of the month after the cutoff date according to the UIAF’S Inline Report System (SiReL).

b.
Report of absence of cash transactions: Quarterly, the absence of cash transactions must be reported to the UIAF within the first ten (10) calendar days of the month after the cutoff dare, according to Technical Attachment No. 1 of Resolution No. 212 of 2009 of the UIAF.

Internal and External Plan for the disclosure of the LA / FT Risk Management System

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a.	Internal disclosure plan regarding the guidelines and procedures for the prevention of LA / FT:

Annually, Cenit will carry out training programs addressed to the employees in order to disclose the LA / FT Prevention System and to generate knowledge of the regulations in force regarding the prevention and control of money laundering and financing of terrorism.

Cenit carries out a training program for all the employees and contractors with specific responsibilities to apply controls for the prevention of LA / FT. Through this training, the procedures, roles and responsibilities regarding the LA / FT prevention system are divulged, of each one of the areas responsible for the LA / FT counterparties or risk factors.

◦	During the induction process

◦	Constant reinforcements through virtual or face to face means

These training programs must be constantly reviewed and updated by the Ethics and Compliance Officer according to the company’s needs

b.	External disclosure plan regarding the guidelines and procedures for the prevention of LA / FT:

Annually, Cenit will carry out training programs addressed to the external counterparties ands all other external stakeholders in order to disclose the LA / FT Prevention guidelines.

Reserve Duty

The information obtained pursuant to the procedures and practices that make up the system for the asset laundering and terrorism finance risk is subject to reserve, which means that the same can only be known by the Financial Information and Analysis Unit (UIAF) of the Ministry of Finance and Public Credit and by he Office of the General Prosecutor Office, upon request. Therefore, all of Cenit’s bodies and workers that have responsibilities assigned by this Manual and the procedures derived from it have the obligation to custody and limit the use thereof to the purposes strictly established.

Consultation and Report instances regarding activities to prevent money laundering

The Ethics and Compliance Officer is the instance to which all employees must resort to report any unusual operation that they know of and to consult any doubt that they have related with the entity’s system for the prevention, detection and control of money laundering and the financing of terrorism.

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5.5	Detection activities regarding possible fraud, corruption, money laundering of terrorism financing activities

Any employee or third party that suspects of a corrupt, dishonest or fraudulent activity or that goes against the Ethics Code or this manual, must give immediate notice to the company through the receiving channels.

The channel to receive the complaint is a third party independent from the Company.

Conditions of the Denouncement

▪	The information will be managed in a confidential and reserved manner

▪	The Company will guaranty the anonymity of the person filing the complaint and it will sanction whoever takes reprisals against the person filing the complaint

▪	The receiving channels established by the Company must be adequately utilized

▪
When giving the information or telling the facts, all the known information must be given, describing what happened and listing each one of the facts: WHAT happened? HOW did it happen? WHEN did it happen? WHERE did it happen? WHO did it? With whom?

▪	No anonymous complaints will be accepted, unless there is a body of proof sufficient to evidence the occurrence of the fact, namely, that it can be verifiable.

▪	The denouncement must be made in an objective and respectful manner

▪
The attention of cases of irregularities or the suspicion of irregularities will be made with due diligence in order to prevent wrongful accusations or to generate alerts that lead to the concealing of evidences.

Notwithstanding the nature of the denouncements made, these must be presented to the Audit Committee for information purposes.

6.	PERSONS RESPONSIBLE FOR ITS APPLICATION

These procedures are applicable to all processes in which there are risk factors and irregularities regarding fraud, corruption and the management of the money laundering and financing of terrorism risk, gifts and conflicts of interest, and it is addressed to all of Cenit’s officers and contractors.

However, the guidelines are also addressed to and apply to the suppliers and contractors, clients, agents, consultants, employees or any person that has a relationship with Cenit.

6.1	Training

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In order to strengthen the process of detection, identification and prevention of the subjects to be dealt with these provisions, training sessions will be held with the following groups:

i)	Board of Directors: Development of skills to identify fraud and corruption risks by the directors of the organization

ii)	Management Committee: Development of skills to identify fraud, corruption, money laundering and financing of terrorism, gifts and conflict of interest risks.

iii)
Board of Directors’ Audit Committee: Development of skills to identify fraud, corruption, money laundering and financing of terrorism, gifts and conflict of interest risks by Cenit’s managers, officers and contractors

iv)
General Employees: Selective training must be given according to the procedures identified as risky in terms of fraud and corruption. In addition, it must be verified that the processes of induction of new employees these are trained in issues regarding fraud, corruption, money laundering and financing of terrorism, gifts and conflict of interest.

v)
Employees of the managerial level or with special functions, such as contract managers: Using practical cases, to develop the skills to detect and prevent acts of corruption and fraud, money laundering and financing of terrorism, gifts and conflict of interest in their processes, by officers of their same hierarchic levels or by their subordinates.

vi)
Contractors: It is necessary to ensure the inclusion of contractual clauses regarding the prevention of fraud and corruption, money laundering and financing of terrorism, gifts and conflict of interest. In addition, the suppliers’ training processes will include workshops to train them in issues of detection and prevention of the risks of fraud and corruption and LA / FT, as well as the existing procedures in the Company to denounce indications of potential fraud and corruption events or irregularities.

7.	SANCTIONS

Cenit’s management, pursuant to its principle of zero tolerance of acts of corruption, fraud, money laundering and financing of terrorism and its commitment with the permanent compliance with the policies, procedures and standards of behavior included in the Ethics Code, Corporate Governance Code and this Manual, expects that all of its employees, Board members, suppliers and contractors comply with and respect it.

The failure to observe the provisions in this Manual will lead to the disciplinary actions that could even lead to the termination of the employment contract, without prejudice to the legal (civil, administrative and / or criminal) actions, as the case may be.

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8.	SUPPLEMENTARY INFORMATION

Are considered as supplementary to these provisions, the guidelines, directives and manuals in this regard in force in Ecopetrol S. A.

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A T T A C H M E N T S

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ATTACHMENT No. 1

Roles and Responsibilities on the compliance of the
Ethics and Compliance Manual

1.	Board of Director’s Audit Committee

▪	To make recommendations about the operation and efficacy of the compliance Manual

▪	To see to the update of the evaluation of the risk of corruption, fraud and management of the money laundering risk, ensuring that it is included as part of the risk assessment and strategic plans.

▪
To analyze the risks of reports of corruption, fraud and management of the money laundering and financing of terrorism risks, regarding the policies and control activities and to make recommendations regarding them.

▪	To know and make recommendations regarding the results of the evaluations of the denouncements related to corruption, fraud and management of the money laundering and financing of terrorism risks.

▪	To make follow up and make recommendations regarding the effectiveness of the systems for the prevention of corruption, fraud and management of the money laundering and financing of terrorism risks.

▪	To verify the adequate disclosure of information regarding corruption, fraud, money laundering and financing of terrorism events

▪	To recommend to the Board of Directors the guidelines, policies, principles and measures to be applied regarding the fight against corruption

▪	To monitor the adequate application and efficacy of the anti – corruption strategy.

▪	To request the reports, the execution of the investigations or special works that it considers as pertinent for the adequate performance of its duties

▪
To know and make follow up of the denouncements of corruption and accounting and financial fraud that affect Cenit’s financial statements, as well as of those denouncements regarding issues related to ethics that are of its competence

▪	To know the report presented by the Ethics and Compliance Officer regarding the fight against corruption and to recommend actions that strengthen that fight.

▪
To review the adequacy of the procedures for the receipt, conservation and treatment of the claims related to accounting systems and reporting of financial data, internal Control system, Internal Audit, External and / or statutory audits, including the procedure to file anonymous complaints, denouncements and claims by the Company’s employees

2.	Ethics Table:

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The Ethics’ Table is made up by (a) the President, (b) a representative of the internal audit, (c) a representative of the legal area, (d) a representative of social responsibility and (e) a technical secretary. Its purpose is, among other, to do the follow up and the monitoring of the ethical performance and of compliance of the organization and to recommend improvement actions. It is construed as compliance process everything related to the prevention of fraud, corruption, money laundering and the financing of terrorism.

3.	Ethics and Compliance Officer:

▪	To see to the disclosure and implementation of the ethics’ code and compliance manual to the entire company

▪
To facilitate the preparation of mitigation plans for the identified risks of corruption, fraud and money laundering and the financing of terrorism. The follow up of its implementation and effectiveness.

▪
To facilitate sessions to raise the awareness and training about issues related to corruption, fraud and money laundering and the financing of terrorism, both for employees and for third parties that so require it.

▪
To ensure the execution of the transparency compacts and / or representations in issues of fraud, corruption conflict of interest; and to analyze and assess the information declared in these pacts that evidence issues of corruption, fraud or conflict of interest.

▪	To see to the identification of risks and controls of corruption, and the periodic update of its assessment

▪	To report to the Board of Directors’ Audit Committee all the denouncements related to corruption, fraud and money laundering and financing of terrorism, according to the ethical process established

▪
To see to the training and the updating of the members of the team in order to ensure the skills and competencies related to the prevention, detection and answer to the risk of corruption, fraud and money laundering and financing of terrorism.

▪	To be the reliable advisor of the Top Management about red flags or events that can be fraud or corruption situations.

▪	To recommend to the top management preventive measures and / or actions before competent entities (courts or disciplinary) to strengthen the anti – corruption strategy.

4.	Management Committee

▪
To show commitment with the manual and to give example with its actions and expressions to promote an ethical culture, anti – corruption, anti – fraud and an adequate management of the money laundering and financing of terrorism risk, and of the Company’s compliance.

▪	To create and promote a culture of non – tolerance with fraud and corruption

▪	To ensure the adequate implementation of controls that mitigate the risks of corruption, fraud and money laundering and financing of terrorism.

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▪	To give support and direction regarding the implementation of the Ethics and Compliance Manual

▪
To review and recommend improvements to internal procedures that strengthen the actions to fight fraud, corruption, and money laundering and financing of terrorism in the processes of which it is responsible.

5.	Employees

▪	To know, understand ad apply the Ethics and Compliance Manual

▪	To execute the antifraud and anticorruption controls and the management of the money laundering risks in its charge, and to leave evidence of its compliance

▪	To report suspicious activities or incidents related to corruption, fraud and money laundering and the financing of terrorism

▪	To cooperate in the investigations of denouncements related to corruption, fraud and money laundering corruption and financing of terrorism carried out by the competent authorities

6.	Internal Audit

▪	To develop an audit plan that considers assessing the compliance with this manual and the monitoring of the controls identified

▪
To provide reasonable safety to the Board of Director’s Audit Committee and to the Management Committees so the antifraud and anticorruption controls and the due management of the money laundering corruption and financing of terrorism are enough to mitigate the respective risks and that the same are functioning in an effective manner.

▪
To have in its team members with skills and competencies related to the identification of frauds, corrupt acts, money laundering and financing of terrorism acts and techniques of investigation thereof, to ensure the reliability, integrity and quality of the results of the internal audits done, including the fraud and corruption risks’ identification and analysis.

▪	To assess the fraud risk and the manner in which it is managed by the auditors, supported in reference practices and standards issued by the Internal Auditors’ Institute (IIA)

▪
To permanently inform to the Management and to the Board of Directors’ Audit Committee of the weaknesses related to the compliance of the Ethics and Corporate Governance codes and those of the Compliance Manual identified during the exercise of its duties.

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ATTACHMENT No. 2

Organizational Structure of the LA / FT risk management

Are responsible for the LA / FT risk management:

Board of Directors

Are functions of Cenit’s Board of Directors in respect to the LA / FT risk management:

▪	To determine the policies for the prevention and control of money laundering and the financing of terrorism

▪	To approve the compliance manual and its updates

▪	To approve the mechanisms and tool that make up Cenit’s LA / FT risk management system

▪	To appoint the Ethics and Compliance Officer

▪	To make pronouncements regarding each one of the points contained in the reports filed by the Ethics and Compliance Committee, leaving express evidence in the respective minutes

▪	To make pronouncements regarding the reports filed by the external auditors and to make follow _ up of the observations or recommendations made, leaving express evidence in the respective minutes

▪	To order the technical and human resources necessary to implement and maintain the SIPLA in operation

President

Are functions of Cenit’s Legal Representative in respect to the LA / FT risk management:

▪	To verify that the procedures established develop all the policies established by the Board of Directors

▪	To promote the technical and human resources necessary to implement and keep the LA / FT risk management system in operation

▪	To bring to the approval of the Board of Directors, in coordination with the Ethics and Compliance Officer, the Compliance Manual and its updates.

▪	To give effective, efficient and opportune support to the Ethics and Compliance Manual.

Ethics and Compliance Officer

Are functions of Cenit’s Compliance Officer:

▪	To see to the effective, efficient and timely operation of the LA / FT risk management system

▪	To submit to the board of directors a semi – annual report about the compliance with the duties entrusted to it

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This report must include, on a semi annual basis, the following aspects:

◦	The results of the activities carried out

◦	The compliance that has occurred regarding the forwarding of the reports to the different authorities

◦	The effectiveness of he mechanisms and instruments established, as well as of the measures adopted to correct the failures of the system

◦	The results of the corrective measures and instruments established, as well as of the measures adopted to correct the faults in the system

◦	The results of the corrective measures ordered by the board of directors

◦	For events of direct placement of securities in the primary market, the results of the placement every time the term of the respective public offering ends

◦	A report regarding the control of money laundering and financing of terrorism made to the transfers in the secondary market, as the case may be

◦	To submit to the Legal Representative the requirements of IT, technologic, physical and human resources necessary for the compliance with its functions.

◦	To promote the adoption of corrective measures of the La / FT risk management system

◦	To assess the reports lodged by the Statutory Auditor and to adopt the relevant measures versus the deficiencies informed

◦	To see to and coordinate any requirement, request or act of competent judicial or administrative authority in this regard

◦	In the case of direct placement of securities in the primary market, to approve the participation of the investors that must be classified as publicly exposed persons.

◦	Ro verify the opportune and strict compliance with the legal standards established for the prevention of criminal activities in the international trade and in the foreign exchange operation

◦	To implement the general and specific procedures that it considers as adequate for the greater effectiveness of its work

◦	Ro control and verify, in a periodic manner, the execution of the measures adopted in this field as well as the information provided by the active clients of the company

◦	To carry out the studies necessary to determine whether or not an unusual foreign exchange or foreign trade operation can be considered as suspicious

◦
To inform the management of the company about the possible faults or omissions in the controls for the prevention of criminal activities that compromise the liability of the employees and of the company

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◦	To design, schedule and coordinate the training plans in that regard necessary for the different employees of the Company to be duly informed and updated.

◦	To report to the UIAF the suspicious operations determined

Officers in General

Each one of Cenit’s employees will be responsible to apply the controls designed by the Company in the processes in its charge that present any LA / FT risk factor.

The following are the bodies for the control of the LA / FT risk management system:

Audit Committee:

▪	To support the Ethics and Compliance Officer in determining the suspicious operations

▪	To carry out reviews of Cenit’s compliance manual whenever an update or review is made

Internal Audit:

The internal audit must include within its work goals programs for the verification of the compliance with the prevention, control and detecting of money laundering and financing of terrorism according to the law and to the internal procedures established by the company.

Statutory Auditor:

Are functions of the external auditor regarding the LA / FT risk management system:

▪
To instrument the controls that allow it to detect breaches of regulations in force applicable to Cenit regarding the prevention of LA / FT. Said activity includes the examination of the functions complied by the managers of the entity and the Ethics and Compliance Officer regarding the system implemented.

▪
To present a report to the Board of Directors and to the Ethics and Compliance Officer expressing the conclusions obtained in the process of evaluation of the compliance with the provisions regarding the prevention and control of money laundering and financing of terrorism.

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F O R M S

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ACTIVITIES CLASSIFIED AS OF A HIGH RISK OF MONEY LAUNDERING AND FINANCING OF TERRORISM

FORM 1

     VERIFICATION

ACTIVITY	YES	NO
A. Corporations, Foundations and non – profit entities
B. Publicly Exposed Persons
C. Entities that carry out high – risk economic activities:
▪ Companies or persons that commercialize products controlled by the National Narcotics’ directorate
▪ Hotels and travel agencies
▪ Foreign Exchange professionals and establishments
▪ Pawn houses
▪ Casinos and betting businesses
▪ Commercialization / leasing of motor cars, ships and aircraft
▪ Commercialization under the scheme of multi – level or pyramid sales
▪ Commercialization of weapons, explosives or ammunition
▪ Constructions companies
▪ Real estate agencies or marketers
▪ Sports entities
▪ Petrol stations
▪ Commercialization of antiques, jewelry, precious metals and stones, art objects and stamps
▪ Lenders
▪ Transporting sector
▪ Transporter of money and / or securities
▪ Companies located in tax – free zones
▪ Companies dedicated to the transfer or forwarding of funds or remittances
▪ Border zones’ foreign exchange operators

Reviewed by:
Name:
Position:
Date:

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GEOGRAPHIC AREAS CLASSIFIED AS OF A HIGH RISK OF MONEY LAUNDERING AND FINANCING OF TERRORISM

FORM 2

The OFAC (Office of Foreign Assets Control) explicitly forbids having any kind of relationship with the following countries:

1.	Cuba

2.	Iran

3.	Sudan

4.	Syria

5.	Burma (Myanmar)

6.	North Korea

7.	Zimbabwe

The OFAC has sanctions programs NOT explicitly against the following countries, but against individuals for supporting or financing wars, genocides, corruption or any other large – scale criminal activity, which means that relationships with entities from these regions must be analyzed with special care:

1.	The Balkans

2.	Ivory Coast

3.	Congo Democratic Republic

4.	Iraq

5.	Lebanon

6.	Liberia

7.	Somalia

8.	Libya

Verification Results

Reviewed by:
Name:
Position:
Date:

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DECLARATION OF PREVENTION OF MONEY LAUNDERING AND
FINANCING OF TERRORISM

FORM 3

Pursuant to the Compliance Manual adopted by CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S.,

I, ______________ identified with _________ No. _______________ acting in ______ (my own name / on behalf of) __________________________ (name of the principal), identified with (CC / NIT) ______________ declare, under oath, subject to the sanctions established in the Criminal Code:

▪
That my funds (or the funds of the individual or legal entity represented by me) come from licit activities and are linked to the normal performance of my (its activities and tat, therefore, the same do not come from any illicit activity of those contemplated in the Colombian Criminal Code or in any law that replaces, adds or amends it.

▪
That I (or the individual or legal entity represented by me) have not made transactions or operations that consist of or that are destined to the performance of illicit activities of those contemplated in the Colombian Criminal Code or in any law that replaces, adds or amends it, or in favor of persons that execute or that are related to the execution of those activities.

▪
That the funds committed for the performance of the contract or agreement entered into with CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S. do not come from any illicit activity of those contemplated in the Colombian Criminal Code or in any law that replaces, adds or amends it.

▪
That in the execution of the contract or the performance of the activities the subject of the agreement entered into with CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S., I will have no relationship whatsoever with third parties that carry out operations or whose funds come from any illicit activity of those contemplated in the Colombian Criminal Code or in any law that replaces, adds or amends it.

▪
That the entity represented by me complies with the provisions on prevention and control of money laundering and the financing of terrorism (LA / FT) that are applicable (if such is the case), having implemented the policies, procedures and mechanisms of prevention and control of the LA / FT derived from those legal provisions.

▪	That neither me nor the company represented by me, nor any of its shareholders, members or associates that own 5% or more than the equity, contributions or

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shareholdings, its legal representatives and Board members, are in the international lists binding for Colombia according to the International Law (United Nations’ Lists) or in the OFAC lists, and CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S. is empowered to make the verifications that it deems as pertinent and to terminate any commercial or legal relationship if it verifies that I am or that any of the aforementioned persons are included in such lists.

▪
That against me or against the company represented by me, nor any of its shareholders, members or associates that own 5% or more than the equity, contributions or shareholdings, its legal representatives and Board members, there are no criminal proceedings or investigations due to fraudulent felonies, and CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S. is empowered to make the verifications that it deems as pertinent in national or foreign databases or public information and to terminate any commercial or legal relationship if it verifies that I am or that any of the aforementioned persons has investigations or proceedings, or if there is information in those public databases that may place CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S. in a legal or reputational risk.

▪
That in the event that I am aware if any of the circumstances described in the two preceding paragraphs, I agree to communicate it to CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S. in an immediate manner.

▪
That with the execution of this document it is construed that I, and the individual or legal entity represented by me, give our informed consent, and therefore authorize CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S. to inform to the national authorities or to the authorities of any of the countries in which CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S. carries out operations, about any of the situation herein described, as well as to provide to the competent authorities of those countries all personal, public, private or semi – private information that they require about me or about the individual or legal entity represented by me. Likewise, we authorize CENIT S. A. S. to make to make the reports to the competent authorities that it deems as appropriate according to its rules and manuals related with its system for the prevention and / or management of the money laundering and financing of terrorism risk, releasing it from any liability due to that fact.

▪
That all the documentation and information submitted for the execution and performance of the contract or legally binding agreement with CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S. is truthful and exact, and CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S. is empowered to make the verifications that it deems as pertinent and to terminate the agreement or contract if it verifies or learn s that such is not the case.

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▪	That no other individual or legal entity has a non – legitimate interest in the contract or agreement that motivates the execution of this declaration.

▪
That I know declare and accept that CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S. has the legal obligation to request the clarifications that it deems as pertinent in the event of occurrence of circumstances based on which CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S. can have reasonable doubts about my operations or the operations of the individual or legal entity represented by me, as the case may be. If these are not satisfactory in the opinion of CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S., we authorize it to terminate any legal or commercial relationship.

▪
I represent that all the payments made by the company represented by me pursuant to the commercial relationship in force with CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S. is made in a direct manner and with its own funds, and not through third parties or with funds of third parties. Applicable only for the registration of clients.

Signed: ____________________________
C. C. _______________________________

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CERTIFICATION OF PREVENTION OF MONEY LAUNDERING AND
FINANCING OF TERRORISM

FORM 4

Mandatory only for the counterparties that because of the legal provisions have the obligation to adopt La / FT prevention systems

The purpose of this document is to certify to CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S. that our entity has a SYSTEM FOR THE PREVENTION AND CONTROL OF MONEY LAUNDERING AND THE FINANCING OF TERRORISM, which fully complies with the Colombian regulations applicable.

Hence, ___________________, in my capacity as legal representative of __________ ________________________ (THE ENTITY), hereby certify that:

1.	The ENTITY fully complies with the Colombian regulations regarding the prevention and control of money laundering and the financing of terrorism that are applicable to it

Yes _______        No ________

2.	The ENTITY has adequate policies, manuals and procedures for the prevention and control of money laundering and the financing of terrorism in force that are applicable to it

Yes _______        No ________

3.	The ENTITY has been involved in investigations due to the breach of the laws related to money laundering and the financing of terrorism.

Yes _______        No ________

4.	The ENTITY or any of its employees or directors has been sanctioned for the breach of the laws related to money laundering and the financing of terrorism.

Yes _______        No ________

Give the following information of the compliance officer or employee:

Name: ___________________________________________________
Phone: ___________________________________________________
E – mail __________________________________________________
Address __________________________________________________

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We represent that we authorize CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S., directly or through the persons it appoints, to verify and confirm the information herein provided including the effective application of the SYSTEM FOR THE PREVENTION AND CONTROL OF MONEY LAUNDERING AND THE FINANCING OF TERRORISM within our entity.

_________________________________________
SIGNATURE OF THE LEGAL REPRESENTATIVE

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CERTIFICATION OF PARTICIPATION
OF SHAREHOLDERS

Form 5

This certificate is required only for the case of legal entities that because of their nature, their shareholders, members or associates do not appear in the certificate of the Chamber of Commerce

I hereby certify that the shareholders, members or associates that own more than FIVE PER CENT (5%) of the equity of the company represented by me are the individuals or legal entities included in the following list:

Name of the shareholder member or associate	I. D.	Number of shares, shareholdings or quotas	Share of the equity (%)

I hereby certify that the ultimate beneficiaries and controllers of the entity represented by me are as follows:

NAME                            I. D.

Entity Name: _______________________________
N. I. T: ____________________________________
Name of Legal Representative: ________________
I. D. Number: ______________________________
Signature of the Legal Representative:

________________________________________

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NATIONAL COUNTERPARTIES’ CERTIFICATE

FORM 6

The purpose of this document is to certify to CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S. that our entity has a SYSTEM FOR THE MANAGEMENT OF THE MONEY LAUNDERING AND FINANCING OF TERRORISM RISK (SARLAFT), which fully complies with the Colombian legal provisions, in particular the instructions given by the Financial superintendence of Colombia, and therefore it is compliant with the international standards related to the prevention and control of LA / FT.

1.
Does the entity comply with the rules and regulations contained in the EOSF, the instructions given by the Financial superintendence of Colombia, the international recommendations and other local laws to manage the money laundering and terrorism financing risk?

Yes _______        No ________

2.	Does the entity has adequate manuals and procedures for the prevention, control and management of LA / FT risk adjusted to the regulations in force?

Yes _______        No ________

3.	The entity’s System for the Management of the Money Laundering and Financing of Terrorism Risk includes:

a.	Clear policies, effectively applicable to each one of the stages and elements of the SARLAFT, principles and Code of Conduct

Yes _______        No ________

b.	Procedures for the adequate implementation and functioning of the SARLAFT elements and stages

Yes _______        No ________

c.	Procedures for SARLAFT’S documentation that guaranty the integrity, opportunity and availability of the information?

Yes _______        No ________

d.	Definition of the organizational structure which establishes and assigns the powers and functions in respect to the different stages and elements of the SARLAFT
Yes _______        No ________

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e.	Definition regarding the control bodies responsible for making an assessment of the SARLAFT so their failures can be determined and informed to the pertinent instances

Yes _______        No ________

f.	It has the technologic infrastructure and the systems necessary to guaranty the adequate management of the money laundering and terrorism financing risk

Yes _______        No ________

g.	Has an effective, efficient and opportune system of reports both internal and external that guarantee the functioning and the requirements of the competent authorities

Yes _______        No ________

h.	The ENTITY has designed, scheduled and coordinate SARLAFT training plans addressed to all the areas and officers of the entity

Yes _______        No ________

4.	The ENTITY had been involved in investigations for the breach of the laws related to Money Laundering and the Financing of terrorism?

Yes _______        No ________

If yes: please explain: ________________________________________________ _____________________________________________________________________
_____________________________________________________________________

5.	Has the ENTITY or any of its employees or officers been sanctioned due to breach of the laws related to Money Laundering and the Financing of terrorism?

Yes _______        No ________

If yes: please explain: ________________________________________________ _____________________________________________________________________
_____________________________________________________________________

6.	Has the ENTITY or any of its employees or officers been convicted due to breach of the laws related to Money Laundering and the Financing of terrorism?

Yes _______        No ________

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If yes: please explain: ________________________________________________ _____________________________________________________________________
_____________________________________________________________________

Please give the following information regarding the compliance officer:

Name: ____________________________
Phone: ___________________________
E – mail: __________________________
Address: __________________________

We hereby represent that we authorize CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S. directly or through the persons it appoints, to verify and confirm the information herein provided including the effective application of the SARLAFT within our entity. Likewise, we authorize CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S. to request to any public or private entity or to any jurisdictional authority the information necessary to verify what has been established here.

Comments: _______________________________________________________ _____________________________________________________________________
_____________________________________________________________________

SIGNATURE OF THE LEGAL REPRESENTATIVE

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INTERNATIONAL COUNTERPARTIES’ CERTIFICATE

FORM 7

The purpose of this document is to certify to CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S. that our entity fully complies with the standards against money laundering and the financing of terrorism, in particular with the 40 + 9 Recommendations of the GAFI

1.	Is your entity a financial institution supervised by your country’s competent control body?

Yes _______        No ________

2.
Is your entity subject to the compliance with the rules and regulations issued by the authorities of your country and the international recommendations prevent money laundering and terrorism financing risk?

Yes _______        No ________

3.
Does the entity has in force a program against money laundering and the financing of terrorism which includes policies, manuals and procedures of know your client, detection and analysis of suspicious operations, recording of cash operations, employees’ training and independent audits, among other things?

Yes _______        No ________

4.	The ENTITY had been involved in investigations for the breach of the laws related to Money Laundering and the Financing of terrorism in the last 15 years?

Yes _______        No ________

If yes: please explain: ________________________________________________ _____________________________________________________________________
_____________________________________________________________________

5.	Has the ENTITY or any of its employees or officers been sanctioned due to breach of the laws related to Money Laundering and the Financing of terrorism in the last 15 years?

Yes _______        No ________

If yes: please explain: ________________________________________________ _____________________________________________________________________
_____________________________________________________________________

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6.	Has the ENTITY or any of its employees or officers been convicted due to breach of the laws related to Money Laundering and the Financing of terrorism in the last 15 years?

Yes _______        No ________

If yes: please explain: ________________________________________________ _____________________________________________________________________
_____________________________________________________________________

7.	Is your entity a Shell Bank?

Yes _______        No ________

8.	Does your entity hold accounts for shell banks?

Yes _______        No ________

Please give the following information regarding the compliance officer:

Name: ____________________________
Phone: ___________________________
E – mail: __________________________
Address: __________________________

We hereby represent that we authorize CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S. directly or through the persons it appoints, to verify and confirm the information herein provided including the effective application of the program against money laundering and the financing of terrorism within our entity. Likewise, we authorize CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S. to request to any public or private entity or to any jurisdictional authority the information necessary to verify what has been established here.

Comments: _______________________________________________________ _____________________________________________________________________
_____________________________________________________________________

SIGNATURE OF THE LEGAL REPRESENTATIVE

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Attachment F
Model of the Stand - By Letter of Credit

Letter of Credit No. [______]

ISSUANCE PLACE AND DATE:        [________________]
END DATE:                [________________]
NOMINAL VALUE:            US$[_____________]
ISSUING BANK:            [________________]

BENEFICIARY:	CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S.
PRINCIPAL:            [________________]

Please be advised that on account of [__________] (the “Principal”), a company incorporated according to the laws of [_______], the bank [________] (the “Bank”) we have issued in favor of CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S. A. S., with commercial registration No. 02224959 (the “Beneficiary”), irrevocable Stand - By Letter of Credit payable upon demand (the “Letter of Credit”) to back the payment of the obligations, money related or otherwise, of the Principal under the Crude Oil Transportation Agreement entered into with the Beneficiary and dated [_____] (the “Agreement”), up to the face value set forth above (the “Guaranteed Obligations”).

This Letter of Credit will remain in force from the [_] of [______] of 20[_] until the date [___] ([_]) calendar days after the [__] of [___] of [_____].

It is construed that the responsibility of the Bank, derived from this Letter of Credit, is limited, solely and exclusively, to the amounts and during the terms set forth in the heading of the Letter of Credit.

In case of default of the Principal of any or all of the Guaranteed Obligations, the Beneficiary, according to the provisions of the Agreement, must report such default to the Bank in its offices located at [__________], within the term of this Letter of Credit. On the same date of receipt of the aforementioned communication by the Bank, the Bank will proceed directly to pay, in an unconditional manner to the order of the Beneficiary the sums of money set forth in the document of communication of the default on the part of the Beneficiary, without exceeding, at any time, of the total guaranteed value, against this Letter of Credit, in (i) pesos, the legal tender of the Republic of Colombia, or (ii) dollars of the United States of America. In case that the Beneficiary utilizes this Guarantee in a partial manner, the unused amount will continue guaranteeing the Guaranteed Obligations and it may be requested by the Beneficiary in case of default of the Principal up to the end date set forth above.

If no default communication as determined is received within the term of validity of this Letter of Credit, the Bank’s responsibility derived from it will cease.

The communication in which the Bank is informed of the breach of the Guaranteed Obligations, will consist of a document duly signed by the legal representative of the Beneficiary, in its condition as spokesperson of the Beneficiary, or whoever takes its place, expressing the Principal’s breach of the Guaranteed Obligations and requesting the total or partial payment of this Guarantee. Said communication must mention the number of this Letter of Credit and the amount for which it is being utilized. In case that the Beneficiary opts for utilizing this Letter of Credit in pesos, the legal tender

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of the Republic of Colombia, the amount of the nominal value of the Letter of Credit shall be translated at the Foreign Exchange Representative Market Rate certified by the Financial Superintendence of Colombia for the date in which the communication is sent to the Bank.

This document will be governed by the International Stand - by Practices (ISP98) of the International Chamber of Commerce.

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Attachment G
Cenit’s Corporate Governance Code
CORPORATE GOVERNANCE CODE

CENIT TRANSPORTE Y LOGISTICA DE HIDROCARBUROS S. A. S.

CENIT TRANSPORTE Y LOGISTICA DE HIDROCARBUROS S. A. S.

CORPORATE GOVERNANCE CODE

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CORPORATE GOVERNANCE CODE

CENIT TRANSPORTE Y LOGISTICA DE HIDROCARBUROS S. A. S.

CHANGES AND VERSIONS’ CONTROLS

Description                        Version    Date of Approval by the
Board of Directors

Document Creation                             25 February 2013

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CORPORATE GOVERNANCE CODE

TABLE OF CONTENTS

I - INTRODUCTION    164
II - THE COMPANY    164
1.1    DOMICILE    164
1.2    NATURE     164
1.3    CORPORATE PURPOSE     165
III.    - ACTION FRAMEWORK    166
Chapter 1.    – Corporate Framework of Reference     166
Section 1.1.    – Mission    166
Section 1.2.    – Vision    167
Section 1.3.    – Values    167
Section 1.4.    – Ethics’ Code     167
Chapter 2.    – Company’s Products and Services    167
IV – CODE CONTENTS    167
Chapter 3.    – Rights and Equal Treatment of Shareholders     167
Section 3.1.    – Unity or plurality of Shareholders    167
Section 3.2.    – Rights of the Shareholders    167
Section 3.3.    – Equitable Treatment of shareholders    168
Section 3.4.    – Calling of the General Shareholders’ Meeting by the Shareholders    168
Section 3.5.    – Requests to the Board of Directors    168
Section 3.6.    – Identification of the Main Shareholders    169
Section 3.7.    – Obligations of the shareholders with the Company    169
Section 3.8.    – Economic Relationships of the Shareholders of the Company    169
Chapter 4.    – General Shareholders’ Meetings    169
Section 4.1.    Meetings    169
Section 4.2.    – Quorum    170
Section 4.3.    – Powers    170
Section 4.5.    Calling    172
Section 4.6.    – Agenda and Propositions    172
Chapter 5.    – The Board of Directors    172
Section 5.1.    – Composition    172
Section 5.2.    – Incompatibilities’ and Disqualifications’ Regime    173
Section 5.3.    – Principles of the directors’ Performance    173
Section 5.4.    – Profiles    174
Section 5.5.    – Meetings    175
Section 5.6.    – Quorum    175
Section 5.7.    – Functions and Responsibilities    175
Section 5.8.    – Quality of the Information sent to the Board of Directors    178
Section 5.9.    – Evaluation of the Performance of the Board of Directors    178
Section 5.10.    – Committees    178

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Section 5.11.    – Remuneration    179
Section 5.12.    – Evaluation    179
Section 5.13.    – Hiring of the External Consultants    179
Chapter 6.    – Chief Executive Officer    179
Chapter 7.    – Corporate Social Responsibility    180
Section 7.1.    Social Responsibility    180
Section 7.2.    – Stakeholders and Commitment    180
Chapter 8.    – Transparency, Fluidity and Integrity of the Information    180
Section 8.1.    – Recipients of the information    180
Section 8.2.    – Disclosure of Financial Information    181
Section 8.3.    – Disclosure of Non – Financial information    181
Section 8.4.    – Control    182
Section 8.5.    – Risk Management    184
Chapter 9.    – Conflicts of Interest    184
Section 9.2.    – Disclosure of the Conflicts in the Company and Management    185
Chapter 10.    – Mechanism for the Resolution of Controversies    185
Chapter 11.    – Compliance with the Code    186
Chapter 12.    – Divulgation and Consultation    186

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CORPORATE GOVERNANCE CODE

CENIT TRANSPORTE Y LOGISTICA DE HIDROCARBUROS S. A. S.

I - INTRODUCTION

This Corporate Governance Code (the “Code”) of Cenit Transporte y Logistica de Hidrocarburos S. A. S. (“Cenit” or the “Company”) defines the framework of performance of the company regarding its Shareholders, the Board of Directors and other managers and, in general terms, its Stakeholders.

This Code integrates the corporate governance standards and best practices that are the day to day basis of Cenit’s business.

When this code quotes laws, decrees, resolutions or any other provision, it is understood that it will apply those that are in force at that time, as amended, added or replaced from time to time.

The Secretary of the Company shall have available the text of this Code and its attachments, to be consulted by its shareholders, investors and the general public.

The corporate by - laws can be consulted in Cenit’s website (the “By – Laws”).

Purpose

To integrate the corporate governance mechanisms, conducts and information that acknowledge and respect the right of the Shareholders, in order to promote and ensure their trust, and that of the stakeholders, in Cenit.

Addressees

The Shareholders, members of the Board of Directors, President of the Company, the other managers and employees, the acts of which must be performed within the framework and provisions of this Code, as well as the e other Stakeholders.

Principles

Cenit’s corporate governance practices fall within the framework of the principles of transparency, honesty, governance and control of the business performance.

II - THE COMPANY

1.1	Domicile
The domicile of the company is in the City of Bogotá, D. C., Republic of Colombia. By virtue of Article 1 of its by – laws, the Company can establish branch offices and agencies elsewhere in the country or abroad, by decision of the Board of Directors and according to the law.

1.2	Nature

Cenit is a commercial company, of the type of the simplified shares’ companies, Colombian, partially owned by the State, of the National level, attached to the Ministry of Mines and Energy.

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1.3	Corporate Purpose

According to the 3rd Article of its by – laws, the main purpose of the company is the transportation and / or storage of hydrocarbons, their by - products, derivatives and related, through systems for the transportation and / or storage of its on or of third parties, in the Republic of Colombia or abroad.

Pursuant to its corporate purpose, the Company may:

(a)	Carry out all kinds of activities for the provision of services related to the extraction of oil and gas, other than the exploration and exploitation of oil ad gas;

(b)
To design, build, operate, manage, commercially exploit and be the owner of systems, including, but not limited to, multi – mode systems of transportation of hydrocarbons and its by - products, derivatives and related, and related facilities including, but not limited to discharge points, loading points, storage tanks, among other.

(c)	To design, build, operate and / or manage maritime and / or river ports or terminals:

(d)	To provide, directly or indirectly, services related to the port operation such as storage, onshore, offshore or port handling and loading of hydrocarbons, it by - products, derivatives and related;

(e)	To carry out any activity supplementary, connected or useful for the development of the activities described in letters (a), (b) and (c) above;

(f)
To open branch offices or agencies, as well as to incorporate subordinate companies (with the participation of third parties or otherwise) in the Republic of Colombia or abroad, that have a corporate purpose that is equal, similar related, supplementary, necessary or useful for the development of the corporate purpose of the Company, with the prior authorization of the Board of Directors of the Company;

(g)
To acquire or disclose of actions, shares or shareholdings in companies, trusts, one - personal companies or any legal entity, the purpose of which is equal, similar, connected, supplementary, necessary or useful for the development of the corporate purpose of the Company, with the prior authorization of the Board of Directors of the Company;

(h)
To make up any kind of association allowed by the law, with individuals or legal entities, to carry out activities related to the corporate purpose of the Company, with the prior authorization of the Board of Directors of the Company;

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(i)
To acquire, dispose of, give, lease and encumber at whatever title any and all the chattels or real property of the Company, when these operations are necessary or convenient to develop, in an adequate manner, its corporate purpose;

(j)	To enter into any kind of lease, use, usufruct or other similar contracts on then company’s infrastructure

(k)	To enter into all kinds of contracts the purpose of which is the development and / or execution of the corporate purpose;

(l)	To perform loan and discount operations, giving and receiving personal guarantees or collateral, and to issue bonds, commercial papers and in general any kid of credit securities;

(m)	To open, operate and cancel bank accounts

(n)	To draw, endorse, accept, grant, negotiate, discount and guaranty all kinds of securities and other civil or commercial documents;

(o)	To request, register, acquire or possess in any other way, use, enjoy and exploit trademarks, designs and brand names, commercial names, patents, inventions and procedures;

(p)
To enter into and execute, in its own name or in the name of third parties, any act or contract, be it civil, commercial, principal or guaranty, or of any other nature, that are directly related to the corporate purpose and that are considered as necessary or convenient to carry out its corporate purpose; and

(q)	To guaranty obligations of third parties, with the prior authorization of the board of directors of the Company

Business Group

Cenit is part of the Ecopetrol Business Group and pursuant to the provisions of the Commerce Code, the control situation and the business group issue, as subordinate of Ecopetrol, have been declared before the Chamber of Commerce.

III.	- ACTION FRAMEWORK

Chapter 1.	– Corporate Framework of Reference

1.1.	– Mission

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Cenit’s mission is to offer hydrocarbons’ transportation and storage services, through an optimal and efficient infrastructure that allows seeing to all the requirements of the demand and producers of the country in a profitable and responsible manner, contributing to the well – being of the areas in which it operates, with committed personnel that seeks excellence, its integral development and the construction of long – term relationships with the stakeholders.

1.2.	– Vision

We will be the leading company in Colombia in the transportation and storage of hydrocarbons and derivatives, being recognized for transporting in a responsible manner, providing integral solutions and generate economic and social value to our stakeholders.

1.3.	– Values

The company, in its business activity and in its commercial, labor and institutional relationships, bases its activity in the confidence, commitment, integrity and responsibility and respect, seeking the transparency, respect and effectiveness in its commitments.

1.4.	– Ethics’ Code

The ethics code is Cenit’s introductory card before the market, the society and its members; it establishes the basic principles and the shared responsibility of the Company and its workers.

Chapter 2.	– Company’s Products and Services

Cenit offers transportation, storage and port services fro hydrocarbons, their by – products and related, with networks of pipelines, poly – ducts and ports throughout the Colombian territory. Also, Cenit offers logistic solutions to its clients, through its infrastructure or through contractor third parties.

IV – CODE CONTENTS

Chapter 3.	– Rights and Equal Treatment of Shareholders

3.1.	– Unity or plurality of Shareholders

The company was incorporated as a subordinate wholly owned by Ecopetrol. To this extent, any reference made to “Shareholders” in this Code must be construed as applicable to Ecopetrol. In the event that the company receives other persons as shareholders in future, all the provisions contained in this Code will be deemed as applicable to those persons.

As a consequence thereof, and provided that Cenit conserves its current equity structure, any requirement regarding the plurality of shareholders stated in this code must be omitted.

3.2.	– Rights of the Shareholders

The following are the rights of the Shareholders:

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(a)	To take part in the sessions of the General Shareholders’ Meeting and to vote in them;

(b)	To receive a proportional part of the benefits of the company according to the end – of – term balances subjects to the provisions of the Law or of the by – laws

(c)
To negotiate the shares subject to the laws applicable and to the right of first refusal set forth in these By – Laws and to the limitations established in the shareholders’ agreements deposited with the Company:

(d)
To freely inspect the books and corporate papers to be used and considered in the meetings of the general shareholders’ meeting in which the end – of – term balances are to be examined, within 15 days before them.

(e)	To receive a proportional part of the corporate assets at the time of liquidation, once the external liabilities of the company have been paid.

3.3.	– Equitable Treatment of shareholders

Independent of their participation in the capital of the Company, Cenit acknowledges the importance of its Shareholders and, in consequence, it guarantees the full exercise of their rights, the equitable treatment and the compliance with its obligations.

The activities of the company seek the increase of the value of the company, the profitability of its Shareholders and the respect for their rights according to the number and the kind of shares that they own, the legal provisions applicable and the provisions of the by – laws.

This section must consider, for its application, Section 3.1 of this Chapter.

3.4.	– Calling of the General Shareholders’ Meeting by the Shareholders

The calling of the annual meetings will be made by the President, the Board of Directors or the External Auditor, in the terms of Cenit’s by – laws and of the law, 15 business days in advance, by written communication sent to each shareholder to the address registered in the documents of the Company, which can be sent by certified mail, by fax or by electronic means.

The calling of the extraordinary or special meetings will be made 5 calendar days in advance, by certified mail, by fax or by electronic means. The notice will include the agenda of that meeting.

The communication must state the day, time and place in which the general shareholders’ meeting must meet, and it can state the date for the second – calling meeting in case that the first one cannot take place due to lack of quorum. The second call meeting cannot take place before ten business days after the first meeting, or after 30 business days as from the same moment. However, the General Shareholders’ Meeting can meet without prior notice at any rime or place, when all the shares subscribed are present. The minutes of the respective session will evidence the calling.

The shareholders can waive their right to be called to a given shareholders’ meeting, by written communication sent to the legal representative of the Company before, during or after the respective session. The shareholders can also waive their right of inspection by means of the same procedure stated.

3.5.	– Requests to the Board of Directors

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A plural number of shareholders representing at least 5% of the subscribed shares can make proposals to the Board of directors, stating the address and the name of the person to which the answer to the petition will be sent, and with whom the board will act, if it considers it necessary.

The Board of Directors, according to the provisions of the Bylaws and of the Corporate Governance Code, must not provide, through these means, confidential information or information that endangers the business of the Company or that affects the rights of third parties or that, if disclosed, can be utilized to the detriment of the company.

This section must take into account, for its application, Section 3.1 of this Chapter.

3.6.	– Identification of the Main Shareholders

Ecopetrol S. A. is a joint stock company, partially owned by the State, of the national level, attached to the Ministry of Mines and Energy

3.7.	– Obligations of the shareholders with the Company

The shareholders must act loyally towards the Company, refraining from taking part in acts or conducts that particularly endanger the interests of the Company or that mean the divulgation of privileged information of the company.

3.8.	– Economic Relationships of the Shareholders of the Company

Cenit’s economic relationships with its shareholders, including its controlling entity or subordinate companies of its controlling entity, as well as with parent or subordinate companies of its majority shareholders or in general with parent subordinate, or affiliate companies of the aforementioned persons, must be made within the limitations and conditions established in the Law and in the regulations regarding prevention, management and resolution of conflicts of interest established in this code, and, in any case, under the terms and conditions and by the amounts that the company usually agrees with unrelated third parties, namely, at arms’ length.

Chapter 4.	– General Shareholders’ Meetings

4.1.	Meetings

Ordinary Meetings

According to Article 22 of the By – laws, the General shareholders’ Meeting will meet, in an ordinary manner, at least once a year, within 3 months after the expiration of each fiscal year, after the calling made by the President, the Board of Directors or the Statutory Auditor to examine the situation of the Company, to appoint the managers and other officers that it has to appoint, to determine the economic guidelines of the Company, to consider the approval of accounts and balances of the last fiscal period, to decide the distribution of profits and to agree all issues related to the performance of the corporate purpose.

If it is not called, the General Shareholders’ Meeting will meet, by its own right, on the first business day of the moth of April, in the offices of the main place of business in which the management of the company functions, at 10:00 am.

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The President will guaranty the exercise of the Right of inspection of the shareholders or their representatives during five business days before the ordinary meeting the subject matter of this section.

Extraordinary Meetings

According to Article 23 of the By – laws, the General shareholders’ Meeting may be called to extraordinary or special meetings provided that the Board of Directors, the President or the External Auditor deem it convenient or the needs so warrant. Likewise, it will meet upon request of one or more shareholders representing ¼ or more of the equity, in which case the calling must be made by the President. The Extraordinary Meeting can only make decisions about the issues set forth in the agenda included in the calling, but, by decision of the Meeting itself, made with a majority of the shares present, it may tackle other issues, once the original agenda has been exhausted.

Provisions Regarding the Meetings and Decision Making

The General shareholders’ Meeting may hold universal and not face – to – face meetings, in the terms of articles 25 and 26 of the Bylaws, respectively.

The General Shareholders’ Meeting can, likewise, and according to Article 27 of the Bylaws, make written decisions when all the shareholders express in writing the sense of their votes. In these cases, the respective majority will be computed over all the subscribed and outstanding shares. If the sense of the vote is made in separate documents, these must be received by the management of the Company in a maximum term of one month as from the first communication received. The president will inform the Shareholders of the sense of the decision within 5 calendar days after the receipt of the documents in which it expresses the vote an the respective minutes must be made within 30 business days after the day in which the agreement was concluded.

4.2.	– Quorum

The General Shareholders meeting ill validly meet with one pr several shareholders who represent one half plus one of the subscribed shares. The decisions will be made with the majority of the votes present, unless the law or the bylaws require a supermajority for certain decisions.

4.3.	– Powers

On top of the powers that it has according to the law, the General Shareholders’ Meeting has the following powers:

(a)	To solve all issues related to the corporate business and to make the decisions that it deems convenient for the defense of the interest of the Company;

(b)
To appoint the members of the Board of Directors, without prejudice to their power to freely remove, at any time, any or all of the previous managers and t establish the level of compensation that corresponds to each one of them. For the election of the members of the Board of Directors, the electoral quotient system will be applied, which will be determined by dividing the total number of votes by the number of persons to be appointed. From each list, as many names as the quotient fits in the

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number of votes issued will be elected, and, if there are still places to be filled, these will correspond to the residues in descending order. In case of tie, it will be decided by lot.

(c)	To appoint the secretary and to fix its remuneration;

(d)	To elect the external auditor and to establish its remuneration;

(e)	To discuss and decide about the substantial changes in the ordinary course of business within the scope of its corporate purpose;

(f)	To discuss and approve the reports filed by the Board of Directors;

(g)	To discuss and approve the President’s annual performance report for the fiscal year corresponding to the fiscal year;

(h)
To decide about the situations of conflict of interest that the Directors of the Company or a shareholder may have, and authorize them. In any case: (i) for the making of decisions, the votes of the representatives of the shareholders of the company present in the conflict of interest, or who appointed the Director that does not have conflict of interest must be excluded; (ii) the authorization can only be granted when the act is not deleterious for the interest of the company; (iii) the votes of at least 70% of the shares representing the shareholders that are not in conflict and that are present in the meeting:

(i)	To examine, approve the general – purpose financial statements with their notes and the opinion of the External Auditor and the accounts that must be rendered by the management;

(j)	To approve the amendments of the by – laws;

(k)
To authorize any increase or reduction of the equity, the issuance and placement of treasury shares, the issuance and placement of bonds convertible into shares, and the emission and placement of shares of any kind, as well as the reduction or suppression of their privileges;

(l)	To decide about the merger, spin – off, transformation, liquidation and dissolution of the Company

(m)	To appoint liquidators and consider the accounts of their performance;

(n)	To order the actions that correspond against the members of the Board of Directors, the President and its alternates, the top management and the external auditor;

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(o)
To delegate to the Board of Directors the functions that it deems as convenient and that are not attributed by law exclusively to the General Shareholders’ Meeting, and give it all authorizations required.

(p)	To freely appoint and remove the officers the appointment of which it must make;

(q)	To exercise all the rights and discharge all the duties determined by the law, as well as to perform all functions that are not attributed to another authority of the Company

4.4.	Internal Rules of the Shareholders’ Meeting

The Shareholders Meeting must enact its own rules.

4.5.	Calling

The calling of the annual meetings will be made by the persons set forth in Article 22 of the by laws and of the law (sic), 15 business days in advance, by written communication sent to each shareholder to the address registered in the documents of the Company, which can be sent by certified mail, by fax or by electronic means (e – mail).

The calling of the extraordinary or special meetings will be made 5 calendar days in advance, by certified mail, by fax or by electronic means (e – mail). The notice will include the agenda of that meeting.

The communication must state the day, time and place in which the general shareholders’ meeting must meet, and it can state the date for the second – calling meeting in case that the first one cannot take place due to lack of quorum. The second call meeting cannot take place before ten business days after the first meeting, or after 30 business days as from the same moment. However, the General Shareholders’ Meeting can meet without prior notice at any rime or place, when all the shares subscribed are present. The minutes of the respective session will evidence the calling.

The shareholders can waive their right to be called to a given shareholders’ meeting, by written communication sent to the legal representative of the Company before, during or after the respective session. The shareholders can also waive their right of inspection by means of the same procedure stated.

4.6.	– Agenda and Propositions

Cenit will publish in its website the agenda of the General Shareholders’ Meeting as well as the propositions f the management, at least three (3) calendar days before the date of the ordinary meeting. The shareholders that record their electronic mail will receive the agenda and the contents of the propositions in it.

Chapter 5.	– The Board of Directors

5.1.	– Composition

According to the provisions of Article 35 of the by – laws, the Board of Directors will be made up by 7 members, who will be appointed by the General Shareholders’ Meeting. The term of the Directors will be of 2 year, without prejudice that they can be freely reelected or removed by the General Shareholders Meeting at any time.

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For the election of members of the Board of Directors or of any group commission, the electoral quotient system will be applied, as well as the other provisions contained in the by – laws and in the law.

At least three (3) directors must be independent. To consider a director as independent, it must comply with the requirements established for such purposes by article 44 (paragraph 2) of Law 964 of 2005.

The board members that are appointed as independent in the terms of paragraph 2 of Article 44 of Law 964 must commit in writing, when accepting the position, to maintain their capacity as independent during the exercise of their functions. If for whatever reason they lose that capacity, they must quit as directors and the Company will then replace them.

5.2.	– Incompatibilities’ and Disqualifications’ Regime

Cannot be principal or alternate members of the Board of Directors of the Company:

(a)
The employees or directors of the Company or of any of its subsidiaries, affiliate or controlling companies, including the persons that had such capacity during one year immediately before the appointment. The term director extends, besides the definition of directors contained in the Commerce Code, to the provisions or internal practices of each one of the respective subsidiaries or controlling companies. The President, the Corporate Finance Vice President, the Strategy and Growth Vice President and the Legal Vice President of the company’s controlling entity are expressly excluded from this cause of disqualification.

(b)
The managing employees of associations or companies which are important suppliers of goods or services of the Company, that are directly involved in the management of the good or service provided to the Company.

(c)	The managing employees of associations or companies to which the Company provides services that have a direct relationship with the management of the good or service provided to the Company.

(d)	The persons who receive from the Company any remuneration other than the fees as member of the Board of Directors and the Board Committees.

5.3.	– Principles of the directors’ Performance

The Directors will bear in mind the following principles for the exercise of their functions and to maintain the greater objectiveness, independence and knowledge of the making of decisions. To do so, each one of the Directors, individually, and the Board of Directors, as group body, wants:

(a)	Observe in all of its acts the duties imposed by the Commercial Colombian law;

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(b)	Act in good faith, with the due diligence and care, intending always to make their decisions in the best interest of Company;

(c)	To treat all the shareholders in an equitable and just manner in its decisions;

(d)	To promote, regarding its functions, the compliance with the laws applicable, the corporate by – laws, this Code and other rules and regulations to which the company must be bound;

(e)	To exercise its functions in an objective manner based on its own criteria and in an independent manner;

(f)	To know the plans, strategies and objectives of the company, its financial and operational condition and the important segments of business;

(g)
To take active part in the meetings of the Board of Directors and of the committees to which they can belong, and to know and review, in advance, the material of study and analysis, for which the management will furnish it in an adequate and timely manner; and

(h)
To permanently prevent the conflict of interest with the company, for which each director must manage in a careful manner, each one of these events when they occur, describing, in that way, the situation in formal session of the Board of Directors, documenting the conflict and refraining from voting on the issue, observing the corporate guidelines contained in this code regarding conflicts of interest.

Pursuant to the foregoing, the Directors must observe the obligations established in Article 41 of the by – laws.

5.4.	– Profiles

The process for the selection of the Board Members will ensure that the profile of the Directors is in agreement with the needs of the Company. Below we explain the main principles, the general competences and the particular ones, as well as the limitations of the candidates to Directors to fit said profile. The General Shareholders’ meeting must take into account, to proceed to the election of the Board Members, among other things, the following aspects:

(a)
The members of the Board of Directors must be professionals of a high moral and ethical fabric, with analytic, managerial and leadership skills, a strategic vision of the business, objectivity and capacity to present their point of view, as well as skills to assess higher management charts.

(b)	The members of the Board of Directors must have knowledge and experience in the hydrocarbons’ transportation industry, finance, risk management, legal and commercial issues.

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(c)
Whenever possible, it will be ensured that each one of the Board Members contributes a professional specialty, that is allowed to contribute in a specific manner in one or more dimensions, thanks to his or her special knowledge of the industry, of the financial and risk aspects of legal issues, of commercial issues and about the management of crisis.

(d)	Each one of the members of the Board of Directors will have enough time to comply with his / her obligations in such capacity.

The Board Members will refrain from participating, directly by themselves or through third parties, in activities that mean competition with the Company or in acts regarding which there is conflict of interest, excepting with the express authorization of the Board of Directors or of the General Shareholders’ Meeting, as the case may be.

On top of the foregoing, the composition of the Board of Directors will be brought to the consideration of the Corporate Governance Committee of Ecopetrol’s Board of Directors within the annual process of formation of boards of directors of subordinate companies made by the aforementioned Ecopetrol’s Board Committee.

5.5.	– Meetings

According to the provisions of article 36 of the by – laws, the Board of Directors will meet at least once every three months and in an extraordinary manner whenever it is deemed pertinent, or when it is called, by the President, the External Auditor or any of the Directors.

On the other hand, and in a manner identical to the General Shareholders’ Meeting, the Board of Directors may hold remote meetings and make written decisions, in agreement with the rules established by Articles 26 and 27 of the Bylaws.

5.6.	– Quorum

According to the provisions of article 40 of the bylaws, the Board of Directors will hold valid meetings with the presence of at least four (4) Directors, and it will decide with the votes of at least one half plus one of the Directors present.

5.7.	– Functions and Responsibilities

The activity of the Board of Directors of the Company is aimed mainly to the decision making regarding the corporate objectives and to do the follow up of all the actions made to achieve them, in the permanent search of the best interest of the Company.

Are functions of the Board of Directors:

(a)	To establish its own rules and to establish the internal rules of the Company;

(b)	To approve the Company’s Corporate Governance Code, the Ethics’ Code and any other document related to them;

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(c)	To approve the rules for the subscription of shares ordered by the General Shareholders’ Meeting;

(d)	To appoint the President and his / her alternates, to fix their remuneration and to freely remove them at any time;

(e)	To cooperate with the president in the management and direction of the corporate business;

(f)	To present to the General Shareholders’ meeting the balance of each fiscal period and all other attachments and reports the subject matter of article 446 of the Commerce Code;

(g)	Whenever it deems it convenient, it may propose to the General Shareholders’ Meeting the amendments it deems adequate to introduce to the by – laws;

(h)
To call the General Shareholders’ meeting to extraordinary sessions, whenever it considers that it is convenient or when so requested by a number of shareholders representing at least one quarter of the equity;

(i)	To cast a consultation vote whenever the General Shareholders’ Meeting so request or when the by – laws so establish;

(j)	To examine, whenever it wishes, directly or through a commission, the books, accounts, documents and cash of the Company;

(k)	To interpret the provisions of the by – laws that were confusing and to determine their meaning while the next General Shareholder Meeting convenes to decide the issue;

(l)	To see to the strict compliance with all the provisions set forth in the by – laws as well as to those made for the good performance of the Company;

(m)	To authorize the creation of branch offices, agencies or subsidiaries of the Company;

(n)	To authorize the acquisition or disposal of shares, parts or quotas in companies, trust funds, one – person companies or in any other legal entity;

(o)	To authorize the formation of any type of association allowed by the Law, with individuals or legal entities, to carry out activities related to the corporate purpose;

(p)	To authorize the President to negotiate, enter into and perform all types of acts, contracts, purchases and agreements the amount of which exceeds the sum

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of one million dollars of the United States of America (USD $ 1.000.000) or its equivalent in Colombian pesos, the expense of which is not included in the Company’s annual budget of operation;

(q)
To authorize the President to negotiate, enter into and perform all types of acts, contracts, purchases and agreements related to the sale or other disposal of assets of the Company that together or individually exceed of the sum of five million dollars of the United States of America (USD $ 5.000.000) or its equivalent in Colombian pesos;

(r)
To authorize the President to negotiate, enter into and perform all types of acts, contracts, purchases and agreements related to the pledge and other encumbrances and rental of assets of the Company that together or individually exceed of the sum of five million dollars of the United States of America (USD $ 5.000.000) or its equivalent in Colombian pesos;

(s)	To authorize the president to negotiate and enter into any operation of indebtedness of the Company;

(t)
To authorize the President to negotiate, enter into and perform all types of acts, contracts, purchases and agreements that mean payment obligations of the Company in amounts that exceed of the sum of five million dollars of the United States of America (USD $ 5.000.000) or its equivalent in Colombian pesos;

(u)	To authorize the President to negotiate, enter into and perform all types of acts, contracts, purchases and agreements that bind the company and its shareholders;

(v)	To authorize the president to enter into collective agreements of a labor nature;

(w)	To exercise the functions that are delegated by the General Shareholders’ meeting;

(x)	To create the committees of the Board of Directors that the good operation of the company requires;

(y)
The board will promote the best treatment and attention of all clients, employees, suppliers and the community, all of which are essential for a successful discharging of the responsibilities that have been entrusted.

Main responsibilities of the Board of Directors regarding Good Corporate Governance:

In addition to the functions assigned to the Board of Directors by the Law, the administrative provisions and the Corporate By – Laws, the main responsibilities of the Board of Directors regarding corporate governance are set forth below:

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(a)
The board of directors has the responsibility to see to its own performance; it will make a strict follow – up of the Corporate Governance Code and it will oversee the communications and the transparency of its performance;

(b)
Regarding the management of the Company, the Board is responsible for the selection, evaluation, remuneration and replacement thereof, for the establishment of its main responsibilities and of the supervision of the succession plan;

(c)	Regarding the operation of the business, the Board of Directors has the responsibility to guide and review the Company’s strategy, its main projects and its Business Plan;

(d)	The Board of Directors will promote the strict compliance with the Company’s ethics code;

(e)	It is also the duty of the Board to prepare and present to the Shareholders’ meeting an assessment of the compliance with the provisions of this code during the respective period.

The members of Cenit’s Board of Directors, in their capacity as managers of the Company, are subject to the liability regime set forth in Articles 23 and subsequent of Law 222 of 1995 and to all other provisions applicable as a consequence of the legal nature of the company (a company partially owned by the State).

5.8.	– Quality of the Information sent to the Board of Directors

In order to have a better performance of the Board Members, the goal will be that the information given to them is: relevant, concise and complete, well organized and designed in a way that it achieves the goal to inform the Directors of the material aspects related to the corporate issues.

5.9.	– Evaluation of the Performance of the Board of Directors

The Board of Directors must determine the system of evaluation of its performance, as well as the one of the legal representatives of the Company.

The General shareholders’ meeting, in its ordinary sessions, must be informed by the respective person of the operation of the main activities discharged by the Board of Directors, the Board Committees and the Chairman of the Company during the previous period.

5.10.	– Committees

General Issues

The committees of the Board of Directors are work groups that are made up by members of the same Board of Directors, in consideration to their knowledge and experience. The Board has the power to create committees additional to those established in this Code, which may be permanent or temporary.

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The Board of Directors, by agreement, will determine the functions of each committee, the members of the Board of Directors that will make it up, their obligations regarding the Board of Directors and, in the case of a temporary committee, the term of its work.

Besides the cases in which the law requires to have the presence of a greater number, all the Board Committees must have at least 1 independent director.

Audit Committee

In agreement with the provisions of Law 964 of 2005, it is the committee in charge of supporting the Board of Directors in the discharging of its duties regarding control; it will have as its main purpose the direction and follow up of the Internal Control system.

Business Committee

It is a consultation body that gives advice in the activity of the Board related to the study and approval of new businesses.

5.11.	– Remuneration

The remuneration of the members of the Board of Directors and of the members of the Committees of the Board of Directors will be determined by the General Shareholders’ Meting. Said remuneration is fixed seeing to the nature of the company, the responsibilities of the position and the circumstances of the market.

5.12.	– Evaluation

The Board of Directors must determine the system for the evaluation of its performance, as well as that f the legal representatives of the Company. The General Shareholders’ meeting, in its ordinary meetings, must be informed by the relevant person of the functioning and the main activities discharged by the Board of Directors, the committees of the Board of Directors and the management of the Company during the preceding period.

5.13.	– Hiring of the External Consultants

The Board of Directors, as a corporate body, can request the President to hire external consultants when it deems it necessary to comply with its functions or as support to the Committees of the Board of Directors.

Chapter 6.	– Chief Executive Officer

As it has been established by Article 42 of the By – laws, the Company will have 1 President, who will be in charge of the management of the corporate issues ad that will be the legal representative of the Company. The President will have 1 Alternate who may act in any circumstance, be it a temporary or an absolute absence, and who will be called Alternate Legal Representative.

The President is appointed by the Board of Directors, as is its Alternate, according to the provisions of the Corporate by – law. The appointment of the President of the Company will be made according to the criteria of suitability, knowledge, experience and leadership, and it may be reelected or removed at any time.

The remuneration of the president is determined by the Board of Directors, according to the complexity of the Company, the responsibility of the Position ad the market guidelines.

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The functions of the President, who is the chief executive officer of the Company, are those established in Article 43 of the Corporate By – Laws.

It is the duty of the Board of Directors to evaluate the president, according to the mechanisms adopted by the Company for such purposes.

Chapter 7.	– Corporate Social Responsibility

7.1.	Social Responsibility

The Company considers the corporate social responsibility as the general determining criteria of the manner to carry out its relationships with the groups detailed in Section 7.2 (the “Stakeholders”), seeking to generate reciprocal confidence, mainly through the establishment of commitments with each group of Stakeholders as established below, but without prejudice to other means.

In this way, the purpose is to secure, in a simultaneous manner, the conformity of the aforementioned Stakeholders and the achievement of the goals set by the Company regarding economic, social and environmental issues, to guarantee the sustainable development of its environment.

7.2.	– Stakeholders and Commitment

Stakeholders	Commitment
Shareholders and Investors
To increase the value of the Company, consolidating, in that way, the relationships with and the trust of the Shareholders and investors, through a professional, ethical and transparent performance characterized by the practice of good corporate governance policies

Employees and Family Members
To build a workplace agreeable, starting from a management staff the leadership of which promotes the professional development of the employees, that guarantees the equitable compensation as well as the conditions required for the integral and harmonious development of its employees and that of their respective families.

Contractors and Suppliers	To create and strengthen commercial relationships that last through time, based on respect, transparency and the mutual benefits.
Clients
To offer to the client solutions for the transportation and logistics of hydrocarbons that generate value and that allow the strengthening of the industry and infrastructure of hydrocarbons in the country.

Society and Community	To contribute to and promote the sustainable development of the environment in which the Company operates, in terms of the good care, social development and protection of the environment.
State
To contribute and promote the respect for the Social Law State, ensuring, on the one hand, the compliance with all the obligations of the Company with the State’s institutions and on the other hand through inter - institutional agreements aimed to the strengthening of the local institutions and the social wellbeing.

Chapter 8.	– Transparency, Fluidity and Integrity of the Information

8.1.	– Recipients of the information

The recipients of the Company’s information are the Stakeholders

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8.2.	– Disclosure of Financial Information

Accounting

Regarding its accounting information, the Company applies the accounting principles or standards of the Public Accounting General Plan as well as the rules issued by the General Accountant of the Nation. In the event of operations not contemplated by these rules, the following rules will be applied, in that order: accounting rules of the private sector (Decree 2649 of 1993), international standards (NIIF and IPSAS) or specific regulations of the oil and gas industry (US GAAP).

Financial Statements

The Financial Statements of the Company include: Balance Sheet, Statement of Results, statement of changes in the equity, cash flow statement, statement of changes in the financial situation and notes to the financial statements. Those statements are accompanied by a Certificate of the President both for the Consolidated and Not Consolidated Financial Statements. The aforementioned certification will be made in the terms of Article 46 of Law 964 of 2005 as amended, replaced or added from time to time.

8.3.	– Disclosure of Non – Financial information

The Company discloses to its shareholders and to the Market relevant information of a non – financial nature, through its electronic page, its corporate media and the mass media. The issues that are disclosed include:

(a)	Objectives, mission and vision of the Company;

(b)	Corporate Governance Structure;

(c)	Voting rights and procedures regarding the decisions of the General Shareholders’ Meeting;

(d)	Non – financial relevant information, including:

i.	Corporate reorganization processes

ii.	Changes of the Corporate image

iii.	High – impact labor conflicts

(e)	Internal control and audit systems;

(f)	Main projects, and

(g)	Results of its Business

8.3.1.	– Protection and Safety of the Information

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Each one of Cenit’s employees will be responsible for the adequate conservation and protection of the information generated in the course of Cenit’s activities, who will provide the means that are necessary to allow the protection, use and preservation of the information.

8.3.2.	– Standards for the Handling of the Information

The handling of the information by any person related to Cenit must be made in a responsible manner and it must be utilized because of its duties, exclusively for the discharging thereof, and with full observance of the Policies related to the handling of the information.

8.4.	– Control

The shareholders have specific mechanisms for the follow up of the activities of the External Auditors and Internal Auditors. Likewise, they have the right to be informed in a timely manner of the relevant findings made regarding the operation of Cenit.

8.4.1.	- Statutory Auditors

The company has an Statutory Auditor and its Alternate, who will replace it in its permanent or temporary faults, both appointed by the General Shareholders’ Meeting for one (1) year periods, and they can be reelected or removed at any time.

The remuneration of the Statutory auditor is fixed by the General Shareholders’ Meeting.

Its duties are the ones established in the law and in the by – laws.

The Statutory auditor shall be subject to the prohibitions, incompatibilities and restrictions contained in the Law. Anyway, the following cannot be Statutory auditor, or its alternate:

i.	The shareholders of the company or of any of its subordinates or parent companies;

ii.
Those related by marriage or by kinship within the fourth degree of consanguinity, first civil or second of affinity, or that are business partners of the managers or directors, the treasurer, auditor or accountant of the Company.

iii.	Any person who discharge any other duties in the Company or in its parent or subordinate;

iv.	Those who have received income from the company, its parent or subordinates, representing twenty five per cent (25%) or more of the last annual income of the previous year.

The statutory auditor cannot carry out or exercise in the Company and / or in its parent or subordinates, directly or through third parties, services other than those of the Statutory Auditors.

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The firm that is appointed as statutory auditors must change the persons that discharge the duties within the company at least every five (5) years. Likewise, the individual that has been changed can only be back as external auditor of the company after a period of 2 years. The same provision applies if the external auditor is an individual.

8.4.2.	Internal Control

Cenit has an internal control infrastructure that is the subject of permanent review by the Management, the Board of Directors and the Audit Committee, in order to develop the corrective measures and improvements that determine the results of such review and the new national and international standards.

The Board of Directors will carry out an active performance regarding the risk management, control and government processes implemented at Cenit, in a direct manner and through the Audit Committee, which will produce an annual report for the Board of Directors about the functioning of the internal control. The President is the first responsible for the establishment and maintenance of the internal control system.

8.4.2.1.	Internal Audit

The purpose of the internal audit is to give advice to the management in the monitoring, development and improvement of the internal control system, through an independent and objective assurance and consultation activity, conceived to add value and to improve Cenit’s operations. The foregoing also allows helping Cenit to comply with its goals, providing a systematic and disciplined focus to assess and improve the efficacy of the risk management, control and governance processes.

The internal audit system seeks to provide a reasonable assurance in the achievement of the organizational goals.

Cenit’s internal audit is an essential part to assure the suitable implementation of the business strategy. That is why its action comes from the guidelines and directives of Cenit’s Board of Directors and President, who have the advice of the Internal Audit that is in charge of assessing and accompanying the continuous improvement of Cenit’s Internal Control system.

8.4.2.1.1.	Responsibilities of the Head of Internal Audit

The Head of Internal Audit is responsible for:

▪	Assisting the Management and the Audit Committee in the activities of monitoring, exam and assessment of the governance process, risk and control, maintaining the objectivity and independence.

▪
To establish risk – based audit plans in order to determine the priorities of the internal audit activity. Those plans must be consistent with the goals and must assure in a reasonable manner the monitoring of Cenit’s Internal Control system.

▪	To propose the scope and contents of the General Audit Plan, assurance activities and consultancies; and to guaranty its efficient and timely execution.

▪	To give advice and support the process of improvement and monitoring of Cenit’s Internal Control system;

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▪	To inform the results of the assessment of the compliance with the Ethics and Corporate Governance codes.

▪
To inform of the irregular situations detected in the performance of its duties to Cenit’s management bodies and to the authorities, as the case may be, according to the magnitude of the fact detected.

8.4.2.1.2.	Autonomy of the Head of Internal Audit

The Head of internal audit directly reports to the Board of Director’s Audit Committee in order to guaranty its independence. The Head of Internal Audit and its work team cannot discharge duties or have roles within the management and operation of Cenit, and they cannot take part in administrative or decision – making processes that imply authorizations, approval or endorsement on their part. The foregoing does not prevent the processes of turnover or participation of Cenit’s personnel towards the internal auditors, in which case it corresponds to the Head of Internal Audit to adopt the relevant measures to guaranty independence in the specific processes.

8.4.2.1.3.	Data Access

The internal Audit team, pursuant to its duties, shall have unrestricted access to the records, facilities and information necessary to execute the audit processes, assurance activities or consultancies in its charge within Cenit, in the hands of third parties and wherever Cenit owns investments

8.5.	– Risk Management

An adequate integral risk management is a critical tool for an effective management of the opportunities and effects with which the company is faced.

The integral management risk plots the general guidelines and founds a culture that incorporates risk management, allowing, in that way, to make informed decisions, to contemplate the possible events that have a positive or a negative impact on the Company’s goals and to minimize the risk of affecting resources that are valuable for the Company.

The company has a risk matrix that identifies those to which it is faced because of the performance of its corporate purpose, which are classified according to their probability and impact and also established the necessary actions for its mitigation.

Chapter 9.	– Conflicts of Interest

9.1.	– Definition

Conflict of interest is defined as the situation in which the personal interest of an individual interferes with the interest of the company as a whole.

The President, the members of the Board of Directors and all of Cenit’s employees must act with diligence and loyalty towards the Company, and must disclose any conflict between their personal interest and the interest of the Company, when dealing with clients, suppliers, contractors and any person that carries out or intends to do business with it or with Companies in which the Company has participation or interest, directly or indirectly, as

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well as to refrain from intervening, directly or indirectly, in the studies, activities, things, decisions, processes or acts in which there is a Conflict of Interest, according to the aforementioned definition.

Any of the individuals mentioned in the preceding paragraph can be in situations that constitute a conflict of interest. Among other situations, there is a conflict of interest when any of the aforementioned individuals:

(a)
Takes part in activities, business or operations against the law, the interest of the Company or that can impair the compliance of its duties and responsibilities or affect the good name of the Company;

(b)	Carries out any business or operation based on friendship or enmity feelings;

(c)
Abuses of its capacity as manager, employee, officer or collaborator of the Company to obtain benefits for itself or for third parties or to obtain personal benefits of suppliers, contractors, clients or users;

(d)	Carries out any operation that leads to conflict of interest by virtue of the privileged information to which it has access in the compliance with its duties; and

(e)
Grants, offers or accepts, directly or indirectly, gifts, favors, donations, invitations, travel or payments of any person with which the company, directly or indirectly, does business or is interested in doing business.

9.2.	– Disclosure of the Conflicts in the Company and Management

When in the presence of a conflict of interest, or when there is doubt about the existence thereof, the following procedure must be complied with:

(a)	To inform of the conflict, in writing, to its immediate superior, with details about his situation in it, and the superior must appoint the worker that will continue with the respective process;

(b)
To refrain from intervening, directly or indirectly, in the activities and decisions related to the social determinations regarding the conflict, or to cease all activities when it is aware of the conflict of interest situation;

(c)
The members of the Board of Directors will inform the Board of Directors of the situation of conflict of interest. The doubt regarding the configuration of acts that mean conflicts of interest does not release the Board Member of the obligation to refrain from taking part in the respective activities.

Chapter 10.	– Mechanism for the Resolution of Controversies

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Any difference of controversy arising between one or more shareholders or between several of them and the Company by virtue or because of the company agreement contained in the by – laws will be solved though the mechanism set forth in the aforementioned by – laws. In agreement with the provisions of this Article, the parties to the controversy will try to reach a direct arrangement thereof fir sixty days after the notification of its existence; if such stage fails, the parties will resort to arbitration.

The arbitration board will be made up by three (3) arbitrators appointed by the parties by mutual consent or otherwise by the Arbitration and Conciliation Center of the Chamber of Commerce of Bogota, and it must decide in law.

Chapter 11.	– Compliance with the Code

It is the duty of the Board of Directors and of Cenit’s President to see to the permanent compliance with the specific measures regarding Cenit’s governance, its conduct and information, in order to ensure a socially responsible performance within the framework of good corporate governance.

Chapter 12.	– Divulgation and Consultation

This Corporate Governance Code, as well as all of its references and any amendment, change or supplement made thereof or of its references, will be informed and published in a timely manner in Cenit’s website.

Chapter 13.	– Validity

This Corporate Governance Code is in force as from the date if its approval by the Board of Directors.

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Attachment H
Ethics Code

ETHICS CODE

CENIT TRANSPORTE Y LOGISTICA DE HIDROCARBUROS S. A. S.

CENIT TRANSPORTE Y LOGISTICA DE HIDROCARBUROS S. A. S.

ETHICS CODE

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ETHICS CODE

CENIT TRANSPORTE Y LOGISTICA DE HIDROCARBUROS S. A. S.

CHANGES AND VERSIONS’ CONTROLS

Description                        Version    Date of Approval by the
Board of Directors

Document Creation                             25 February 2013

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ETHICS CODE

CENIT TRANSPORTE Y LOGISTICA DE HIDROCARBUROS S. A. S.

I.	INTRODUCTION

Ethics is a knowledge that is possible to learn and internalize and that helps us to decide and act in a correct, prudent and just manner. Ethics is the essence of the acts of Cenit Transporte y Logistica de Hidrocarburos S. A. S. (“Cenit”).

For Cenit, the relationships with its workers, its contractors, its clients and other stakeholders start from the basis that the mutual acts must be based on trust and transparency. These fundamental premises of conduct are established and consolidated in a conceptual manner in the business policy, the Corporate Governance Code and this Code and the Compliance Manual, which are our navigation charts.

Thos Ethics Code, the Compliance Manual, the Principles of Relationships, and the values of our Cornerstones are our ethical support, the basis of all decisions and actions as employees, contractors, suppliers and Board of Directors.

The Principles of Relationships are the exercise of our corporate citizenship, inspire our performance to seek the fulfillment and sustainability of our business, with social responsibility, within a framework of respect of the humane life and the plurality of our stakeholders:

▪
Cenit acts with social responsibility. For Cenit the corporate social responsibility is a concrete manner of being, it is the result of thinking, feeling and acting in an technical manner, assuming the consequences of our acts, successes or failures from our own freedom. The operation will take place in a straight and integer manner.

▪
Cenit respects plurality. It acknowledges diversity, traditions and customs, social, economic and cultural realities of our stakeholders in which we operate and we also share ours, so we can live in harmony and be accepted and included.

▪
Cenit builds and shares wealth. We build and share wealth pursuant to our business; in biotic and abiotic information, in social and scientific knowledge, in technology, in projects and proposals that matter for our stakeholders, in business and work opportunities, in support to the institutions, in power resources and taxes.

▪
Cenit seeks sustainability and respect for the environment. We develop our business in an ethical and sustainable manner, protecting the environment, minimizing our impact. We work to build, between all, a common future in a shared environment.

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▪
Cenit promoted the participation of its stakeholders through dialog. We use dialog and teamwork to build participative, open and constructive relationships that allow us to manage projects acknowledging the autonomy of our stakeholders.

▪	Cenit acts and communicates with transparency. We communicate with transparency who we are, what we do, how do we act and how do we solve conflicts. We acknowledge mistakes and learn from them.

▪
Cenit interacts through organizations. We seek that our relationships with stakeholders take place through organizations to facilitate the orderly and institutional interactions. Each employee represents Cenit as organization in the dialogs with stakeholders.

▪
Cenit is a democratic enterprise. We are democratic when we respect the freedom and dignity of our stakeholders and we interrelate following these relationship principles, the Ethics Code and the Cornerstones with coherence and moral integrity, to carry out our hydrocarbons’ transportation activity.

▪
Cenit complies with its promises and agreements. To honor these principles, we must generate and comply with the promises and agreements regarding the stakeholders. We will have an attitude of voluntary and active rendering of accounts in clear processes that maintain the traceability of our acts.

The cornerstones represent for Cenit the values and bases on which the daily activities are based:

▪	Confidence: We freely accept to believe in the others to generate respectful, transparency and certain relationships.

▪	Commitment: All of our efforts, decisions and actions transform our promises into ethical realities.

▪
Integrity: Our behavior shows us as coherent persons, because we act as we say and as we think. Each one of our actions honors our promises, commitments and principles as the only way to do business and to have a deign life.

▪
Responsibility: We use our best efforts to reach the business goals with an efficient management of the resources, ensuring the sustainable development of the environment and self – care. We assume the causes and consequences of our acts, successes or failures from our freedom.

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▪
Respect: We accept the differences born from our own self – esteem and the acknowledgement of the existence of the other. Every person, every community and its ecologic surroundings deserve from us the highest consideration and care, without exclusions or discriminations.

To honor this ethics’ code means to be faithful to what we believe, defines and clarifies the behaviors accepted by Cenit and extends the Corporate Social Responsibility commitments to the personal responsibility of each one of us as the only way to do business leaving a footprint for the future.

II.	FRAMEWORK OF ACTIVITY

Chapter 1.	– FRAMEWORK OF REFERENCE

1.1.	– What is the Ethics Code?

It is Cenit’s reference document to manage ethics in the day to day, which contains a set of explicit declarations of behaviors that employees, Cenit’s board members, contractors and suppliers must have, independent from the position or function occupied by them.

To act according to this code assures the coherence of the Cornerstones, Relationship Principles and Corporate Governance Code.

1.2.	– Who must follow this code?

The Ethics Code is applicable to all employees, Cenit’s board members, contractors and suppliers.

1.3.	What is expected from me?

Cenit expects that each one internalizes and utilizes the Ethics Code with good criteria, to practice it, to solve dilemmas, to make decisions, to act and enter into relationships with the stakeholders.

If at any point you are in doubt of how to decide, how to solve a dilemma, how to act and how to enter into relationships, resort to this Ethics Code and analyze, in a responsible manner, the consequences of your decision:

▪	Is it coherent with what the company expects from me?

▪	Does it agree with the standards?

▪	Will it affect my reputation and that of the Company?

▪	Which are its benefits for the Company?

This ethics code contemplates general situations, but it cannot consider all concrete cases, because the realities are complex and diverse; take your time to understand it and to act in a reasonable, prudent and just manner, seeking the reasons that support the decisions and the actions.

If you are faced with a situation in which it is not clear for you how to decide, solve a dilemma, act or hold a relationship in a manner that is coherent with what has been established by Cenit, or simply if you have doubts,

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questions or concerns, simply stop and ask for advice from your coworkers, the President, Managers or Directors, or write to our “Ethics Channel”.

1.3.1.	– How can I promote a culture of ethical performance?

Each person promotes, with its example, an ethical culture within Cenit when it is coherent with this Ethics Code in its manner to talk, act and handle relationships. Each one must be a model of the adequate conduct.

I promote the culture when:

◦	I keep true to my promises

◦	I am faithful with Cenit’s Cornerstones and Principles of Relationships

◦	I respect each person because of its own dignity

◦	I acknowledge my mistakes and learn from them

◦	I communicate and listen in an open and transparent manner

◦	I behave according to the statements of this Ethics’ code

◦	I am coherent when I talk, decide and act

◦	As leader or contract manager, I demand from and give example to suppliers and contractors that meet Cenit’s standards and procedures.

◦
As an officer of first and second level at Cenit, I act and behave in an ethical manner at all times and in all places, in the facilities of the company or outside them, during the workday and outside it.

1.3.2.	– How can I Generate dialog about ethical issues?

We must dialog about the way in which we decide and act. Dialog helps us to interpret, as a team, the Ethics Code and the Relationship Principles to apply them in the decisions and actions of the concrete cases and to generate an ethical culture of self – control and of social control.

I allow the constructive dialog when:

◦	I listen carefully and pay attention to persons

◦	Build my ideas and judgments based on true and clear information

◦	Consult my concerns with my coworkers

◦	Communicate with my coworkers in an appropriate manner

◦	Tackle any issue with evidences and arguments

◦	State only what is true and of what I have evidences

◦	Utilize the Ethics Code, the Cornerstones and the Relationship Principles as grounds of my position

Chapter 2.	– MY COMMITMENT MAINTAINS CENIT’S EQUITY

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At Cenit, to act in an ethical manner means the true and transparent record of the business, the good use of the corporate assets and the adequate management of information.

2.1.	– Veracity and Accuracy of the Documentary Records

The truthfulness and accuracy of the documentary information it is the responsibility of all. To keep records with true and precise data assures the reputation and credibility of Cenit and the compliance with the legal and regulatory obligations.

I am true and accurate when:

◦	I support with documentation the actual activities of the business

◦	I assure that all the reports and documents generated by me are true, complete, accurate, opportune and understandable, and that the same reflect the true nature of a transaction or activity.

◦	I never falsify a document

◦	I validate the information sent by me to others with the custodian of the data and with the authorized sources.

◦	I inform about any inaccuracy, illicit or fraudulent activity or things that go against Cenit’s ethics

2.2.	– Use of the assets of the Company

Each one, according to their position, is responsible for using and protecting the wealth and the goods of the company according to the function and destination thereof. Cenit’s goods are all the physical and immaterial tools that allow us to carry out our business, to guaranty safety and to work in deign conditions, regardless of whether they are our own or of third parties. Are examples of our goods:

◦	Our Reputation

◦	The Company’s money

◦	The Company’s Brand

◦	The information

◦	Confidential pr proprietary information

◦	Physical assets such as offices, bathrooms, cafeterias

◦	Production assets

◦	Computing systems and programs

◦	Field facilities

◦	Company vehicles

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◦	Photocopiers

◦	Among other

I use the company’s assets in an adequate manner when:

◦	I utilize the assets for the management of Cenit’s business and I avoid using them for activities other than those for which the company gives them to me

◦	I utilize the time of the work hours to develop and comply with my objectives and complying with the strategy goals

◦	I utilize Cenit’s brand according to the image and brand use manual and only in circumstances related to the achievement of the business’ goals.

◦	I identify Cenit’s benefit in the use of the goods of the Company

◦	I manage the contracts in an efficient manner, complying with their purpose and obligations, ensuring the standards and Cenit’s business model and seeing that the times established are met.

◦	I do not incur in expenses that are not absolutely necessary for the discharging of my duties and the strategic goals of the Company.

◦	I do not report travel or representation expenses in excess of the amount actually expended.

2.3.	– Adequate use of the Information

We recognize that the information is an intangible asset owned by Cenit and therefore we protect all of the Company’s data and use it to achieve the goals of our works and the management of the business.

We will have special care with Cenit’s information that is not publicly available, the privileged information and the private information of persons and or organizations.

I use the information in an adequate manner when:

◦	I deliver information to others only to achieve the goals and to manage the business. I enter into a protection agreement to prevent the undue use.

◦	I respect and make others respect the protection agreements entered into with contractors and suppliers.

◦
I do not give information that allows improving the negotiation positions regarding contracts, operations and in general any relationship with Cenit and I do not use privileged information to favor my own interest or the interest of third parties. We acknowledge that to do so is illegal and it can lead to legal action.

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◦	I respect the privacy, dignity and good name of all persons. I gather, use and process the data only with legitimate business purposes, in a responsible manner and complying with all applicable laws.

◦	I act according to the law applicable, the pertinent contractual obligations and the policies for the handling of information.

◦	I consult the policies for the protection of data, privileged data and privacy to obtain additional guidance and advice according to the company’s guidelines.

◦	I discuss business issues at Cenit. I do not talk of these issues in public places.

◦	I look after the relevant information of the business from my position and I get sure that business memory is built.

What do we understand as non – public information?

Cenit’s data is not public. The examples of non – public data include the data related to: employees, strategic and business plans, important changes in the presidency, mergers, technical specifications, proposals in progress, financial data, technological innovation, among other.

What do we understand as privileged information?

It is the information that allows improving the negotiation position regarding contracts, operations, relationships and in general any of Cenit’s relationships.

What do we understand as private information?

It is personal information of the persons and organizations that have relationships with Cenit and that it is protected by the privacy laws and the respect for persons.

Chapter 3.	– TRANSPARENCY BETWEEN MY INTEREST AND CENIT’S INTEREST

We decide and act in a transparent manner and pursuant to the best benefit of Cenit when we work for the Company.

A conflict of interest arises when a personal, financial or family relationship prevents us, as employees, contractors, suppliers or board members, to act in an independent manner to the best advantage of Cenit.

In a wide definition, there is conflict of interest in any action that must be carried out or decision that must be made by a person in the name or on behalf of Cenit or pursuant to activities or functions assigned by this Company (through

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competent persons); that may be to the benefit of the person acting or deciding, its spouse or partner, its relatives or a legal entity in which he / she, its spouse or partner, or its relatives have economic interest or discharge management or direction duties.

I act in a transparent manner when:

▪	I make objective and independent commercial decisions based on Cenit’s business goals:

▪
I proactively declare the conflicts of interest when I have participation or when I can have influence in the financial and operational decisions in contracting companies, Cenit’s suppliers or of any third party with which the company enters into an operation and I refrain from taking part in those decisions.

▪
I do not accept or request any kind of incentive that may affect my capacity to act in an independent manner and to the benefit of the Company. I acknowledge that it is illegal and it may lead to legal action.

▪	I maintain my independence and impartiality when I am responsible for negotiating on behalf of the Company

▪	I always follow the contracting guidelines applicable for the selection of suppliers and contractors

▪	I consult with my coworkers when I have doubts if any relationship could mean conflict of interest

▪	I assure that my familiarity or friendship does not affect my capacity to act in an independent manner and to the benefit of the Company. Besides, I ensure that it appears so.

▪
I make sure that my personal relationships with my coworkers do not affect my capacity to act to the best benefit of the Company. I base the work decisions in merit, rating, performance, skill and experience.

▪
I make objective commercial decisions to the benefit of Cenit. I follow the guidelines of rejection and acceptance of gifts, entertainment and dining and I do not allow the same to compromise my independence.

To safeguard the interest of the company and to guaranty the adoption of transparent and objective decisions to the benefit thereof, the Managers and any one that acts in the name and on behalf of Cenit or pursuant to activities or functions assigned by this Company (through the competent persons), must disclose any conflict of interest between their personal interest and the interest of Cenit when dealing with clients, vendors, contractors and any person that carries out or intends to carry out business with the Company or with companies in which it has participation or interest, directly or indirectly.

Therefore, in the event of a potential conflict of interest:

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a)	I will refrain from making decisions about the particular situation that generate the conflict of interest

b)	I will declare myself impeded in writing and my superior officer

c)
For those purposes, I will provide the information that allows the superior officer to make an objective decision, in particular the following: function that I carry out or that I will develop; identification of the persons with whom I have the bond that can interfere in the activity or decision; participation or interest of these persons in the performance or decision.

d)	The superior officer must assess the particular situation and make decisions in that regard.

If I am the superior officer of an officer and they report me a conflict of interest, I will act as follows:

a)
I will analyze the situation to determine whether or not if actually the situation posed is a conflict of interest. If in doubt, or require support in that regard, I will bring my concern to the Ethics Table to receive advice or support.

b)
If effectively there is potential conflict of interest, I will make the decisions that correspond to appoint the person that will replace, in a temporary manner and exclusively regarding the situation that generate conflict, to the person that incurs in that fact; in order to prevent or fix the conflict, respecting the right to work of the collaborator and the counterparty.

If I am a manager at Cenit:

a)
I will comply with the provisions of Item 7 of Article 23 of Law 222 of 1995, according to which “...the managers must act in good faith, loyally and with the diligence of a good businessman. Its activities will be complied to the interest of the company, taking into account the interest of its associates ...”

Conflicts of interest regarding contracting:

Regarding contracting, there will be conflict of interest, among other situations, when a person designated or appointed by Cenit:

▪
Is or will become Contract Manager, Contract Administrator or officer with payment powers, in the proceedings, execution and / or performance participate any of the following persons: spouse, partner, relatives within the fourth degree of consanguinity, second of affinity or first civil, its business partners, former bosses or former subordinates of the person in Cenit;

▪
Intervenes or will intervene in the assessment of a proposal in which any of the following persons take part: spouse, partner, relatives within the fourth degree of consanguinity, second of affinity or first civil, its business partners,

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former bosses or former subordinates of the person in Cenit or any of them that has interest in the proposal and in the contract that can be derived from t; or that is part of the work team offered for the execution of the contract that would be entered into;

▪
Must receive in a direct manner reports or any other type of deliverables from contractors in the work team of which the following persons take part: spouse, partner, relatives within the fourth degree of consanguinity, second of affinity or first civil, its business partners, former bosses or former subordinates of the person in Cenit or in which the same have an interest;

▪
Is or will be advisor in a selection process, contract or another contractual act in which the following persons are taking part: spouse, partner, relatives within the fourth degree of consanguinity, second of affinity or first civil, its business partners, former bosses or former subordinates of the person in Cenit or in which the same have an interest;

▪
Is or will be the liquidator of a contract in which the following persons have an interest: spouse, partner, relatives within the fourth degree of consanguinity, second of affinity or first civil, its business partners, former bosses or former subordinates of the person in Cenit

Paragraph: in the case of former subordinates or former bosses, the situation will have to be reviewed in each case, in the light of what is legally considered as Conflict of Interest.

Consanguinity Decrees:

Affinity Degrees:

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Where:
Empleado     = Employee
Hermanos     = Siblings
Sobrinos     = Nieces and nephews
Cónyuge    = Spouse
Abuelos    = Grandparents
Padres    = Parents
Hijos        = Children
Tíos        = Aunts and Uncles
Primos    = Cousins

Gifts, Courtesies and Entertainment

Cenit acknowledges that, in our medium, the exchange of attentions or courtesies is a social practice common in the business environment, usually done to strengthen the links with the stakeholders. These situations, however, must be managed within the parameters determined by Cenit as acceptable, which is to say that do not create a sense of obligation or preferential treatment with the third party involved that may generate potential conflicts of interest or breach of the national or international anti – corruption laws.

Cenit’s employees are not authorized to offer or give presents, attentions or courtesies directly or through third parties to persons that represent Stakeholders, with the exception of attentions or promotional objects clearly identified, the commercial value of which is not representative. This prohibition

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is not extended to the members of the worker’s family to the first consanguinity, affinity and civil degree.

It is construed as gifts, attentions or courtesies, the goods or benefits that are given or received to or from a third party, who receives them without paying anything as consideration thereof. This includes: tangible or intangible assets, such as services, training, discounts, loans, advantageous conditions to obtain a product or service, prize, travel, transportation, tickets to concerts or other leisure events, shares, the utilization of vacation facilities or recreational plans.

In case that the goods have a clear identification of promotion of a service or the name of an organization, the same are deemed as promotional.

It is considered that a gift, courtesy or attention is representative if its value exceeds one fifth of one minimum legal monthly salary in force (SMMLV) in Colombia or its equivalent in other currency.

Cenit’s employees cannot, regarding any person or the relative of such person, or any entity or Stakeholder that seeks to do business with Cenit:

a)
To give or accept, directly or through a third party, any gift or attention, as the same can be perceived as a manner to influence the decision that Cenit’s worker has taken or that is going to take, generating a potential conflict of interest;

b)	To give or accept, directly or through a third party, money in cash or in kind in any amount;

c)	To request or impose, directly or through a third party, courtesies, benefits, favors or gifts of the third parties with which it has a relationship.

All the gifts or attentions received must be returned to the third party. If it is not possible to return it for cultural or other reasons (in some cultures the return of a gift can be considered as an insult), a donation must be made to a non – profit entity, reporting the activity done to the Ethics’ Table

Some of the articles that can be accepted without prior authorization include low cost gifts such as diaries, pens, calendars, mugs, caps or small promotional items.

Chapter 4.	– GOOD RELATIONSHIPS AMONG OURSELVES

We treat the others with respect and honesty at all times, as we would like to be treated. We value the differences and the diversity between the persons of all regions in which we carry out our business.

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The employment decisions are based on business reasons, such as competencies, talents, achievements, communication styles and the compliance with the local and national labor laws.

I act with respect and promote good relationships when:

▪	I respect the life and dignity of all persons, acknowledging and accepting the diversity and condition of each one (stakeholders)

▪	I do not carry out abusive conducts, harassment or offensive conducts of any nature (verbal, physical or visual).

▪	I do not make demeaning comments that may disrespect diversity and the differences of gender, race, sexual orientation or ethnical characteristics, among other things.

▪	I do not make insinuations or comments of a sexual nature

▪	I promote friendliness’ relationships avoiding selfish conducts that dissociate and may mean harming a coworker.

▪	Inform, with arguments and evidence, any harassment to me or to others, if such is the case;

▪	I keep the workplace safe through the compliance with the rules and practices related to the health and safety in my own care and in the care of others.

▪	Do not use any substance that may prevent the safe and efficacious performance of my duties;

▪	Respect the time, the work and the knowledge of any person that is part of the business;

▪	Acknowledge and accept the uses, traditions and customs of the communities with which I interact.

Chapter 5.	– RESPECT FOR THE ENVIRONMENT

Our business takes place in environments characterized by cultural, social and ecological diversity. Cenit protects the environment and establishes trust relationships with its stakeholders.

I respect the environment when:

▪	I look after the environment and refrain from taking actions that may endanger the stability of the eco – systems;

▪	Comply with the environmental standards and ensure their compliance;

▪	Follow all procedures to ensure the compliance with the environmental standards;

▪	Acknowledge, accept and respect the diversity in the zones in which we have operations;

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▪	Give example to my coworkers, contractors and suppliers of the respect for the environment and for our stakeholders.

▪	I make sure that compliance with this Ethics’ Code, Cenit’s Cornerstones and Relationship Principles are a condition of any relationship;

▪
I relate with the stakeholders through organizations to facilitate that the interaction is orderly and institutional. I am always aware of the fact that I represent Cenit as organization in the dialogs and actions carried out with the stakeholders.

▪	I treat our stakeholders in the same way in which I expect to be treated, complying with the promises and honoring the Relationship Principles.

Chapter 6.	– LEGITIMACY IN CENIT’S NEGOTIATIONS

The nature of the hydrocarbons’ business requires us to interact with national, regional and local authorities and that we negotiate with our suppliers, contractors and operation partners.

All our relationships are governed by the Relationship Principles and by the legal standards applicable.

I act with legitimacy when:

▪	I ensure that I know, understand and observe the standards that are applicable to the Company from my position and responsibility.

▪
I utilize the legal paths for the relationships with the stakeholders. I do not offer incentives to government officials, contractors or illegal groups, either directly or indirectly, to influence a discretional decision. I acknowledge that it is illegal and that it may lead to legal actions.

▪	I do not use my position in the company to get involved in, do politics or obtain something in return.

▪	I always carry out honest and transparent negotiations with the Stakeholders and I treat them with honesty and respect.

▪	I do not take part in or legitimate disloyal, deceitful or confuse commercial practices.

▪	I comply with the competition laws applicable in the countries in which we do business.

▪	I develop my competitiveness respecting and promoting the standards of the hydrocarbons’ industry.

Chapter 7.	– COMMITMENT WITH THE COMPLIANCE WITH THE CODE

7.1.	– Signature of the Commitment

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All the employees and board members signed an acknowledgement form that ratifies that we have read the ethics’ code and that we accept to comply with its provisions.

We will make similar acknowledgements in a periodic manner.

The managers and inspectors of the Contract ensure that their contractors and suppliers know and understand this code as guide and duty in the development of the commercial activity. For such purposes, the contracts will include the clauses that guarantee that the contractors and suppliers accept to know and abide by the Ethics Code, which will be integral part of the respective contracts.

Not to read the ethics code or not to sign the acknowledgement form is not an excuse to breach or violate it.

The compliance with this Ethics’ Code is mandatory. The inobservance of the provisions of this code will lead to the relevant disciplinary actions that could even lead to the termination of employment, without prejudice to the legal actions (civil, administrative and / or criminal) applicable.

7.2.	– Guidance Responsibility

To generate a space of conversation, learning and denouncement, Cenit has a channel to build and ratify, all together, our ethical performance in the development of the business.

This space is called the “Ethical Channel”, which is available for those who wish to take part. All queries are confidential, even for the members of the Ethics’ Table. The Technical Secretary will see to the protection of the identity of those making questions (See procedure for the Management of Complaints).

Also, Cenit is committed with the diffusion, implementation and guaranty of the sustainability of the ethical practice in its entire performance, and that is why we have an “Ethics’ Table” which is made up by (a) the President, (b) a representative of the internal audit, (c) a representative of the legal area, (d) a representative of social responsibility and (e) a technical secretary.

The functions of this “Ethics Table” will include:

▪	To see to the compliance of the Ethics Code;

▪	To see that the channel is a confidential and independent channel for the use of employees, board members, contractors and suppliers.

▪	To ensure a suitable management of the “Ethics Channel” as a space of conversation around ethics in the day to day activities.

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▪	To ensure that the organization documents and communicates the lessons learned and better ethical practices at Cenit

▪	To define the support resources to ensure the pedagogy and sustainability of ethics within Cenit.

▪	To recommend, in a reasoned manner, about the ethical faults according to the Denouncement Management Procedure.

7.3.	– Let’s Talk

If you have concerns, doubts, concerns or dilemmas about the ethical performance, please remember that you can ask your coworkers, president, managers or directors for advice and support.

If you want to denounce an ethical fault, use the form established for these purposes in the Denouncement Management Procedure.

The company guarantees the access of suppliers and contractors to the “Ethics Channel” to file complaints, ethical dilemmas and / or consultation, assuring the impartiality, safety and confidentiality.

7.3.1.	Answer of concerns, doubts, dilemmas

The communications sent to the “ethics’ channel” will be answered in a prudent time, delivering elements of judgment, questions and information that help the person making the question to make a decision.

The ethics channel will be managed by an external third party, expert in business ethics’ issues, which guarantees impartiality, safety and confidentiality.

Chapter 8.	– VALIDITY

This Ethics Code is in force as from its approval by Cenit’s board of directors.

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